As filed with the U.S. Securities and Exchange Commission on October 20, 2023.

No. 333-273429

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________

AMENDMENT NO. 4
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________________

INNO HOLDINGS INC.

(Exact name of registrant as specified in its charter)

__________________________

Texas	3317	87-4294543
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2465 Farm Market 359 South
Brookshire, TX 77423
(800) 909-8800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________________________

Dekui Liu
2465 Farm Market 359 South
Brookshire, TX 77423

(800) 909-8800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________

Copies to:

Michael J. Blankenship Winston & Strawn LLP 800 Capitol Street, Suite 2400 Houston, TX 77002 United States Telephone: (713) 651-2678	William S. Rosenstadt Mengyi “Jason” Ye Yarona Yieh Ortoli Rosenstadt LLP 366 Madison Avenue 3rd Floor New York, NY 10017 (212) 588-0022

__________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated OCTOBER 20, 2023

PRELIMINARY PROSPECTUS

INNO HOLDINGS INC.

2,500,000 Shares of Common Stock being offered by the Company
1,386,990 Shares of Common Stock being offered by the Selling Stockholders

This is an initial public offering of 2,500,000 shares of common stock of INNO HOLDINGS INC., of no par value, and the registration of an additional 1,386,990 shares of common stock held by selling shareholders.

It is currently estimated that the initial public offering price per share will be between $4.00 and $5.00. We have selected the lowest price of $4.00 per share for use herein as the estimated actual sales price for our shares for purposes of calculation of estimated use of proceeds, estimated dilution and other matters in this prospectus. We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “INHD,” which listing is a condition to this offering. There can be no assurance that we will be successful in listing our common stock on the Nasdaq Capital Market.

Prior to this offering, there was no public market for our common stock. Of the total securities being offered under this prospectus, INNO is offering 2,500,000 shares. The selling stockholders named in the section entitled “Selling Stockholders” in this prospectus (the “Selling Stockholders”) are offering 1,386,990 shares. No shares offered by the Selling Stockholders will be sold until after our common stock has begun trading on the Nasdaq Capital Market (but see below).

Following this initial public offering, assuming no exercise of the underwriters’ option to purchase additional shares, Dekui Liu, the Company’s Chief Executive Officer, Director and Chairman, will beneficially own 60.8% of the Company’s outstanding common stock. Accordingly, INNO will be a “controlled company” as defined under the corporate governance rules of Nasdaq. See “Management — Controlled Company” and “Description of Securities.”

We intend to use the proceeds from this offering to increase marketing capabilities, increase production capacity, expand research and development, and other working capital and general corporate purposes, including working capital. See “Use of Proceeds.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 18 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Start-ups Act of 2012 (the “Jobs Act”), and we have elected to comply with certain reduced public company reporting requirements.

	Per Share	Total
Initial public offering price	$4.00	$10,000,000
Underwriting discounts and commissions(1)	$0.28	$700,000
Proceeds, before expenses, to us(2)(3)	$3.72	$9,300,000

____________

(1)      Represents underwriting discount and commissions equal to 7.0% of the initial public offering price per share (or $4.00 per share).

(2)       Does not include an accountable expense allowance of up to $250,000 from the gross proceeds of this offering payable to AC Sunshine Securities LLC. See “Underwriting” beginning on page 105 of this prospectus for a description of all compensation payable to the underwriters.

(3)      Does not include a nonaccountable expense of 1.0% from the gross proceeds of this offering payable to AC Sunshine Securities LLC. See “Underwriting” beginning on page 105 of this prospectus for a description of all compensation payable to the underwriters.

In addition to the underwriting discounts listed above and the expense allowance described in the footnote, we have agreed to issue upon the closing of this offering to AC Sunshine Securities LLC warrants that will expire on the fifth anniversary of the date of the commencement of sales of the offering, entitling the representative to purchase 7.0% of the number of shares of common stock sold in this offering. The warrants are exercisable at a per share price equal to 120% of the public offering price per share in the offering. The registration statement of which this prospectus is a part also covers the underwriters’ warrants and the common shares issuable upon the exercise thereof. For additional information regarding our arrangement with the underwriters, please see “Underwriting” beginning on page 105.

We have granted the representative of the underwriters an option to purchase from us, at the public offering price, up to 375,000 additional shares of common stock (equal to 15% of the shares sold in this offering), less the underwriting discounts and commissions, within 45 days from the date of this prospectus to cover overallotments, if any. If the representative of the underwriters exercises the option in full, the total underwriting discounts and commissions payable will be $805,000, and the total proceeds to us, before expenses, will be $10,695,000.

The underwriters expect to deliver the shares against payment on or about [•], 2023.

The date of this prospectus is October 20, 2023

Through and including [•], 2023 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. Neither we nor the underwriters have authorized any other person to provide you with information that is different from, or adds to, that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters take responsibility for, or can provide assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus or any free writing prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations, and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction in which such offer is unlawful.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this public offering and the distribution of this prospectus applicable to that jurisdiction.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

i

ABOUT THIS PROSPECTUS

Throughout this prospectus, unless otherwise designated or the context suggests otherwise,

•        all references to the “Company,” “INNO,” the “registrant,” “we,” “our,” or “us” mean INNO HOLDINGS INC. and its subsidiaries;

•        “year” or “fiscal year” means the year ending September 30;

•        all dollar or $ references, when used in this prospectus, refer to United States dollars;

•        “framing” means the process of connecting building materials together to create a structure;

•        “stud” means a vertical framing member which forms part of a wall or partition, also known as a wall stud, a fundamental component of frame construction.

•        “truss” means a web-like roof design that uses tension and compression to create strong, light components that can span a long distance;

•        “joist” means a horizontal structural member used in framing to span an open space, often between beams that subsequently transfer loads to vertical members;

•        “cold-formed steel” or “CFS” or “light-gauge steel” or “LGS” means steel products shaped by cold-working processes carried out near room temperature, such as rolling, pressing, stamping, bending, etc.;

•        “turnkey cost” is the total cost that must be covered before a product or service is ready to be sold and used by consumers;

•        “prefab” means a building manufactured in sections to enable assembly on site.

MARKET DATA

We are responsible for the information contained in this prospectus and the registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission, of which this prospectus constitutes a part. Market data and certain industry data and forecasts used throughout this prospectus were obtained from market research, consultant surveys, publicly available information, reports of governmental agencies, and industry publications and surveys. We did not commission any third party for collecting or providing data used in this prospectus. Industry surveys, publications, consultant surveys, and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. Third-party projections may be overstated and should not be given undue weight. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not know what assumptions regarding general economic growth were used in preparing the forecasts we cite. Statements as to our market position are based on the most current data available to us. While we are not aware of any misstatements regarding the industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of our business and our securities. The reader should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.” Some of the statements contained in this prospectus, including statements under “Summary” and “Risk Factors” as well as those noted in the documents incorporated herein by reference, are forward-looking statements and may involve a number of risks and uncertainties. Our actual results and future events may differ significantly based upon a number of factors. The reader should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

Solely for convenience, our trademarks and trade names referred to in this registration statement may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert to the fullest extent under applicable law our rights to these trademarks and trade names. All other trademarks, service marks, and trade names included in this prospectus are the property of their respective owners.

Our Company and Mission

INNO HOLDINGS INC. (“INNO,” “we,” “us,” or “Company”) is an innovative building-technology company with a mission to transform the construction industry with our proprietary cold-formed steel-framing technology and other building innovations. INNO recognized the inherent inefficiency and waste in traditional lumber-based construction techniques and sought to develop steel-based construction technologies to solve the problems. INNO takes its name from “innovation” and is committed to the research and development of steel studs/tracks/headers, providing higher performance and greater efficiencies in all aspects of construction, making better structural solutions for both commercial and residential buildings, resulting in substantial labor cost savings, in our view. The Company’s products are created using a combination of intelligent machines and cutting-edge techniques to provide an optimal design solution of framing for engineers, builders, and construction companies. We are currently a manufacturer of cold-formed-steel members and we offer a full range of services required to transform raw materials into precise steel framing products and prefabricated homes. We sell these finished products either to businesses or directly to customers. The finished products and cold-formed-steel members are used in a variety of building types, including residential, commercial, industrial, and infrastructure. We hope to transform the building industry by reducing construction times while providing more affordable, environmentally sustainable, and durable solutions compared to traditional construction materials and methods. We believe we are also well positioned to disrupt the construction industry, which now accounts for $10 trillion of the global economy.

We work with our customers to manufacture products in accordance with the customers’ drawings and specifications. Our work complies with specific national and international codes and standards applicable to the construction industry. We believe that we have earned our reputation through outstanding technical expertise, attention to detail, and a total commitment to excellence in customer service.

Our primary manufacturing operations are located on approximately five acres in Brookshire, Texas. Our facility houses state-of-the-art equipment that gives us the capability to manufacture 15,000 linear feet of product per day. We offer a full range of services such as structural designs, metal stud production, and preassembly of metal studs into steel wall panels, which are required to transform raw materials into finished products that are compliant with local building codes. Our manufacturing capabilities include fabrication operations, such as cutting, punching, forming and assembling, and machine operations, which includes computer numerical controlled (“CNC”) machine operations. We also provide support services for our manufacturing capabilities: manufacturing engineering (planning, fixture and tooling development, and manufacturing), quality control (inspection and testing), materials procurement, production control (scheduling, project management, and expediting), and final assembly.

All manufacturing at our facility is done in accordance with our written quality assurance program, which meets specific national codes as well as international codes, standards, and specifications. For example, we have ICC-ES evaluation reports (ESR-4641) that show that our cold-formed steel-framing members are compliant with the 2018 and 2015 International Building Code (“IBC”), 2019 California Building Code (“CBC”), and 2020 Florida Building Code. The standards used for each customer project are specific to each customer’s needs, and we have implemented those standards into our manufacturing operations.

Revenue increased 49.9% to $4,502,568 for the fiscal year ended September 30, 2022 as compared to $3,003,624 for the fiscal year ended September 30, 2021, and declined 86% to $501,672 for the nine months ended June 30, 2023 as compared to $3,281,839 for the nine months ended June 30, 2022. We incurred a net loss of $1,008,662 for the fiscal year ended September 30, 2022 as compared to a net loss of $105,996 for the year ended September 30, 2021, and a net loss of $2,971,728 for the nine months ended June 30, 2023 as compared to a net loss of $569,684 for the nine months ended June 30, 2022. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further discussion.

Major Drivers of INNO’s Business Opportunity

The traditional construction industry is labor intensive and suffers from a skilled labor shortage, which increases overall labor costs and contributes to inefficiencies in the construction process. Our steel-framing technology can decrease construction times by 50% or more by prefabricating panels and can reduce labor costs proportionately due to reduced construction timelines. Our intelligent CNC cold-formed roller machine automatically punches the holes for Mechanical, Electrical and Plumbing (MEP) channels eliminating many steps at the job site, compared to traditional onsite manual measurement and cutting procedures. INNO is dedicated to bringing automation to the construction industry to solve the overreliance on a declining supply of expensive, skilled labor.

Construction Site

Source: INNO

Reducing the need for on-site customization found in traditional construction processes is not only more profitable, it can decrease the risks associated with an inherently dangerous workplace. According to Frommer D’Amico, “10 Top Hazards In a Building Site”, nearly 6.5 million people go to work at approximately 252,000 construction sites across the U.S each day. On the job, these construction workers face a wide range of occupational safety hazards. Heavy equipment, bad weather and chaotic job site conditions can create dangerous situations. INNO typically manufactures metal studs and prefab wall panels, joists, and trusses within our indoor facility, unaffected by weather. The final products delivered to the jobsite are assembled wall panels, joists and trusses, which means almost 70% of structure framing work has been completed before it gets to the construction site where the remaining tasks are to erect and connect the pieces. A construction jobsite using INNO framing products is typically very clean and organized due to a lack of cuttings and debris, which reduces the risk of safety hazards. We anticipate that cold-formed steel-framing technology will ultimately replace wooden and traditional steel structures and we believe it is a big step forward in construction industry.

Construction site

Source: INNO

We are bringing sustainability to the market by replacing traditional wooden structures with cold-formed steel framing, allowing for the reduction of material waste — an average of 2% of steel scrap versus ~20% for wood waste. All steel scrap is 100% recyclable, which we support through our recycling operations. Many businesses are seeking actions that demonstrate sustainability, and steel is uniquely environmental-friendly in its reuse, giving us an edge in Leadership in Energy and Environmental Design (“LEED”) certifiable products and projects.

Scrap Metal Recycling Bin

Source: INNO

We are constantly striving to produce lasting results within the building technology sector. With increasingly evolving technological advancements in the industry, our objective is to continue staying ahead of the curve by focusing our ongoing research and development on cold-formed steel framing with an emphasis on architectural and engineering technologies. Our cold-formed steel-framing system increases building and labor savings by integrating each stage of the construction process with Building Information Modeling (“BIM”), which is a highly collaborative process that allows architects, engineers, real estate developers, contractors, manufacturers, and other construction professionals to plan, design, and construct a structure or building within one 3D model, to establish a common data environment, ensuring INNO delivers the final products with the minimum amount of rework needed.

BIM Model

Source: INNO

Off-site building is a technique in which a building or an infrastructure is planned and designed in a modular format. Those modules are fabricated offsite in a factory. Once fabricated, those modules are transported to the site and are installed together to finalize the structure. According to the Allied Market Research published report, titled “Offsite Construction Market by Material (Steel, Wood, Concrete, and Others) and Application (Residential, Commercial, and Industrial): Global Opportunity Analysis and Industry Forecast, 2021-2030”, the global Offsite Construction industry generated $130.4 billion in 2020, and is anticipated to generate $235.4 billion by 2030, representing a CAGR of 5.9% from 2021 to 2030. The rapid rise in urbanization and industrialization, increase in the pace of construction, high efficiency of offsite building is driving the growth of this market. The North America off-site construction market size was valued at $49.5 billion in 2021, and is projected to reach $80.9 billion by 2031, representing a CAGR of 4.9% from 2022 to 2031.

In its 2016 article titled, “Imagining Construction’s Digital Future,” McKinsey & Company noted that large construction projects typically take 20% longer to complete than projected and are up to 80% over budget. The article noted that developers are searching for “… off-site approaches that help them improve predictability, consistency, and repeatability.” The article also highlighted that developers can leverage off-site capabilities “… to transform the construction site into a manufacturing system. The result: greater efficiency, less waste, and improved safety.” Off-site construction is one of the five key trends discussed in the article in which we believe INNO participates, Due to our efficient production model, environmentally sustainable solutions, and superior product quality, believe we also participate the other four trends discussed, including green construction; cost efficiency; supply chain agility; and improved durability and strength).

We are leveraging the trend toward off-site and modular building techniques to increase productivity, reduce errors on-site, and decrease construction costs. As the market continues to move toward panelized building, we anticipate having an edge in the industry as a large-scale pioneer and building industry leader with our cost-reducing, time-saving, and quality solutions.

Our Products

Cold-Formed Steel Framing

Cold-formed steel is the material of choice to lower building costs and adapt to modular or off-site building. It is consistent in quality and form, and it can be shipped preassembled or it can be assembled on-site by workers with little training. Our steel roof trusses, wall panels, and joist systems are a cost-effective noncombustible alternative to traditional building materials. They are now commonly used to build apartments, hotels, temporary housing, nursing homes, commercial buildings, industrial buildings, and single-family detached homes. These types of structures are expected to be the targets of our Company’s sales and marketing team.

Our proprietary cold-formed roller machines are equipped with proprietary software, which optimizes production efficiency and supports individual part customization to ensure each cold-formed-steel member is produced to the exact specifications of the plans. Our intelligent machines can precisely cut and punch out steel studs, leaving channels for the mechanical, electrical, and plumbing designs. We arrive at an accurate, comprehensive, and information-rich design model with the utilization of light-gauge steel-framing engineering software, which creates a digital model of the project that includes all functional systems, geometric features, and aesthetics, such as electrical wiring, air conditioning, doors, and windows. The light-gauge steel-framing engineering software is a shared multidisciplinary resource that allows collaborators to achieve maximum efficiency and effectiveness by compressing design lead time. We have created a full BIM solution that instructs our advanced cold-formed roller machines to produce each steel-framing piece to certain specifications.

INNO Cube 300 CNC Machine

Source: INNO

Metal Studs Manufactured by INNO’s CNC Machine

Source: INNO

After the design phase, our top-quality raw materials are processed on several production lines, each with made-to-order specific dimensions, screw holes, and cross-cut stitching. These customizations reduce the need for on-site manual calculations and simplify the assembling steps, both of which increase construction efficiency and reduce labor costs. All steel-framing products produced by our Company are International Code Council (ICC) certified. The International Code Council is the leading global source of model codes and standards and building safety solutions that include product evaluation, accreditation, technology, training, and certification. The Code Council’s codes, standards, and solutions are used to ensure safe, affordable, and sustainable communities and buildings worldwide.

Our modular steel building framing systems avoid construction delays caused by partial or unsynchronized delivery of different building components. By breaking away from the methods of traditional stick-built building, our customers report that their construction timelines have been reduced at least by 20%.

Castor Cube

Due to high housing prices, some are having difficulties purchasing a home. Housing market trends have shown a gradual preference for modular homes, which is a prefabricated building that consists of repeated sections called modules, and involves constructing sections away from the building site, then delivering them to the intended site where the installation is completed. We believe demand for prefab homes is on an upward growth trend in the United States. According to the Straits Research Institute, North America’s share of the global modular building market was valued at $28 billion in 2021 and is expected to grow to $53 billion by 2030, representing a CAGR of 7%. According to the summary of an IBISWorld report titled, “Prefabricated Home Manufacturing in the US — Market Size 2002-2029,” the prefabricated home manufacturing market size in the U.S. is expected to be $9.1 billion in 2023. We expect to capitalize on this trend by providing high-quality and affordable modular homes.

Most consumers are drawn to prefab homes because of their cost-effectiveness, efficiency, and permanent property characteristics. Castor Cube is a low-maintenance, single-story, 743-square-foot manufactured home with 4 color options that can resist earthquakes, withstand winds, and prevent pests. It is a cold-formed-steel building system equipped with honeycomb panels, and it is designed to maximize the strength-to-weight value. As a result, it yields high structural stability. Castor Cube can be built on a foundation or used as a mobile home.

The Castor Cube can be built on a foundation steel chassis, which can be single or used as a mobile multi-sectioned. We anticipate that this modular home product will be completely constructed within our facilities starting in the fourth quarter of 2023. Once built, it will be transported to permanent locations for installation. The timeline for product delivery is not affected by weather since it will be manufactured in our 100% climate-controlled factory. Furthermore, we expect that streamlined building process will shorten the completion time. We anticipate being able to produce up to one Castor Cube per day beginning in the fourth quarter of 2023. We believe the Castor Cube demonstrates the effectiveness of our Company’s modular technique.

Castor Cube Rendering

Source: INNO

Mobile Factory: Off-site Equipment Rental, Sales, Service, and Support

We believe innovative technology can increase productivity in the building sector. Research and development of more efficient methods in the manufacturing and building space is at the forefront of our business model.

Our Mobile Factory is an all-in-one, secured production facility that will produce steel-framing members onsite. It can print wall panel, floor truss, and roof truss components. The size is customized for a trailer, which enables it to be transported anywhere, ranging from metropolitan suburbs to remote areas with little to no infrastructure. It is designed to enable immediate stud production on any site.

Our Mobile Factory is complete with metal stud production equipment and a diesel generator. This generator can supply continuous power to our cold-formed roller machine. The production capacity of our Mobile Factory is at least 1,000 linear feet per day. We believe this innovation is the good solution for urgent deployment in disaster areas or remote areas. It is designed to reduce the cost and time of transportation of metal studs, which we believe can drive a lower carbon footprint for larger projects.

Mobile Factory Illustration

PAINT
7845(AFTER APPLICATION)
PAINT
(AFTER APPLICATION)
1151
920
PAINT
207
INNO
1543
CASTOR
INNO METAL STUDS CORP
1015
50
640
100
1120
CONTAINER BLUE COLOR: RAL 5015
LIGHT
REAR
2585(AFTER APPLICATION)
UV INK-JECT PRINT ON CLEAR MATERIAL
5160(AFTER APPLICATION)
2279
INNO METAL STUDS CORP
CASTOR
1015
50
PAINT
CONTAINER RED COLOR: RAL 3020
LEFT
FRONT
ROOF

Source: INNO

Image of Mobile Factory

Source: INNO

The Mobile Factory is operated and managed by Internet of Things (“IoT”) technology, a network of physical objects that are embedded with sensors, software and other technologies for the purpose of connecting and exchanging data with other devices and systems over the internet. INNO developed its proprietary IoT production management system independently. The system controls equipment and manages the Mobile Factory via a dashboard, allowing the user to gain a comparative understanding of production parameters, such as operation data, machinery breakdown data, uptime data and production efficiency.

IoT Production Management System

INNO STEEL STRUCTURE RESIDENTIAL DASHBOARD
Production statistics
Equipment status view
740121
Total output
802.99
Total running time
146.73
Total output
Order distribution map
0 0 4 0 9
Issue statistics
Internet Of Things
Production trend in the past six months

Source: INNO

Related Services

We may from time to time participate in land development and contractor services if an opportunity exists to leverage our products. Specifically, we have evaluated the development of apartment complexes, retirement communities, and remodels for projects that would incorporate our metal framing studs. For example, we have agreed to provide project development services for our contract with Vision Opportunity Fund LP, partially owned by a minority shareholder of the Company, related to the development of an approximately 110,000 sqft retirement community.

Our Customers

We serve commercial, residential, and industrial customers. For the cold-formed steel-framing business, the sales model is business-to-business, and our main customers are developers, builders, and contractors. For the Castor Cube prefab home products, the sales model is expected to be either business-to-business or business-to-customer.

Our Competitive Strengths

Technology Innovations

We believe our innovative products simplify construction, lowering the time and complexity to build, while also delivering more affordable, environmentally sustainable, and durable solutions compared to traditional construction. INNO is committed to remaining a pioneer in the industry by constantly researching and developing new technologies while focusing on regulations, equipment autonomy, design technology, production efficiency, coordinated transportation, and remote production. In this way, INNO aims to have the most advanced and comprehensive technology in the industry; we view our technology development as a significant barrier for competitors.

A significant competitive strength in our research and development capability is the Inno Research Institute, LLC, a subsidiary of INNO (“IRI”). Led by our Chief Scientist, Dr. Cheng Yu, IRI focuses on patentable innovative products and commercializing research discoveries. Dr. Yu is a leading figure in the cold-formed steel industry in the U.S., committed to bringing innovation in the field of thin-walled structures, cold-formed steel building technology, and design methodology for resilient buildings.

Fully Integrated Manufacturing Process

Compared to other traditional metal stud manufacturers, INNO differentiates itself by integrating services from design to metal stud production to prefabrication, utilizing off-site building technology to reduce the need for on-site framing labor. This approach allows INNO to streamline the production process, increase efficiency, and reduce dependency on labor. By implementing off-site building technologies, INNO is able to prefabricate and assemble many components of the building in a factory setting, which can lead to improved quality control, faster construction times and reduced on-site labor costs. This approach allows INNO to be a leader in the metal studs manufacturing industry in the U.S. and set a new standard for the building industry.

Compared to other prefab home companies, INNO sets itself apart by making an innovation in the overall structure system and developing its own patent-pending panel material for faster installation. Unlike prefab home competitors who still use traditional wood-stick construction or other methods, such as 3D printing, which may not be as efficient, INNO’s patent-pending panel material and overall structure system allows for fast installation, high-quality, improved efficiency, and guaranteed delivery times. This allows INNO to offer a cost-effective, high-quality solution for the prefab home market.

Rising Cost of Traditional Wood Construction Favors Transition to Steel

Utilizing INNO’s off-site building technology can significantly reduce overall construction costs, even when compared to wood building. The past several years of western wildfires in the United States have had a significant impact on lumber stocks and mills, leading to disruptions in supply and fluctuations in lumber prices. A study by the Steel Framing Industry Association (SFIA) indicates that the cost to build with cold-formed steel is relatively the same as building with wood when the cost comparison includes the construction insurance premiums associated with using the materials. As the price of wood no longer provides a cost advantage, alternative building materials like steel have become increasingly popular in the market. By leveraging its off-site building technology, INNO is able to offer a cost-effective solution that takes advantage of the cost benefits of steel buildings while also providing faster and more efficient construction.

We are keeping our prices at a competitive level with the cost of wood construction. In a recent internal case study, we found that INNO’s products delivered real-world cost-savings of 8-16% compared to wood framing. This study compared our solution against wood for a 2,2663 sqft. home built in 2022, for which we supplied materials. Based on fully quoted materials and estimated labor and insurance costs, we estimate the contractor saved 16% by using INNO products compared to wood framing. For the “low” scenario, we recently requested updated wood bids and used the lowest one; in this case, we estimate that INNO products would have provided the contractor with 8% savings.

Market Opportunity

We believe we compete in a $40 billion+ U.S. based market opportunity in 2023.

Light-Gauge Steel-Framing Market

In concept, cold-formed-steel building structures are very similar to wooden structures. In steel building, the wooden structural elements are replaced by thin-walled steel components. The cold-forming process is the core technology used. By our estimates, the U.S. light-gauge steel framing market should be roughly $6B in 2023.

According to the report released by Grand View Research in 2020, titled “Light Gauge Steel Framing Market Size, Share & Trends Analysis Report By Type, By End-use, By Region, and Segment Forecasts, 2021-2028”, the global light-gauge steel-framing market was valued at $33.89 billion in 2020 and is expected to reach $48.21 billion by 2028, growing at a CAGR of 4.6% from 2021 to 2028. The substantial rise in construction spending and a shift in trend toward sustainable materials have contributed to higher energy efficiency at a lower cost, in turn driving the market demand for light-gauge steel frames. According to KBV Research’s report released in February 2022, titled “North America Light Gauge Steel Framing Market Size, Share and Industry Trend Analysis Report By Type, By End Use, By Country, Historical Data and Growth Forecast, 2021-2027,” the U.S. market has dominated the North American cold-formed steel-framing market, and it is expected to continue to be a dominant market player until 2027; thereby achieving a market value of $7.2 billion by 2027.

According to the summary of an IBISWorld report titled, “Wood Framing in the US — Market Size 2005-2029,” the wood framing market size in the U.S. is expected to be $24.9B in 2023. Since the wood structures could be replaced by cold-formed-steel structures, INNO’s target market size includes the wood-framing market.

Prefabricated Building Market

According to the summary of an IBISWorld report titled, “Prefabricated Home Manufacturing in the US — Market Size 2002-2029,” the prefabricated home manufacturing market size in the U.S. is expected to be $9.1B in 2023. According to the report released by Global Industry Analysts, Inc, titled “Prefabricated Building Global Market Trajectory & Analytics”, the global prefabricated building market, estimated at $106.1 billion in the year 2020, is projected to reach a revised size of $164.1 billion by 2027, growing at a CAGR of 6.4% over the analysis period of 2020 through 2027. According to Straits Research Institute, the U.S. modular home market is projected to be valued at $53 billion in 2030.

Prefabricated houses are those that are built with the help of prefabricated building materials. These building materials are prefabricated in an off-site facility and then transported to the desired location for assembly. The building materials used to develop prefabricated houses are divided into concrete-based and metal-based materials. The market is being driven by factors such as shorter construction times and cost savings. The market is also benefiting from increased customer interest in reducing CO2 emissions, green building, and waste reduction.

Regulatory and Governmental Pressures for Change

President Biden’s Executive Order 14057 on the adoption of the federal Sustainable Development Catalyst for America’s Clean Energy Industry and Jobs and the accompanying federal Sustainable Development Plan establish the ambitious goal of achieving zero emissions from building by 2045. The federal government will work on new construction, major renovations, and existing real estate to achieve linked electrification, reduced energy use, lower water consumption, and waste reduction. The federal government will develop data-driven targets and annual indicators for energy and water reduction by 2030 based on leading performance benchmarks for building type categories and the composition of institutional building portfolios. As part of this journey, the federal government will use performance contracts to reduce emissions, improve efficiency, and modernize facilities while providing financial savings.

In 2021, the Los Angeles City Council Public Safety Committee approved a proposal to expand Fire District I, an anachronistic planning overlay that would effectively ban wood-frame building in much of the city. The motion currently winding its way through the City Council would expand Fire District I to neighborhoods with a population density of 5,000 residents per square mile, among other areas. With nearly all of Los Angeles comfortably above 5,000 residents per square mile, this expansion would effectively ban timber and wood-frame building in much of the city, including many rapidly growing neighborhoods near public transportation.

Sustainability and Green Building

Building and construction materials account for ~11% of global CO2 emissions according to the Global Status Report 2018, Global Alliance for Buildings and Construction & International Energy Agency. Increased global awareness of green building has driven efforts among all levels of government. For example, local governments are beginning to regulate in favor of using alternatives to wood in building projects. To reduce the city’s vulnerability to wildfires, the Los Angeles City Council voted in early 2021 to explore a proposal that could prohibit the use of wood-frame building for larger developments in some of its most densely populated neighborhoods. Similarly, the Los Angeles City Council Public Safety Committee approved a proposal in 2021 to expand Fire District 1, an anachronistic planning overlay that would effectively ban wood-frame building in much of the city. In most U.S. cities, fire safety is ensured by the International Building Code (IBC), which sets strict rules on allowable building materials and methods.

CFS is a highly sustainable, green building solution. Through technological advances and processing changes, steel has drastically reduced its carbon footprint. CFS boasts a high level of recyclability, energy savings, and greenhouse gas reduction. Due to its inherent advantages, such as fire resistance, termite resistance, consistent material quality, and sustainability, we believe cold-formed steel will be the optimal alternative building material.

Corporate Structure

Our Company was incorporated in Texas on September 8, 2021. It has three subsidiaries: Inno Metal Studs Corp, Castor Building Tech LLC, and Inno Research Institute LLC.

Corporate Information

Our principal executive office is located at 2465 Farm to Market 359 South, Brookshire, Texas 77423, and our California office is located at 4225 Prado Road, Suite 101, Corona, California 92880. In August 2023, the California office was relocated to 21660 Copley Drive, Suite 175, Diamond Bar, California 91765. Our corporate website address is www.innometalstuds.com. Our telephone number is (800) 909-8800. Information contained in, or accessible through, our website does not constitute part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Summary Risk Factors

Our business is subject to a number of risks. You should be aware of these risks before making an investment decision. These risks are discussed more fully in the section of this prospectus titled “Risk Factors,” which begins on page 18. These risks include, among others, that:

•        We have a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

•        We face strong competition in our markets.

•        Our Company’s failure to successfully market its products could result in adverse financial consequences.

•        Changes in delivery schedules and order specifications may affect our revenue stream.

•        Demand in our end-use markets can be cyclical, impacting the demand for the products we produce.

•        Because most of our contracts are individual purchase orders and not long-term agreements, there is no guarantee that we will be able to generate a similar amount of revenue in the future.

•        Because of our dependence on a limited number of customers that change year to year, our failure to generate major contracts from a small number of customers may impair our ability to operate profitably.

•        We rely partly on developer-driven housing projects, and any slowdown in the housing industry could adversely impact our business.

•        We may not be able to successfully develop and promote new products or services, which could result in adverse financial consequences.

•        We rely on the performance of highly skilled personnel, and if we are unable to attract, retain, and motivate well-qualified employees, our business could be harmed.

•        Any decrease in the availability or increase in the cost of raw materials could materially affect our earnings.

•        Our manufacturing processes are complex, must constantly be upgraded to remain competitive, and depend upon critical high-cost equipment that may require costly repair or replacement.

•        Our production facilities are energy-intensive, and we rely on third parties to supply energy consumed at our production facilities.

•        If we are unable to protect the confidentiality of our trade secrets, our business and competitive position could be harmed.

•        We compete with traditional wood frame construction, and any fluctuation in the price of wood could adversely impact demand for our products.

•        We rely partly on contractors and builders that from time to time may have difficulty paying for our materials on time.

•        We have identified conditions and events that raise substantial doubt about our ability to continue as a going concern.

•        We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common stock.

In addition to the above risks, businesses are often subject to risks not foreseen or fully appreciated by management. In reviewing this filing, potential investors should keep in mind that other possible risks may adversely impact our business operations and the value of our securities.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jobs Act. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act; (ii) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; and (iv) the date on which we are deemed to be a large accelerated filer under applicable SEC rules. We expect that we will remain an emerging growth company for the foreseeable future, but we cannot retain our emerging growth company status indefinitely and will no longer qualify as an emerging growth company on or before the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from specified disclosure requirements that are applicable to other public companies that are not emerging growth companies.

These exemptions include:

•        being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosures;

•        not being required to comply with the requirement of an auditor needing to attest to our internal controls over financial reporting;

•        not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or providing a supplement to the auditor’s report regarding additional information about the audit and the financial statements;

•        reduced disclosure obligations regarding executive compensation; and

•        not being required to hold a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We have taken advantage of certain reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

An emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected to avail ourselves of this extended transition period, and, as a result, we will not be required to adopt new or revised accounting standards on the dates on which adoption of such standards is required for other public reporting companies.

We are also a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain scaled disclosures available for smaller reporting companies.

Status as a Controlled Company

Upon the completion of this offering, we expect to be considered a “controlled company” within the meaning of the listing standards of Nasdaq. Under these rules, a “controlled company” may elect not to comply with certain corporate governance requirements. We intend to take advantage of some exemptions following the completion of this offering. These exemptions do not modify the independence requirements for our audit committee, and we intend to comply with the applicable requirements of the Sarbanes-Oxley Act and rules with respect to our audit committee within the applicable time frame. For more information, please see “Management — Controlled Company.”

Summary Historical Financial Information

The following tables set forth our summary historical financial data as of, and for the periods ended on, the dates indicated. The summary consolidated statements of operations data as of and for the years ended September 30, 2022 and 2021 are derived from our audited consolidated financial statements and notes that are included elsewhere in this prospectus. We have prepared the audited consolidated financial statements in accordance with generally accepted accounting principles (“GAAP”) and have included all adjustments, consisting of only normal recurring adjustments that, in our opinion, we consider necessary for a fair statement of the consolidated financial information set forth in those statements. Our historical results are not necessarily indicative of our results in any future period.

The following summary consolidated financial data should be read together with the information under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes thereto appearing elsewhere in this prospectus. The summary financial data in this section are not intended to replace our audited consolidated financial statements and the related notes and are qualified in their entirety by such financial statements and related notes included elsewhere in this prospectus.

Statement of operations data:

	For the nine months ended		For the year ended
	6/30/2023	6/30/2022	9/30/2022	9/30/2021
Revenues	$501,672	$3,531,839	$4,502,568	$3,003,624
Costs of materials and labor	472,710	2,254,643	3,405,506	2,069,581
Selling, general and administrative expenses (exclusive of depreciation shown separately below)	1,628,307	1,692,131	1,873,902	1,229,651
Depreciation	50,547	19,698	33,138	6,000
Bad debt expense	1,267,960	—	—	—
Loss from operations	(2,917,852)	(434,633)	(809,978)	(301,608)
Other income (expenses)	(53,876)	(122,164)	(310,114)	222,193
Loss before income taxes	(2,971,728)	(556,797)	(1,120,092)	(79,415)
Income tax expenses	—	12,887	9,915	26,581
Net loss	(2,971,728)	(569,684)	(1,130,007)	(105,996)
Non-controlling interest	(107,561)	(61,092)	(121,345)	—
Net loss attributable to INNO HOLDINGS INC.	$(2,864,167)	$(508,592)	$(1,008,662)	$(105,996)
Losses per share, basic and diluted	$(0.16)	$(0.03)	$(0.06)	$(0.01)
Weighted average Common Stock outstanding, basic and diluted	18,122,543	17,049,121	17,230,822	16,170,000

Balance sheet data:

	6/30/2023	9/30/2022	9/30/2021
Current assets	$1,836,247	$2,464,413	$939,509
Total assets	$3,115,156	$3,652,117	$1,160,278
Current liabilities	$3,625,499	$2,085,631	$649,093
Total liabilities	$4,007,266	$2,597,499	$775,653
Total equity	$(892,110)	$1,054,618	$384,625

Summary of the offering

Common stock offered by us

2,500,000 shares. In addition, the Selling Stockholders are offering 1,386,990 shares of Common Stock. The underwriter is not underwriting any shares offered by Selling Stockholders, and there is no over-allotment with respect to the shares sold by the Selling Stockholders.

Common stock outstanding prior to the offering	18,251,726 shares.
Common stock to be outstanding after the offering	20,751,726 (21,126,726 shares if the underwriters exercise their option to purchase additional shares in full).
Overallotment option of common stock offered by us	The underwriters have a 45-day option to purchase up to 375,000 additional shares of common stock solely to cover overallotments, if any.
Underwriter warrants

Upon the closing of this offering, we will issue to the Representative, warrants entitling the Representative to purchase up to 175,000 shares of common stock (201,250 shares if the over-allotment option is exercised in full). The warrants shall be exercisable for a period of five years from the commencement of sales of this offering, which is the date of this prospectus. For additional information, please refer to “Underwriting.”

Use of Proceeds

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. However, we currently intend to use the proceeds from this offering to increase marketing capabilities, increase production capacity, expand research and development, and other working capital and general corporate purposes, including working capital. See “Use of Proceeds” beginning on page 36.

Proposed Listing	We have applied to have our common stock listed on the Nasdaq Capital Market under the symbol “INHD,” which listing is a condition to this offering.
Lock-up agreements

We, our executive officers, directors and director nominees and certain holders of the outstanding shares of common stock of our Company have agreed with the underwriters not to sell, transfer, or dispose of any shares or similar securities for 180 days following the effective date of the registration statement for this offering. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

Transfer Agent	VStock Transfer, LLC., 18 Lafayette Place, Woodmere, New York 11598.
Controlled Company

Dekui Lui controls a majority of the outstanding common stock. As a result, we qualify as a “controlled company” within the meaning of the listing standards of Nasdaq. Under these rules, a “controlled company” may elect not to comply with certain corporate governance requirements. We have elected to take advantage of some exemptions.

Risk Factors

You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 18 of this prospectus before deciding whether or not to invest in shares of our common stock.

RISK FACTORS

Our business is subject to many risks and uncertainties, which may affect our future financial performance. If any of the events or circumstances described below occur, our business and financial performance could be adversely affected, our actual results could differ materially from our expectations, and the price of our stock could decline. The risks and uncertainties discussed below are not the only ones we face. There may be additional risks and uncertainties not currently known to us or that we currently do not believe are material that may adversely affect our business and financial performance. You should carefully consider the risks described below, together with all other information included in this prospectus, including our financial statements and related notes, before making an investment decision. The statements contained in this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition, or results of operations could be harmed. In that case, the trading price of our common stock could decline, and investors in our securities may lose all or part of their investment.

Risks Related to Our Business

We have a limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

The Company has a limited operating history on which to base an evaluation of its business and prospects. The Company is subject to all the risks inherent in a small company seeking to develop, market, and distribute its products and services. The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the development, introduction, marketing, and distribution of new products and services in a competitive environment.

Such risks for the Company include, but are not limited to, dependence on the success and acceptance of the Company’s products and services, the ability to attract and retain a suitable customer base, and the management of growth. To address these risks, the Company must, among other things, generate increased demand, attract a sufficient clientele base, respond to competitive developments, successfully introduce new products and services, attract, retain, and motivate qualified personnel and upgrade and enhance the Company’s technologies to accommodate expanded service offerings. In view of the rapidly evolving nature of the Company’s business and its limited operating history, the Company believes that period-to-period comparisons of its operating results are not necessarily meaningful and should not be relied upon as an indication of future performance.

The Company is therefore subject to many of the risks common to early-stage enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial, and other resources, and lack of revenues.

We face strong competition in our markets.

We face competition from both domestic and foreign manufacturers in each of the markets we serve. No one company dominates the industry in which we operate. Our competitors include international, national, and local manufacturers, some of whom may have greater financial, manufacturing, marketing, and technical resources than we do, or greater penetration in or familiarity with a particular geographic market than we have.

Some competitors may be better known or have greater resources at their disposal, and some may have lower production costs. For certain products, being a domestic manufacturer may play a role in determining whether we are awarded a certain contract. For other products, we may be competing against foreign manufacturers who have a lower cost of production. If a contracting party has a relationship with a vendor and is required to place a contract for bids, the preferred vendor may provide or assist in the development of the specification for the product that may be tailored to that vendor’s needs. In such event, we would be at a disadvantage in seeking to obtain that contract. We believe that customers focus on such factors as quality of work, reputation of the vendor, perception of the vendor’s ability to meet the required schedule, and price in selecting a vendor for their products. Some of our customers have moved manufacturing operations or product sourcing overseas, which can negatively impact our sales. To remain competitive, we will need to invest continuously in our manufacturing capabilities and customer service, and we may need to reduce our prices, particularly with respect to customers in industries that are experiencing downturns, which may adversely affect our results of operations. We cannot provide assurance that we will be able to maintain our competitive position in each of the markets that we serve.

If we fail to raise capital when needed, it will have a material adverse effect on the Company’s business, financial condition, and results of operations.

The Company has limited revenue-producing operations and will require the proceeds from this offering to execute its full business plan. Further, no assurance can be given if additional capital is needed as to how much additional capital will be required or that additional financing can be obtained, or, if obtainable, that the terms will be satisfactory to the Company, or that such financing would not result in a substantial dilution of shareholders’ interests. A failure to raise capital when needed would have a material adverse effect on the Company’s business, financial condition, and results of operations. In addition, debt and other equity financing may involve a pledge of assets and may be senior to interests of equity holders. Any debt financing secured in the future could involve restrictive covenants relating to capital-raising activities and other financial and operational matters, which may make it more difficult for the Company to obtain additional capital or to pursue business opportunities, including potential acquisitions. If adequate funds are not obtained, the Company may be required to reduce, curtail, or discontinue operations.

Any deterioration or disruption of the credit and capital markets may adversely affect our access to sources of funding.

Disruptions in the credit markets have in the past severely restricted access to capital for companies. When credit markets deteriorate or are disrupted, our ability to incur additional indebtedness to fund a portion of our working capital needs and other general corporate purposes, or to refinance maturing obligations as they become due, may be constrained. This risk could be exacerbated by future deterioration in the Company’s credit ratings. In the event that we need to access the capital markets or other sources of financing, there can be no assurance that we will be able to obtain financing on acceptable terms or within an acceptable time, if at all. In addition, the COVID-19 pandemic has significantly disrupted world financial markets, increased volatility in U.S. capital markets, and may reduce opportunities for us to seek additional funding. Our inability to obtain financing on terms and within a time acceptable to us could have an adverse impact on our results of operations, financial condition, and liquidity.

The Company’s failure to successfully market its products could result in adverse financial consequences.

Promoting its products will depend largely on the success of the Company’s marketing efforts and the ability of the Company to provide high quality products and services. In order to promote its products, the Company will need to increase its marketing budget and otherwise increase its financial commitment to creating and maintaining brand loyalty among customers. There can be no assurance that marketing efforts will yield increased revenues or that any such revenues would offset the expenses incurred by the Company. If the Company fails to promote and maintain its brand or incurs substantial expenses in an attempt to promote and maintain its brand or if the Company’s existing or future strategic relationships fail to promote the products, the Company’s business, results of operations, and financial condition would be materially adversely affected.

The longevity of our business depends in part on our ability to enhance and sell the functionality of our current building solutions and technology platform to remain competitive and meet customer needs.

The market for housing development is relatively seasonal worldwide and is characterized by moving very slowly in changes of product utilization, frequent new entrants, uncertain product life cycles, fluctuating customer demands, and evolving industry and government energy-related standards and regulations. We may not be able to successfully develop and market new, reliable solutions that comply with present or emerging demands, regulations, and standards on a cost-effective basis.

Negative economic conditions may adversely impact the demand for our products and services and the ability of our customers to meet their obligations to us on a timely basis. Any disputes with customers could also have an adverse impact on our income and cash flows.

Negative economic conditions, including tightening of credit in financial markets, may lead businesses to postpone spending, which may impact our customers, causing them to cancel, decrease, or delay their existing and future orders with us. Declines in economic conditions may further impact the ability of our customers to meet their obligations to us on a timely basis. If customers are unable to meet their obligations to us on a timely basis, it could adversely impact the realization of receivables, the valuation of inventories, and the valuation of long-lived assets. Additionally, we may be negatively affected by contractual disputes with customers, which could have an adverse impact on our income and cash flows.

Changes in delivery schedules and order specifications may affect our revenue stream.

Although we perform manufacturing services pursuant to orders placed by our customers, we have in the past experienced delays in scheduling and changes in the specification of our products. Delays in scheduling have been, and in the future may be, caused by disruptions relating to the COVID-19 pandemic, government-imposed lockdowns, and supply chain issues, while changes in order specifications may result from a number of factors, including a determination by the customer that the product specifications need to be changed after receipt of an initial product or prototype. As a result of these changes, we may suffer a delay in the recognition of revenue from projects and may incur contract losses. We cannot assure you that our results of operations will not be affected in the future by delays or changes in specifications or that we will ever be able to recoup revenue that was lost as a result of the delays or changes. Further, if we cannot allocate our personnel to a different project, we will continue to incur expenses relating to the initial project, including labor and overhead. Thus, if orders are postponed, our results of operations would be impacted by our need to maintain staffing and other expense-generating aspects of production for the postponed projects, even though they were not fully utilized, and revenue associated with the project will not be recognized, during this period. We cannot assure that our operating results will not decline in future periods as a result of changes in customers’ orders.

Failure to find collaborative business partners for housing development projects could adversely affect us.

Part of our growth strategy is to increase our involvement in residential and commercial housing development projects by using our light-gauge steel framing. Participation in these projects requires that we find collaborative partners who are seeking to develop affordable manufactured housing. Given the highly competitive environment in which we operate, we cannot guarantee that we will be able to secure or continue such partnerships, which could have an adverse impact on our results of operations.

Demand in our end-use markets can be cyclical, impacting the demand for the products we produce.

Demand in our end-use markets, can be cyclical in nature and sensitive to general economic conditions, competitive influences, and fluctuations in inventory levels throughout the supply chain. Our sales are sensitive to the market conditions present in the industries in which the ultimate consumers of our products operate, which in some cases have been highly cyclical and subject to substantial downturns.

As a result of the cyclical nature of these markets, we have experienced, and in the future, we may experience, significant fluctuations in our sales and results of operations with respect to a substantial portion of our total product offering, and such fluctuations could be material and adverse to our overall financial condition, results of operations, and liquidity.

Because most of our contracts are individual purchase orders and not long-term agreements, there is no guarantee that we will be able to generate a similar amount of revenue in the future.

We must bid or negotiate each of our contracts separately, and when we complete a contract, there is generally no continuing source of revenue under that contract. As a result, we cannot assure you that we will have a continuing stream of revenue from any contract. Our failure to generate new business on an ongoing basis would materially impair our ability to operate profitably. Additionally, our reliance on individual purchase orders has historically caused, and may in future periods cause, our results of operations and cash flows to vary considerably and unpredictably from period to period. The COVID-19 pandemic may also reduce demand for our products and services as a result of delays or disruptions in our customers’ ability to continue their own production, including due to supply chain issues, shutdowns of our customers’ facilities, and the continuation of remote work by our customers, which may result in slowed responses and resolutions to production issues.

Because of our dependence on a limited number of customers that change year to year, our failure to generate major contracts from a small number of customers may impair our ability to operate profitably.

We have, in the past, been dependent in each year on a small number of customers who generate a significant portion of our business, and these customers change from year to year. For fiscal year 2021, we had 15 customers, and for fiscal year 2022 we had 46 customers, of which only five were customers from the prior fiscal year. For the years ended September 30, 2022 and 2021, one customer accounted for 15% and three customers (including two different from prior fiscal year) accounted for 91% of the Company’s total revenues, respectively.

As a result, we may have difficulty operating profitably if there is a default in payment by any of our major customers, we lose an existing order, or we are unable to generate orders from new or existing customers. Furthermore, to the extent that any one customer accounts for a large percentage of our revenue, the loss of that customer could materially affect our ability to operate profitably. The loss of these customers could have a material adverse effect upon our business and may impair our ability to operate profitably. We anticipate that our dependence on a limited number of customers in any given fiscal year will continue for the foreseeable future. There is always a risk that existing customers will elect not to do business with us in the future or will experience financial difficulties. If our customers experience financial difficulties or business reversals, or lose orders or anticipated orders, which would reduce or eliminate the need for the products that they ordered from us, they could be unable or unwilling to fulfill their contracts with us.

There is also a risk that our customers will attempt to impose new or additional requirements on us that reduce the profitability of the orders placed by those customers with us. Further, even if the orders are not changed, these orders may not generate margins equal to our recent historical or targeted results. If we do not book more orders with existing customers, or develop relationships with new customers, we may not be able to increase, or even maintain, our revenue, and our financial condition, results of operations, business, and/or prospects may be materially adversely affected.

We rely partly on developer-driven housing projects, and any slowdown in the housing industry could adversely impact our business.

We rely partly on developer-driven housing projects, and any slowdown in the industry could adversely impact our business. The homebuilding industry is cyclical and is highly sensitive to changes in local and general economic conditions that are outside our control, including:

•        consumer confidence, employment levels, job growth, spending levels, wage and personal income growth, personal indebtedness levels, and household debt-to-income levels of potential homebuyers;

•        the availability and cost of financing for homebuyers or restrictive mortgage standards, including private and federal mortgage financing programs and federal, state, and provincial regulation of lending practices;

•        real estate taxes and federal and state income tax provisions, including provisions for the deduction of mortgage interest payments;

•        U.S. and global financial system and credit markets, including short- and long-term interest rates and inflation;

•        housing demand from population growth, household formations, new home buying catalysts (such as marriage and children), second home buying catalysts (such as retirement), home sale catalysts (such as an aging population), demographic changes (including immigration levels and trends in urban and suburban migration), generational shifts, or otherwise, or perceptions regarding the strength of the housing market, and home price appreciation and depreciation resulting therefrom;

•        competition from other real estate investors with significant capital, including other real estate operating companies and developers, institutional investment funds and companies solely focused on single-family rentals; and

•        the supply of new or existing homes, including foreclosures, and other housing alternatives, such as apartments and other residential rental property, and the aging of existing housing inventory.

We rely partly on contractors and builders that from time to time may have difficulty paying for our materials on time.

We rely partly on contractors and builders that from time to time may have difficulty paying for our materials on time. We may potentially have a greater difficulty collecting accounts receivable and longer payment cycles, which may negatively impact our business.

Because we have relied upon a limited number of material suppliers for our products, problems with our material suppliers could impair our ability to meet our obligations to our customers.

For fiscal year-end 2022, we relied on four suppliers to provide us with substantially all of our steel raw materials. For the years ended September 30, 2022 and 2021, three suppliers accounted for 75% and two suppliers accounted for 70% of the Company’s total purchases, respectively. As of September 30, 2022 and 2021, accounts payable to those three and two suppliers accounted for 94% and 84% of the Company’s total accounts payable, respectively. Although we believe other suppliers are generally available on commercial terms, in the event that we have any quality, delivery, or other problems with our existing suppliers or in the event that we are not otherwise able to purchase steel from our suppliers, it may be more difficult for us to find alternative suppliers. If we fail to develop or maintain our relationships with these, or our other, suppliers or if the suppliers are not able to meet our quality, quantity, and delivery schedules, we may not be able to meet our delivery and installation schedules for our systems and we may be unable to enter into new contracts with potential customers, thus impairing our revenue stream. Further, any increases in price would affect our ability to market our products or generate acceptable gross margins. We cannot assure you that our current suppliers will be able to meet our quality, quantity, and delivery requirements or that we will be able to find alternate suppliers that can meet our quality, quantity, delivery, and price requirements. The failure to find alternate suppliers could materially affect our ability to conduct our business. Further, because suppliers may have a limited operating history and limited financial resources, we may not be able obtain an adequate remedy in the event that the suppliers are unable to meet their contractual obligations to us. Although there are a number of suppliers of steel, we cannot assure you that we will be able to negotiate reasonable terms for the purchase of steel if our existing suppliers are unable to meet our quality, delivery, and price requirements. Because we do not control the manufacture of key components for our other products, we are subject to our suppliers’ ability to perform as well as the suppliers’ allocation of their own resources to us and to other customers. We cannot assure you that we will be able to purchase key components for our other products on acceptable terms, if at all, and the failure to obtain these components could materially impair our ability to generate revenue.

The Company may not be able to successfully develop and promote new products or services, which could result in adverse financial consequences.

The Company plans to expand its operations and product development efforts. There can be no assurance that the Company will be able to expand its operations in a cost-effective or timely manner or that any such efforts will maintain or increase overall market acceptance. Furthermore, any new business or service launched by the Company that is not favorably received by consumers could damage the Company’s reputation and diminish the value of its brand. Expansion of the Company’s operations in this manner would also require significant additional expenses and development, operations, and other resources and would strain the Company’s management, financial, and operational resources. The lack of market acceptance of such services or products or the Company’s inability to generate satisfactory revenues from such expanded products and services to offset their cost could have a material adverse effect on the Company’s business, results of operations, and financial condition.

There is no assurance that the Company will be profitable.

There is no assurance that we will earn profits in the future, or that profitability will be sustained. There is no assurance that future revenues will be sufficient to generate the funds required to continue our business development and marketing activities. If we do not have sufficient capital to fund our operations, we may be required to reduce our sales and marketing efforts or forego certain business opportunities.

We have identified conditions and events that raise substantial doubt about our ability to continue as a going concern.

We do not believe the cash and cash equivalents on hand as of June 30, 2023 of $113,357 will be sufficient to fund our operations and capital expenditure requirements for the next twelve months from the date the condensed consolidated financial statements are issued. We will be required to raise additional capital to continue to fund operations and capital expenditures. Such funding may not be available on acceptable terms, or at all. If we are unable to access additional funds when needed, we may not be able to continue operations or we may be required to delay, scale back or eliminate some or all of our ongoing research and development efforts and other operations. Our ability to access capital when needed is not assured and, if not achieved on a timely basis, will materially harm our business, financial condition and results of operations. These uncertainties create substantial doubt about our ability to continue as a going concern.

Additional information regarding our ability to continue as a going concern can be found in the notes to the financial statements, included elsewhere in this prospectus.

Our operating results may fluctuate significantly from quarter to quarter, and we cannot be certain that we will maintain profitability in every quarterly reporting period.

Our operating results historically have been difficult to predict and have at times significantly fluctuated from quarter to quarter due to a variety of factors, many of which are outside our control. As a result of these factors, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past results as an indication of our future performance. Our operating expenses do not always vary directly with revenue and may be difficult to adjust in the short term. As a result, if revenue for a particular quarter is below our expectations, we may not be able to proportionately reduce operating expenses for that quarter, and therefore such a revenue shortfall would have a disproportionate effect on our operating results for that quarter.

The Company may not have the ability to manage its growth.

The Company anticipates that significant expansion will be required to address potential growth in its customer base and market opportunities. The Company’s anticipated expansion is expected to place a significant strain on the Company’s management, operational, and financial resources. To manage any material growth of its operations and personnel, the Company may be required to improve existing operational and financial systems, procedures, and controls and to expand, train, and manage its employee base. There can be no assurance that the Company’s planned personnel, systems, procedures, and controls will be adequate to support the Company’s future operations, that management will be able to hire, train, retain, motivate, and manage required personnel, or that the Company’s management will be able to successfully identify, manage, and exploit existing and potential market opportunities. If the Company is unable to manage growth effectively, its business, prospects, financial condition, and results of operations may be materially adversely affected.

We rely on the performance of highly skilled personnel, and if we are unable to attract, retain, and motivate well-qualified employees, our business could be harmed.

The Company is, and will be, heavily dependent on the skill, acumen, and services of the management and other employees of the Company. Our future success depends on our continuing ability to attract, develop, motivate, and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract them. In addition, the loss of any of our senior management or key employees could materially adversely affect our ability to execute our business plan, and we may not be able to find adequate replacements. All of our officers and employees are at-will employees, which means they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business could be harmed.

Our business may be impacted by external factors that we may not be able to control, including the COVID-19 pandemic.

War, including the war in Ukraine, civil conflict, terrorism, natural disasters, and public health issues including domestic or international pandemics have caused and could cause damage or disruption to domestic or international commerce by creating economic or political uncertainties. Additionally, the volatility in the financial markets and disruptions or downturns in other areas of the global or U.S. economies could negatively impact our business. These events could result in a decrease in demand for our products, make it difficult or impossible to deliver orders to customers or receive materials from suppliers, affect the availability or pricing of energy sources, or result in other severe consequences that may or may not be predictable. As a result, our business, financial condition, and results of operations could be materially adversely affected.

At the beginning of calendar year 2020, the COVID-19 pandemic began to adversely affect our business and operations. The effects of the continuing pandemic and related governmental responses have included, and could in future periods include extended disruptions to supply chains and capital markets, reduced labor availability and productivity, and a prolonged reduction in demand for our products and services and overall global economic activity. The full extent of the COVID-19 pandemic, related business and travel restrictions, and changes to social behavior remain uncertain as the health crisis continues to evolve globally. Management has been closely monitoring the impact that the COVID-19 pandemic is having on the Company. The COVID-19 pandemic negatively affected the Company’s customers, suppliers, and labor force. Customer impacts have included certain customers halting operations entirely for a period of time, shifting to remote work, and suspending on-site inspections — which delays customer acceptance of completed work, customer payment of milestone payments to us, and delivery of finished goods. Supplier impacts have included difficulties experienced by the Company in ordering certain essential supplies. Labor impacts have included a few issues related to employee attendance such as voluntary avoidance of work out of fear of contracting the coronavirus, certain employees becoming ill, and others self-quarantining as a result of potential exposure to other individuals with symptoms of COVID-19, as well as increased difficulties in attracting and retaining skilled employees. To date, this has had a minor impact on the Company’s production levels; however, if more employees become ill in the future, the Company could experience more significant disruptions, which could have a material adverse effect on our results of operations, financial condition, and cash flows.

However, given the speed and frequency of continuously evolving developments with respect to this pandemic, the extent to which COVID-19 may adversely impact our business depends on future developments, which are highly uncertain and unpredictable, including new information concerning the severity of the outbreak and the effectiveness of actions globally to contain or mitigate its effects. As a result, we cannot reasonably estimate the magnitude of the impact on our financial condition and results of operations for future periods.

The current conflict between Ukraine and Russia has exacerbated market instability and disrupted the global economy.

The current conflict between Ukraine and Russia has caused uncertainty about economic and political stability, increasing volatility in the credit and financial markets and disrupting the global economy. The United States, the European Union, and several other countries are imposing far-reaching sanctions and export control restrictions on Russian entities and individuals. These sanctions and export controls may contribute to higher oil and gas prices and inflation, which could reduce demand for new construction projects. There is also a risk that Russia, as a retaliatory action to sanctions, may launch cyberattacks against the United States, the European Union, or other countries or their infrastructures and businesses. Additional consequences of the conflict may include diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, and various shortages and supply chain disruptions. While we do not currently directly rely on goods or services sourced in Russia or Ukraine and thus have not experienced any direct disruptions, we may experience indirect disruptions in our supply chain. Any of the foregoing factors, including developments or effects that we cannot yet predict, may adversely affect our business, results of operations, and financial condition.

Any decrease in the availability, or increase in the cost, of raw materials could materially affect our earnings.

The availability of certain critical raw materials, such as steel, nickel, invar, monel, inconel, aluminum, and other alloys, is subject to factors that are not within our control. At any given time, we may be unable to obtain an adequate supply of these critical raw materials on a timely basis, at prices and other terms acceptable to us, or at all.

If suppliers increase the price of critical raw materials or are unwilling or unable to meet our demand, we may not have alternative sources of supply. In addition, to the extent that we have existing contracts or have quoted prices to customers and accepted customer orders for products prior to purchasing the necessary raw materials, we may be unable to raise the price of products to cover all or part of the increased cost of the raw materials.

The manufacture of some of our products is a complex process and requires long lead times. As a result, we may experience delays or shortages in the supply of raw materials, including delays or shortages caused by the COVID-19 pandemic and the government-imposed lockdowns. If we are unable to obtain adequate and timely deliveries of required raw materials, we may be unable to timely manufacture sufficient quantities of products. This could cause us to lose sales, incur additional costs, delay new product introductions, or suffer harm to our reputation.

In addition, costs of certain critical raw materials have been volatile due to factors beyond our control. Raw material costs are included in our contracts with customers, but in some cases, we are exposed to changes in raw material costs from the time purchase orders are placed to when we purchase the raw materials for production. Changes in business conditions could adversely affect our ability to recover rapid increases in raw material costs and may adversely affect our results of operations.

Additionally, changes in international trade duties and other aspects of international trade policy, both in the United States and abroad, could materially impact the cost of raw materials. For example, in March 2018, the United States imposed an additional 25% tariff under section 232 of the Trade Expansion Act of 1962, as amended, on steel products imported into the United States. The tariff has been imposed on all steel imports, although imports from certain countries were initially excluded, the tariffs on steel and aluminum imports from Mexico and Canada have been lifted, and the tariffs on steel and aluminum imports from Europe have been partially lifted and replaced with a quota system. The United States also imposed a 10% tariff on all aluminum imports into the United States, with initial exemptions for aluminum imported from certain U.S. trading partners. Such actions could increase steel and aluminum costs and decrease supply availability. Any increase in steel and/or aluminum prices that is not offset by an increase in our prices could have an adverse effect on our business, financial position, results of operations, or cash flows. In addition, if we are unable to acquire timely steel or aluminum supplies, we may need to decline bid and order opportunities, which could also have an adverse effect on our business, financial position, results of operations, or cash flows.

We compete with traditional wood frame construction, and any fluctuation in the price of wood could adversely impact demand for our products.

We compete with traditional wood frame construction, and any fluctuation in the price of wood could adversely impact demand for our products. For example, if the price of wood drops our ability to compete with traditional wood frame construction prices may be adversely impacted.

Our manufacturing processes are complex, must constantly be upgraded to remain competitive, and depend upon critical, high-cost equipment that may require costly repair or replacement.

It is possible that we could experience prolonged periods of reduced production due to unplanned equipment failures, and we could incur significant repair or replacement costs in the event of those failures.

We must make regular capital investments and changes to our manufacturing processes to lower production costs, improve productivity, manufacture new or improved products, and remain competitive. We may not be in a position to take advantage of business opportunities or respond to competitive pressures if we fail to update, replace, or make additions to our equipment or our manufacturing processes in a timely manner. The cost to repair or replace much of our equipment or facilities could be significant. We cannot be certain that we will have sufficient internally generated cash or acceptable external financing to make necessary capital expenditures in the future.

Our production facilities are energy-intensive, and we rely on third parties to supply energy consumed at our production facilities.

The prices for and availability of electricity, natural gas, oil, and other energy resources are subject to volatile market conditions, some of which have materially worsened as a result of recent shortages and price increases for energy in some markets. These market conditions often are affected by political and economic factors beyond our control. Disruptions or lack of availability in the supply of energy resources could temporarily impair our ability to operate our production facility. Further, increases in energy costs, or changes in costs relative to energy costs paid by competitors, may adversely affect our profitability. To the extent that these uncertainties cause suppliers and customers to be more cost-sensitive, increased energy prices may have an adverse effect on our results of operations and financial condition.

Our systems and information technology infrastructure may be subject to security breaches and other cybersecurity incidents.

We rely on the accuracy, capacity, and security of our information technology systems to obtain, process, analyze, and manage data, as well as to facilitate the manufacture and distribution of products to and from our facility. We receive, process, and ship orders, manage the billing of and collections from our customers, and manage the accounting for and payment to our vendors. Maintaining the security of computers, computer networks, and data storage resources is a critical issue for us and our customers as security breaches could result in vulnerabilities and loss of and/or unauthorized access to confidential information. We may face attempts by experienced hackers, cybercriminals, or others with authorized access to our systems to misappropriate our proprietary information and technology, interrupt our business, and/or gain unauthorized access to confidential information. The reliability and security of our information technology infrastructure and software, and our ability to expand and continually update technologies in response to our changing needs are critical to our business. To the extent that any disruptions or security breaches result in a loss or damage to our data, it could cause harm to our reputation. This could lead some customers to stop using us for building their products and reduce or delay future purchases of our products or use competing products. In addition, we could face enforcement actions by U.S. states, the U.S. federal government, or foreign governments, which could result in fines, penalties, and/or other liabilities and which may cause us to incur legal fees and costs, and/or additional costs associated with responding to the cyberattack. Increased regulation regarding cybersecurity may increase our costs of compliance, including fines and penalties, as well as costs of cybersecurity audits. Any of these actions could materially adversely impact our business and results of operations.

Our internal computer and information technology systems, or those of our third-party vendors, collaborators, contractors, consultants or other third parties, may fail or suffer security incidents or data breaches, which could result in a material disruption of our product development programs, compromise confidential, sensitive or personal information related to our business or prevent us from accessing critical information, potentially exposing us to liability or otherwise adversely affecting our business.

Our internal computer and information technology systems and those of our current and any future third-party vendors, collaborators, contractors, consultants or other third parties, are vulnerable to damage or interruption from, among other things, computer viruses, computer hackers, phishing attacks, ransomware, malware, social engineering, malicious code, employee theft, fraud, misconduct or misuse, denial-of-service attacks, sophisticated nation-state and nation-state-supported actors, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we seek to protect our information technology systems from system failure, accident and security breach, we have in the past and may in the future experience attempted phishing and other security incidents which could result in a disruption of our development programs and our business operations, whether due to a loss of our trade secrets or other proprietary, personal or confidential information or other disruptions.

Controls employed by our information technology department and other third parties could prove inadequate, and our ability to monitor such third parties’ data security practices is limited. Due to applicable laws, rules, regulations and standards or contractual obligations, we may be held responsible for any information security failure or cybersecurity attack attributed to our third-party vendors as they relate to the information we share with them.

If we were to experience a cybersecurity breach or other security incident relating to our information systems or data, the costs, time and effort associated with the investigation, remediation and potential notification of the breach to counterparties, regulators and data subjects could be material. We may incur significant costs in an effort to detect and prevent security incidents, and we may face increased costs and requirements to expend substantial resources in the event of an actual or perceived security incident. In addition, techniques used to sabotage or to obtain unauthorized access to networks in which data is stored or through which data is transmitted change frequently, become more complex over time and generally are not recognized until launched against a target. As a result, we and our third-party vendors may be unable to anticipate these techniques or implement adequate preventative measures quickly enough to prevent either an electronic intrusion into our systems or services or a compromise of critical information. We cannot guarantee that we will be able to detect or prevent any such incidents, and, our remediation efforts may not be successful or timely. Our efforts to improve security and protect data from compromise may also identify previously undiscovered instances of data breaches or other cybersecurity incidents. If we do not allocate and effectively manage the resources necessary to build and sustain the proper technology and cybersecurity infrastructure, we could suffer significant business disruption, including transaction errors, supply chain or manufacturing interruptions, processing inefficiencies, data loss or the loss of or damage to intellectual property or other proprietary, personal or confidential information. Additionally, we do not currently maintain cybersecurity insurance, and any insurance we may maintain in the future against the risk of this type of loss in the future may not be sufficient to cover actual losses, or may not apply to the circumstances relating to any particular loss.

The extensive environmental, health, and safety regulatory regimes applicable to our manufacturing operations create potential exposure to significant liabilities.

The nature of our manufacturing business subjects our operations to numerous and varied federal, state, local, and international laws and regulations relating to pollution, protection of public health and the environment, natural resource damages, and occupational safety and health. Failure to comply with these laws and regulations, or with the permits required for our operations, could result in fines or civil or criminal sanctions, third-party claims for property damage or personal injury, and investigation and cleanup costs. Potentially significant expenditures could be required in order to comply with environmental laws that may be adopted or imposed in the future.

We have used, and currently use, certain substances that are considered hazardous, extremely hazardous, or toxic under worker safety and health laws and regulations. Although we implement controls and procedures designed to reduce continuing risk of adverse impacts and health and safety issues, we could incur substantial cleanup costs, fines and civil or criminal sanctions, and third-party property damage or personal injury claims as a result of violations, noncompliance, or liabilities under these regulatory regimes.

As a manufacturing business, we also must comply with federal and state environmental laws and regulations that relate to the manner in which we store and dispose of materials and the reports that we are required to file. We cannot assure you that we will not incur additional costs to maintain compliance with environmental laws and regulations or that we will not incur significant penalties for failure to be in compliance.

The dangers inherent in our operations and the limits on insurance coverage could expose us to potentially significant liability costs and materially interfere with the performance of our operations.

The fabrication of large steel structures involves potential operating hazards that can cause personal injury or loss of life, severe damage to and destruction of property and equipment, and suspension of operations. The failure of such structures during and after installation can result in similar injuries and damages. Although we believe that our insurance coverage is adequate, there can be no assurance that we will be able to maintain adequate insurance in the future at rates we consider reasonable or that our insurance coverage will be adequate to cover future claims that may arise. Claims for which we are not fully insured may adversely affect our working capital and profitability. In addition, changes in the insurance industry have generally led to higher insurance costs and decreased availability of coverage. The availability of insurance that covers risks we and our competitors typically insure against may decrease, and the insurance that we are able to obtain may have higher deductibles, higher premiums, and more-restrictive policy terms.

The requirements of being a public company are complex and will increase costs.

As a public company, we will be subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. We may need to hire more employees in the future to comply with these requirements, which will increase our costs and expenses.

In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us, and our business may be harmed.

We also expect that because we are a public company, these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors (“Board”), particularly to serve on our audit committee and renumeration committee, and qualified executive officers.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in increased threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results.

Litigation is costly and time-consuming and could have a material adverse effect on our business, results of operations, and reputation.

The Company’s directors and officers may be subject to a variety of civil or other legal proceedings relating to the business affairs of companies with which they are, were or may be in the future affiliated, with or without merit. From time to time in the ordinary course of the Company’s business, we may become involved in various legal proceedings — including commercial, employment, and other litigation and claims — as well as governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, and cause us to incur significant expenses. Furthermore, because litigation is inherently unpredictable, the results of any such actions may have a material adverse effect on our business, operating results, or financial condition.

Even if the claims are without merit, the costs associated with defending these types of claims may be substantial, in terms of time, money, and management distraction. In particular, patent and other intellectual property litigation may be protracted and expensive, and the results are difficult to predict and may require us to stop offering certain features, purchase licenses, or modify our products and features while we develop non-infringing substitutes or may result in significant settlement costs.

The results of litigation and claims to which we may be subject cannot be predicted with certainty. Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, results or operations, and reputation.

If our customers successfully assert product liability claims against us due to defects in our products, our operating results may suffer and our reputation may be harmed.

Due to the circumstances under which many of our products are used and the fact that some of our products are relied upon by our customers in their facilities or operations, we face an inherent risk of exposure to claims in the event that the failure, use, or misuse of our products results, or is alleged to result, in bodily injury, property damage, or economic loss. Although we carry product liability insurance, a successful product liability claim or series of claims against us, or a significant warranty claim or series of claims against us, could materially decrease our liquidity and impair our financial condition and materially and adversely affect our results of operations.

We may need new or additional financing in the future to expand our business, and our inability to obtain capital on satisfactory terms or at all may have an adverse impact on our operations and our financial results.

We may need new or additional financing in the future to expand our business, refinance existing indebtedness, or make strategic acquisitions, and our inability to obtain capital on satisfactory terms or at all may have an adverse impact on our operations and our financial results. As we grow our business, we may have to incur significant capital expenditures. We may make capital investments to, among other things, build new or upgrade our existing facilities, purchase or lease new equipment, and enhance our production processes. If we are unable to access capital on satisfactory terms and conditions, we may not be able to expand our business or meet our payment requirements under our existing credit facilities. Our ability to obtain new or additional financing will depend on a variety of factors, many of which are beyond our control. We may not be able to obtain new or additional financing because we may have substantial debt, our current receivable and inventory balances may not support additional debt availability, or we may not have sufficient cash flows to service or repay our existing or future debt. In addition, depending on market conditions and our financial performance, equity financing may not be available on satisfactory terms or at all. Moreover, if we raise additional funds through issuances of equity or convertible debt securities, our current stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. If we are unable to access capital on satisfactory terms and conditions, this could have an adverse impact on our business, results of operations, and financial condition.

Our intellectual property rights may be inadequate to protect us against others claiming violations of their proprietary rights, and the cost of enforcement could be significant.

The future success of our business is dependent upon the intellectual property rights surrounding our technology, including trade secrets, know-how, and continuing technological innovation. Although we will seek to protect our proprietary rights, our actions may be inadequate to protect any proprietary rights or to prevent others from claiming violations of their proprietary rights. There can be no assurance that other companies are not investigating or developing other technologies that are similar to our technology. In addition, effective intellectual property protection may be unenforceable or limited in certain countries. Any of these claims, with or without merit, could subject us to costly litigation. If the protection of proprietary rights is inadequate to prevent unauthorized use or appropriation by third parties, the value of our brand and other intangible assets may be diminished. Any of these events could have an adverse effect on our business and financial results.

Effective trade secret, copyright, trademark, and domain name protection is expensive to develop and maintain, in terms of both initial and ongoing registration requirements and the expenses and costs of defending our rights. We are seeking to protect our trademarks and domain names in an increasing number of jurisdictions, a process that is expensive and may not be successful or that we may not pursue in every location. Litigation may be necessary to enforce our intellectual property rights, protect our respective trade secrets, or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could adversely affect our business and operating results. We may incur significant costs in enforcing our trademarks against those who attempt to imitate our brand. If we fail to maintain, protect, and enhance our intellectual property rights, our business and operating results may be harmed.

Our intellectual property rights may not be adequate to protect our business.

We currently do not hold any patents for our products. To date, we have filed five patent applications. Although we expect to continue filing, where applicable, patent applications related to our technology, no assurances can be given that any patent will be issued on our patent applications or any other application that we may file in the future or that, if such patents are issued, they will be sufficiently broad to adequately protect our technology. In addition, we cannot assure you that any patents that may be issued to us will not be challenged, invalidated, or circumvented.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position could be harmed.

In addition to seeking patent protection, we rely upon trade secret protection — as well as nondisclosure agreements and invention assignment agreements with our employees, consultants, and third parties — to protect our confidential and proprietary information. In addition to contractual measures, we try to protect the confidential nature of our proprietary information using commonly accepted physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and any recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of our product that we consider proprietary. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive, and time-consuming, and the outcome is unpredictable. Even though we use commonly accepted security measures, trade secret violations are often a matter of state law, and the criteria for protection of trade secrets can vary among different jurisdictions. In addition, trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information were independently developed by a competitor, our business and competitive position could be harmed.

The existence of a family relationship between Dekui Liu, as our Chief Executive Officer, and Ying Liu, as a board member, may result in a conflict of interest in connection with a decision to be made by us through our board, standing committees thereof, and management and what they each may believe is best for themselves or their family members in connection with the same decision.

Dekui Liu is the son of Ying Liu. In her position as a member of our board, Ying Liu owes a fiduciary duty to our stockholders and must act in good faith in a manner she reasonably believes to be in the best interests of the stockholders. And in his position as our Chief Executive Officer, Dekui Liu owes a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of the stockholders. Nevertheless, the existence of this family relationship may result in a conflict of interest on the part of such persons between what they may believe is in our best interests and the best interests of our stockholders and what they may believe is best for themselves or their family members in connection with a business opportunity or other matter to be decided by INNO through its board, standing committees thereof, and management. Moreover, even if such a family relationship does not create an actual conflict, the perception of a conflict in the press or the financial or business community generally could create negative publicity or another reaction with respect to the business opportunity or other matters to be decided by us through our board, standing committees thereof, and management, which could adversely affect the business generated by us and our relationships with our existing customers and other counterparties, impact the behavior of third-party participants or other persons in the proposed business opportunity or other matter to be decided, otherwise negatively impact our business prospects related to this matter, or negatively impact the trading market for our securities.

Risks Related to This Offering

Our management will have broad discretion over the use of any net proceeds from this offering, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of any net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering and in ways that do not necessarily improve our results of operations or enhance the value of our common stock. Accordingly, you will be relying on the judgment of our management with regard to the use of any proceeds from this offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for you.

Investors in this offering may experience future dilution as a result of this and future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. Investors purchasing our shares or other securities in the future could have rights superior to existing common stockholders, and the price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public markets could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

Existing shareholders may sell significant quantities of common stock.

The existing shareholders will own 88% (or 86% if the underwriters exercise their option to purchase additional shares in full) of our common stock following the successful completion of this offering. Notwithstanding that certain officers and directors who are shareholders will be locked up for a period of 180 days following the completion of this offering, they may have acquired their shares at a lower price than that of this offering. Accordingly, they may be incentivized to sell all or part of their holdings as soon as any applicable transfer restrictions have ended, and such sales could have a negative impact on the market price of our common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Several analysts may cover our stock. If one or more of those analysts downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price will likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

We expect to be a “controlled company” within the meaning of the listing standards of Nasdaq, and as a result, we will qualify for exemptions from certain corporate-governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

Dekui Liu, our CEO, controls a majority of the outstanding common stock. As a result, we qualify as a “controlled company” within the meaning of the listing standards of Nasdaq, and we have elected not to comply with certain Nasdaq corporate-governance requirements. Under these rules, a “controlled company” may elect not to comply with certain corporate-governance requirements. Accordingly, our stockholders may not have the same protections afforded to stockholders of companies that are subject to all of Nasdaq’s corporate-governance requirements.

Risks Relating to Ownership of Our Securities

There is no active public trading market for our common stock, and we cannot assure you that an active trading market will develop in the near future.

Our common stock is not quoted in the over-the-counter markets and is not listed on any stock exchange, and there is currently no active trading in our securities. We will apply to have our common stock listed on the Nasdaq Capital Market under the symbol INHD, which listing is a condition to this offering. We cannot assure you that an active trading market for our common stock will develop in the future due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until we became more seasoned and viable. We cannot give you any assurance that an active public trading market for our common stock will develop or be sustained. You may not be able to liquidate your shares quickly or at the market price if trading in our common stock is not active.

The public price of our common stock may be volatile and could, following a sale, decline significantly and rapidly.

The initial-public-offering price for the shares will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. The market price of our common stock may decline below the initial offering price, and you may not be able to sell your shares of our common stock at or above the price you paid in the offering, or at all. Following this offering, the public price of our common stock in the secondary market will be determined by private buy-and-sell transaction orders collected from broker-dealers.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common stock.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our common stock may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common stock.

In addition, if the trading volumes of our common stock are low, persons buying or selling in relatively small quantities may easily influence prices of our common stock. This low volume of trades could also cause the price of our common stock to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our common stock may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our common stock. As a result of this volatility, investors may experience losses on their investment in our common stock. A decline in the market price of our common stock also could adversely affect our ability to issue additional common stock or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our common stock will develop or be sustained. If an active market does not develop, holders of our common stock may be unable to readily sell the common stock they hold or may not be able to sell their common stock at all.

A possible “short squeeze” due to a sudden increase in demand of our common stock that largely exceeds supply may lead to price volatility in our common stock.

Following this offering, investors may purchase our common stock to hedge existing exposure in our common stock or to speculate on the price of our common stock. Speculation on the price of our common stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our common stock available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our common stock for delivery to lenders of our common stock. Those repurchases may, in turn, dramatically increase the price of our common stock until investors with short exposure are able to purchase additional shares of common stock to cover their short position. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in our common stock that are not directly correlated to the performance or prospects of our company, and once investors purchase the shares of common stock necessary to cover their short position, the price of our common stock may decline.

We may not be able to satisfy the listing requirements of Nasdaq to maintain a listing of our common stock.

If our common stock is listed on Nasdaq, we must meet certain financial and liquidity criteria to maintain such a listing. If we violate the maintenance requirements for continued listing of our common stock, our common stock may be delisted. In addition, our board may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our common stock from Nasdaq may materially impair our stockholders’ ability to buy and sell our common stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock. In addition, the delisting of our common stock could significantly impair our ability to raise capital in the future.

We may be subject to securities litigation, which is expensive and could divert our management’s attention.

The market price of our securities may be volatile, and in the past, companies that experienced volatility in the market price of their securities were subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns.

Our failure to maintain effective internal controls over financial reporting could have an adverse impact on us.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition, or results of operations. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting, or disclosure of our public-accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no system of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected. These inherent limitations include the realities that judgments in decision making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by the individual acts of some persons, by the collusion of two or more persons, or by management override of the controls. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may become inadequate because of changes in conditions, or the degree of compliance with policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.

If we fail to have effective controls and procedures for financial reporting in place, we could be unable to provide timely and accurate financial information, which could result in an investigation by the SEC and civil or criminal sanctions, investors losing confidence in the accuracy of our periodic reports filed under the Exchange Act, and a decline in our stock price.

We are an “emerging growth company” under the JOBS Act, and we cannot be certain whether the reduced disclosure requirements applicable to emerging-growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are not applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes — Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden-parachute payments not previously approved. We cannot predict whether investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in section 7(a)(2)(B) of the Securities Act of 1933 (the “Securities Act”) for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” until the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement under the Securities Act, although we will lose that status sooner if our revenues exceed $1.235 billion, if we issue more than $1 billion in nonconvertible debt in a three-year period, or if the market value of our common stock that is held by nonaffiliates equals $700 million or more as of the last day of our most recently completed second fiscal quarter.

Changes in tax law may materially adversely affect our financial condition, results of operations, and cash flows or adversely impact the value of an investment in our common stock.

New income, sales, use, or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time or interpreted, changed, modified, or applied adversely to us, any of which could adversely affect our business operations and financial performance. We urge our investors to consult with their legal and tax advisors with respect to any changes in tax law and the potential tax consequences of investing in our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. We currently intend to retain any future earnings to support the development of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board after taking into account various factors, including, but not limited to, our financial condition, operating results, cash needs, and growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our common stock may be limited by Texas state law. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

Our Amended and Restated Bylaws provide that the United States District Court for the Southern District of Texas, Houston Division, or in the event that court lacks jurisdiction to hear such action, the District Courts of the County of Harris, Texas will be the sole and exclusive forum for certain disputes which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers, employees or agents.

Our amended and restated bylaws provide that the state or federal courts located in Harris County, Texas will be the exclusive forum for: (i) any actual or purported derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty by any of our current or former directors or officers; (iii) any action asserting a claim against us or our current or former directors or officers arising pursuant to the Texas Business Organizations Code, or the TBOC, our certificate of formation, or our amended and restated bylaws; or (iv) any action asserting a claim against us or our current or former officers or directors that is governed by the internal affairs doctrine, in each case subject to said courts having personal jurisdiction over the indispensable parties named as defendants therein. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock will be deemed to have notice of and to have consented to this provision of our bylaws. This provision does not apply to claims brought under the Securities Act or the Exchange Act. The exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find the exclusive forum provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

IN ADDITION TO THE ABOVE RISKS, BUSINESSES ARE OFTEN SUBJECT TO RISKS NOT FORESEEN OR FULLY APPRECIATED BY MANAGEMENT. IN REVIEWING THIS FILING, POTENTIAL INVESTORS SHOULD KEEP IN MIND THAT OTHER POSSIBLE RISKS MAY ADVERSELY IMPACT THE COMPANY’S BUSINESS OPERATIONS AND THE VALUE OF THE COMPANY’S SECURITIES.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” Forward-looking statements reflect the current view about future events. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results, and our liquidity and capital-resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you, therefore, against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation:

•        our ability to effectively operate our business segments;

•        our ability to manage our research, development, expansion, growth, and operating expenses;

•        our ability to evaluate and measure our business, prospects, and performance metrics;

•        our ability to compete, directly and indirectly, and succeed in a highly competitive and evolving industry;

•        our ability to respond and adapt to changes in technology and customer behavior;

•        our ability to protect our intellectual property and to develop, maintain, and enhance a strong brand; and

•        other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations, and results of operations.

Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $8,404,000 (or approximately $9,784,000 if the underwriters’ option to purchase additional shares is exercised in full) from the sale of the common stock offered by us in this offering, based on an assumed public offering price of $4.00 per share (the lowest price of the price range set forth on the front cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our marketing capabilities, increase production capacity, expand research and development, evaluate strategic opportunities, other working capital and general corporate purposes, and create a public market for our common stock. As of the date of this prospectus, we cannot specify with certainty all the particular uses for the net proceeds to us from this offering. However, we currently intend to use the net proceeds to us from this offering for general corporate purposes. In addition, we may use a portion of the proceeds for acquisitions, but we have not yet identified nor entered into preliminary negotiations with any specific acquisition target. To the extent we enter into an acquisition agreement, the cash costs would come from the working capital and general-corporate-purposes amount below.

The table below sets forth the manner in which we expect to use the net proceeds we receive from this offering. All amounts included in the table below are estimates.

Description	Amount (%)
Marketing	20%
Increasing Production Capacity	20%
Research and Development	20%
Working Capital and General Corporate Purposes	40%
Total	$100%

Changing circumstances may cause us to consume capital significantly faster than we currently anticipate. The amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our marketing and sales efforts, our development efforts, and the overall economic environment. Therefore, our management will retain broad discretion over the use of the proceeds from this offering. We may ultimately use the proceeds for different purposes from what we currently intend. Pending any ultimate use of any portion of the proceeds from this offering, if the anticipated proceeds will not be sufficient to fund all the proposed purposes, our management will determine the order of priority for using the proceeds, as well as the amount and sources of other funds needed. We believe that the funds raised in this offering will be sufficient to finance the purposes described above, and we do not think that material amounts of other funds will be necessary to finance such purposes.

Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital-preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Prior to this offering, our common stock has not been listed on any stock exchange or quoted on any over-the-counter market or quotation system, and there has been no public market for our common stock. We intend to apply to have our common stock listed on the Nasdaq Capital Market under the symbol “INHD,” which listing is a condition to this offering. There can be no assurance that our listing application will be approved. For more information see the section “Risk Factors.”

As of October 20, 2023, 18,251,726 shares of our common stock were issued and outstanding and were held by 11 stockholders of record.

DIVIDEND POLICY

We have not declared any cash dividends since inception, and we do not anticipate paying any dividends in the foreseeable future. Instead, we anticipate that all of our earnings will be used to provide working capital, to support our operations, and to finance the growth and development of our business. The payment of dividends is within the discretion of the Board and will depend on our earnings; capital requirements; financial condition; prospects; applicable Texas law, which provides that dividends are only payable out of surplus or current net profits; and other factors our Board might deem relevant. There are no restrictions that currently limit our ability to pay dividends on our common stock other than those generally imposed by applicable state law.

CAPITALIZATION

The following table sets forth our consolidated cash and capitalization as of June 30, 2023. Such information is set forth on the following basis:

•        on an actual basis;

•        on a pro forma basis to reflect the sale of 2,500,000 shares (exclude additional shares that the underwriters might exercise the option to purchase) of our common stock by us in this initial public offering at an assumed initial-public-offering price of $4.00 per share (the lowest price of the price range set forth on the front cover page of this prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the following table in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes included in this prospectus.

	As of June 30, 2023
	Actual (Unaudited)	Pro Forma (Unaudited)(1)
Cash, cash equivalents and investments	$113,357	$8,916,662

Short term debts (including short term loans from related parties)	$1,262,183	$1,262,183
Long term debts	$123,414	$123,414

Stockholders’ equity
Common stock, no par value, 100,000,000 shares authorized, 18,251,726 shares issued and outstanding, actual; 100,000,000 shares authorized, 20,751,726 shares issued and outstanding, pro forma(2)
Additional paid-in capital	2,830,000	11,234,000
Accumulated deficit	(3,493,204)	(3,493,204)
Non-controlling interest	(228,906)	(228,906)
Total stockholders’ equity (deficit)	(892,110)	7,511,890

Total Capitalization	$493,487	$8,897,487

____________

(1)      Each $1.00 increase or decrease in the assumed initial-public-offering price per share of $4.00 (which is the lowest price of the price range set forth on the cover page of this prospectus) would increase or decrease, as applicable, the as-adjusted amount of each of cash and cash equivalents, additional paid-in capital, and total stockholders’ equity (deficit) by approximately $2.3 million, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each 1-million-share increase or decrease in the number of shares of common stock offered in this offering would increase or decrease, as applicable, the as-adjusted amount of each of cash and cash equivalents, additional paid-in capital, and total stockholders’ equity (deficit) by $3.6 million, assuming that the initial-public-offering price per share remains $4.00 (which is the lowest price of the price range set forth on the cover page of this prospectus), and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriter exercises the Over-Allotment Option in full, the as-adjusted amount of each of cash and cash equivalents, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization would be increased by approximately $1.4 million, respectively, assuming that the initial-public-offering price per share remains $4.00 (which is the lowest price of the price range set forth on the cover page of this prospectus), and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(2)      The table above excludes 2,013,552 shares of common stock that are reserved for future issuance under our employee stock option pool.

DILUTION

Purchasers of our common stock in this offering will experience an immediate and substantial dilution in the as-adjusted net tangible book value of their shares of common stock. Dilution results from the fact that the $4.00 per share offering price is substantially in excess of the book value per share attributable to the existing shareholders for our presently outstanding common stock. Our net tangible book value attributable to shareholders at June 30, 2023 was $(1,291,415) or approximately $(0.07) per share. Net tangible book value as of June 30, 2023 represents the amount of total tangible assets minus total liabilities, divided by the number of common stock outstanding.

After giving effect to the sale of shares of common stock in this offering at the assumed offering price of $4.00 per share and after deducting the underwriting discounts and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at June 30, 2023 would have been $7,511,890, or $0.36 per share. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.43 per share to existing investors and immediate dilution of $3.64 per share to new investors.

The following table illustrates this per-share dilution to new investors:

	Offering without Over-Allotment	Offering with Over-Allotment
Assumed initial public offering price per share	$4.00	$4.00
Historical net tangible book value per share as of June 30, 2023	$(0.07)	$(0.07)
Pro forma as adjusted net tangible book value as of June 30, 2023	$7,511,890	$8,891,890
Increase in as-adjusted pro forma net tangible book value per share attributable to the offering	$0.43	$0.49
Pro forma net tangible book value per share as of June 30, 2023, after this offering	$0.36	$0.42
Dilution per share to investors participating in this offering	$3.64	$3.58

Each $1.00 increase (decrease) in the assumed offering price of $4.00 per share would increase (decrease) our pro forma as adjusted net tangible book value per share as of June 30, 2023 by approximately $0.11, and would increase (decrease) dilution to new investors by $0.89 per share, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual offering price and other terms of this offering determined at pricing.

If the underwriter exercises the Over-Allotment Option in full, the pro forma as adjusted net tangible book value per share after the offering would be $0.42, the increase in net tangible book value per share to existing shareholders would be $0.06, and the immediate dilution in net tangible book value per share to new investors in this offering would be $3.58.

After completion of this offering, our existing stockholders would own approximately 88% (or 86% if the underwriters exercise their option to purchase additional shares in full) of our common stock, and our new investors would own approximately 12% (or 14% if the underwriters exercise their option to purchase additional shares in full) of the total number of shares of our common stock outstanding after this offering.

We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2023 (assuming the underwriters will not exercise their option to purchase additional shares), the differences between existing shareholders and the new investors with respect to the number of shares of common stock purchased, the total consideration paid and the average price per share before deducting the underwriting discounts to the underwriter and the estimated offering expenses payable by us.

	Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	18,251,726	88%	$2,850,000	22%	$0.16
New Investors	2,500,000	12%	10,000,000	78%	4.00
	20,751,726	100%	$12,850,000	100%	$0.62

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the section headed “Selected Consolidated Financial and Operating Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a building technology company that primarily manufactures cold-formed-steel members and offers a full range of services required to transform raw materials into precise steel framing products and prefabricated homes. We transform raw material (coils of rolled steel of various gauges and other materials) through our proprietary technologies to cut, punch and bend the steel into members or other components. These work-in-process components are further processed into finished products which are used in a variety of building types, including residential, commercial, industrial, and infrastructure. At each stage of the process, we are adding value to the original rolled steel (and other materials) to its final assembled use by businesses or directly to customers.

Our largest commodity expense is our primary raw material — rolled steel in various gauges and widths. Like any commodity, steel is subject to supply/demand-based price fluctuations which can have an impact on the profitability of our business if prices change between the time we enter into a contract with a customer to deliver finished goods and the time the steel is purchased from the mill. We seek to mitigate our exposure to steel price fluctuations in two ways:

•        Entering fixed price forward contracts with steel mills/suppliers for delivery in the future so that our bids for customer contracts have known pricing for the steel. This is particularly useful in larger projects that involve delivery of product over many months.

•        Maintaining an approximately three-month inventory of our most actively used rolled steel coils (defined by width and gauge). This inventory requires an active forward-looking assessment of steel needs to meet expected demand. Maintaining inventory is a real financial exposure especially during periods of pricing volatility.

Key Performance Indicators (“KPIs”)

In addition to the measures presented in our consolidated financial statements, our management regularly monitors certain KPIs for our business. The KPIs used by the Company include:

The capital turnover rate of raw-material procurement

Our business is reliant on timely delivery of raw materials. At the same time, our primary raw material (steel) is expensive to warehouse. We strive to achieve roughly 1-3 months of raw materials inventory to balance our cost of inventory against the risk of not having raw materials when needed. We do this by setting up long-term cooperative relationship with multiple local and national suppliers, including the mills, so that we will gain a better payment cycle to secure the raw material, to maximize the usage of the funds. At the same time, to match the raw-material usage of the sales order each quarter, we will make the quarterly purchase plans ahead, so that the efficiency of capital turnover is higher.

The collection period of accounts receivable

Timely payments from customers are essential to a successful business. Based on our historical collectability experience, we will seek to gradually eliminate the types of small-size homebuilders and cooperate with large-size and professional companies to strengthen risk control of accounts receivable and shorten the days outstanding for accounts receivable. Eventually, we expect to achieve the goal of receiving 100% of the payment before products leave the shop.

Lead time

Construction requires the coordination of many contractors, subcontractors, permitting, etc. that must be done on very exacting schedules where any delays will have a ripple effect down the chain. While there are many things we cannot control, we strive to communicate with the customers at a high frequency and make the best production arrangement to minimize storage period and shorten the lead time, which is one of the most important operating indicators of INNO.

The growth of total operating income

We maintain internal long-term targets for both gross profit and operating income, based partly on long-term revenue growth targets and partly on execution and internal controls. Ultimately, we strive to deliver profitable long-term growth.

Production capacity improvement

We are committed to investing in the improvement of production capacity and production efficiency in an effort to support larger orders and to meet the goal of increasing total operating income.

Results of Operation

For the years ended September 30, 2022, and 2021

The following table presents certain consolidated statement-of-operations information and presentation of that data as a percentage of change from year to year.

	For the Years Ended September 30,
	2022	2021	Variance
Revenues	$4,502,568	$3,003,624	49.9%
Costs of materials and labor	3,405,506	2,069,581	64.6%
Selling, general and administrative expenses (exclusive of depreciation shown separately below)	1,873,902	1,229,651	52.4%
Depreciation	33,138	6,000	452.3%
Operating loss	(809,978)	(301,608)	168.6%
Other income (expenses)	(310,114)	222,193	(239.6)%
Loss before income taxes	(1,120,092)	(79,415)	1,310.4%
Income tax expense	9,915	26,581	(62.7)%
Net loss	(1,130,007)	(105,996)	966.1%
Non-controlling interest	(121,345)	—
Net loss attributable to INNO HOLDINGS INC.	$(1,008,662)	$(105,996)	851.6%

Operating loss % of revenues	(18.0)%	(10.0)%
Net loss % of revenues	(25.1)%	(3.5)%

For the nine months ended June 30, 2023 and 2022

The following table presents certain unaudited condensed consolidated statement-of-operations information and presentation of that data as a percentage of change from period to period.

	For the Nine Months Ended June 30,
	2023	2022	Variance
Revenues	$501,672	$3,531,839	(86)%
Costs of materials and labor	472,710	2,254,643	(79)%
Selling, general and administrative expenses (exclusive of depreciation and bad debt expenses shown separately below)	1,628,307	1,692,131	(4)%
Depreciation	50,547	19,698	157%
Bad debt expense	1,267,960	—	100%
Operating loss	(2,917,852)	(434,633)	571%
Other income (expenses)	(53,876)	(122,164)	(56)%
Loss before income taxes	(2,971,728)	(556,797)	434%
Income tax expense	—	12,887	0%
Net loss	(2,971,728)	(569,684)	422%
Non-controlling interest	(107,561)	(61,092)	76%
Net loss attributable to INNO HOLDINGS INC.	$(2,864,167)	$(508,592)	463%

Operating loss % of revenues	(582)%	(12)%
Net loss % of revenues	(592)%	(16)%

Revenues

Revenue for the fiscal year ended September 30, 2022 increased 49.9% to $4,502,568 in comparison to $3,003,624 for the fiscal year ended September 30, 2021. The increase in revenue resulted primarily from an increase in the number of customers, to 48 in fiscal year 2022 from 20 in fiscal year 2021, and the corresponding increase in sales volume. We had 11 repeat customers in fiscal year 2022. We had four customers that each accounted for over 10% of sales in fiscal year 2022, contributing 15.33%, 9.74%, 9.16%, and 8.74% of revenue, respectively.

Revenue for the nine months ended June 30, 2023 declined 86% to $501,672 in comparison to $3,531,839 for the nine months ended June 30, 2022. The decline in revenue primarily resulted from a decrease in customer construction activity, a decline in the number of customers, to 21 in the nine months ended June 30, 2023 from 45 in the nine months ended June 30, 2022, and a decline in the average size of projects, which resulted in a decline in average revenue per customer to $23,889 in the nine months ended June 30, 2023 from $78,625 in the nine months ended June 30, 2022. We had eight repeat customers in the nine months ended June 30, 2023 compared to the nine months ended June 30, 2022. We had four customers that each accounted for over 10% of revenue in the nine months ended June 30, 2023, contributing 32%, 10%, 10%, and 10% of revenue, respectively.

Our backlog as of June 30, 2023 was approximately $15,000,000 to $20,000,000. The range of backlog amount is comprised of all remaining payments related to our signed customer contracts and estimation of order adjustments. We expect revenue from these contracts to be realized within 24 months from June 30, 2023. These signed contracts included an agreement, amount of $15,875,800, with Vision Opportunity Fund LP, partially owned by one of our minority shareholders.

Our revenues are significantly impacted by demand for residential and commercial buildings, economic conditions including interest rates and costs of labor, materials and other variables that impact the cost of our finished goods. We cannot ensure that growth will continue, and our business may be adversely affected by negative overall economic conditions currently being experienced.

Costs of Materials and Labor

Costs of materials and labor include raw materials (primarily rolled steel) and direct labor in the processing of raw materials through the manufacturing process. Fluctuations in raw materials pricing and production volume can have an impact on our costs as indicated in the table below, with raw steel contributing between approximately 40% of the cost of goods sold and 61% of the cost of goods sold, depending on price and volume.

Costs of materials and labor for the fiscal year ended September 30, 2022, increased 64.6% to $3,405,506 in comparison to $2,069,581 for the fiscal year ended September 30, 2021. The increase was primarily due to an increase in the number of customers and a corresponding increase in sales volume as discussed above, an increase in the number of workers (primarily at-will contractors), and increased costs of raw material.

Costs of materials and labor for the nine months ended June 30, 2023, declined 79% to $472,710 in comparison to $2,254,643 for the nine months ended June 30, 2022. The decrease was primarily due to the sharp year-over-year decline in revenue, as discussed above.

While the Company seeks to minimize the impact of fluctuations of steel prices by advance purchases of steel tied to the price to be paid by customers in their contracts, available capital resources has limited our ability to make advance purchases to about three months of supply, which has left us with some exposure to supply price changes. Among the uses of proceeds from this offering, the Company intends to extend the number of months of supply to match the expected need for raw materials of purchases under contract.

Steel Price Sensitivity Analysis
Steel Price	Steel as % of COGS
Variance	Low Volume	High Volume
(20)%	40%	51%
(10)%	43%	54%
0	45%	57%
10%	48%	59%
20%	50%	61%

Table Notes: “Low Volume” assumes three tons of steel material used per one eight-hour shift; “High Volume” assumes seven tons of steel material used per shift. Steel price variance assumes a baseline price of $1,200 per U.S. ton.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended September 30, 2022, increased 52.4% to $1,873,902 in comparison to $1,229,651 for the year ended September 30, 2021. While the increase in these expenses was less than the revenue growth, the absolute dollar increase was mainly due to an increase in marketing and promotional activities, the opening of our California office and an increase in professional-service fees.

Selling, general and administrative expenses for the nine months ended June 30, 2023, decreased 4% to $1,628,307 in comparison to $1,692,131 for the nine months ended June 30, 2022. The decrease was primarily due to the recognition of non-employee wages and commissions recognized in the nine months ended June 30, 2022, partly offset by increases in marketing and promotional activities, additional overhead expenses to support long-term growth, and an increase in professional service fees to begin preparation for our public filing in the nine months ended June 30, 2023.

Bad debt expense

Bad debt expense increased by $1,267,960 for the nine months ended June 30, 2023 compared to the same period in 2022 due to the reserves for doubtful accounts. We estimated the credit losses based on each customer’s financial situation, project status and the outstanding days of the accounts receivable balance. Following table illustrates the allowance for credit losses related to each age group of receivables.

	Aging Category
	1 – 30 days	> 270 days	Total
Accounts receivable	$25,295	$1,338,395	$1,363,690
Less: allowance for credit losses	—	(1,267,960)	(1,267,960)
Accounts receivable, net	$25,295	$70,435	$95,730

At the beginning of our 2023 fiscal year, we started to strengthen our risk control of accounts receivable and reduce the days outstanding for accounts receivable by discontinuing business with smaller customers with high credit risk. Most of our current customers adhere to a 30-day payment term. For the current year’s transactions, we have maintained a high collection rate. For aged outstanding balances, we assessed the provision for credit loss based on the aging groups, each customer’s business and project status, contractual term, and financial situation. We reserved 95% of the balance that is aged over nine months. Below, we have summarized the nature of our current collection issues:

A.     We were notified that the ownership of one of our projects had been transferred in the middle of construction. We had collection issues from the former owner and reserved approximately $0.5 million credit losses accordingly.

B.      As a subcontractor to provide the designing service and prefab products, we recognize the revenue upon completion of our performance obligations. However, there are two projects that had been significantly changed during the later stage of construction, our delivered services and prefab products had been replaced. We are experiencing difficulties in collecting payment for the services rendered and prefab products delivered. The related balance of approximately $0.3 million has been reserved as credit losses.

C.     We were notified that several customers have cash flow issues and are facing challenges in securing loans. We are experiencing difficulties in collecting payment for the services rendered and prefab products delivered. We assessed the customers’ financial situation and reserved approximately $0.4 million as credit losses.

We continue to monitor our accounts receivable balances and limit small-size homebuilders and cooperate with large-size and professional companies to strengthen risk control of accounts receivable and shorten the days outstanding for accounts receivable.

Operating Loss

Operating loss was $809,978 for the year ended September 30, 2022, in comparison to $301,608 for the year ended September 30, 2021. The operating loss ratio also increased to 18.0% for the year ended September 30, 2022, from 10.0% for the year ended September 30, 2021. This was due to a combination of the increase in sales and the higher costs and expenses, as discussed above.

Operating loss was $2,917,852 for the nine months ended June 30, 2023, in comparison to operating loss of $434,633 for the nine months ended June 30, 2022. The increased loss was primary attributed to lower revenue and increased costs and expenses, as discussed above.

Other Income (Expense)

Other income (expenses) consists of interest expense and other nonoperating income (expenses). Other expenses for our fiscal year ended September 30, 2022 were $310,114, in comparison to other income of $222,193 for the year ended September 30, 2022. The increase in other expenses was mainly due to the combination of an increase in stock compensation expenses of $300,000 and decrease in other income of $230,000, which was the PPP loans forgiven in fiscal year ended September 30, 2021.

Other expenses for the nine months ended June 30, 2023, were $53,876, in comparison to other expenses of $122,164 for the nine months ended June 30, 2022. The decrease in expense was primarily related to stock compensation expense recorded for the nine months ended June 30, 2022.

Net Loss

Net loss for the fiscal year ended September 30, 2022, was $1,008,662, in comparison to a net loss of $105,996 for the year ended September 30, 2021. The increase in net loss for fiscal year 2022 compared to fiscal year 2021 was primarily due to changes in revenue, costs and expenses as outlined above, including higher stock compensation expense and a decrease in PPP loan forgiveness.

Net loss for the nine months ended June 30, 2023, was $2,971,728, in comparison to net loss of $569,684 for the nine months ended June 30, 2022. The year-over-year increase in net loss was primarily due to changes in revenue, costs and expenses as outlined above, including lower year-over-year revenue and higher costs to prepare for our public filing.

Key Factors That Affect Operating Results

The following are factors that affect our operating results.

•        Acquisition of new (large size) builders, developers, and other types of customers and assisting them to complete the structural design and engineering more efficiently.

•        Consistently providing value-added professional services for our customers, saving costs, and shortening construction periods to win more loyal customers.

•        Maintaining technological leadership, competitive prices, and other advantages over competitors.

•        Consistent investment in automation and other systems to improve efficiencies required to improve margins.

•        Investment in employees in an effort to efficiently manage operations, finances, and other corporate efforts.

•        Demand for residential and commercial buildings can be substantially impacted by the cost of borrowing money. Recent increases in interest rates and recessionary fears have slowed building activities. However, we believe demand for affordable housing remains stable. Builders in this segment are driven to seek breakthroughs and optimization in terms of cost and lead time, which we believe may benefit INNO.

Our Ability to Create Value for Our Users and Generate Revenue

Our ability to create value for our users and generate our revenues from merchants is driven by the factors described below:

•        Our competitors include traditional wood framing, competing steel framing solutions, and other building techniques, as well as prefab homes and prefabricated building components. With respect to framing solutions, we expect cost savings, quality, and construction efficiency over our competitors to be the main driver of outperformance for INNO. For prefab homes and components, we differentiate through modern design, high quality, technology innovation, and affordability, and we believe our product is differentiated in this large and growing market space.

•        From applying AI design technology, innovation of new products, and exploration of new materials, to developing a whole new structural system, we provide customers with the most optimized solutions and LGS framing, which can lead to lower costs and construction times.

•        Our steel framing products are formed by automated CNC production lines. We currently own five automatic production lines that can cover 3 ⅝" to 12" studs/tracks of different thickness ranging from 25 gauge to 12 gauge. We believe our lead time is faster than other traditional suppliers.

Inflation, Supply Chain Disruption, and Price Fluctuations

Inflationary pressures of the past year, as evidenced by rising interest rates and cost of living indices, have had a direct impact on all aspects of our business from the cost of the raw materials we use to the demand for our finished goods. While we have no control over the decisions our customers make of whether to move forward with construction projects in the face of recessionary fears, we endeavor to limit our exposure by carefully managing our steel purchases to match expected demand and maintaining a flexible as-needed work force.

While steel material remains more expensive than wood on an absolute basis, we believe demand for our steel framing products will continue to grow due to significant advantages, including lower construction times (shorter time to building completion, lower labor costs), higher quality (limited waste, true and straight walls, durability), and insurance savings. We saw evidence of this in the fiscal year ended September 30, 2022, when steel prices increased sharply (price increases peaked at +143% year to year), yet demand remained strong, and our revenue grew approximately 50% year to year. We also note that steel and softwood price changes tend to track reasonably closely over time, which held even through the pandemic (see figure below). We believe this suggests that our steel framing products will likely remain competitive with wood framing, even in periods of high price volatility.

Steel Mill Products and Softwood Pricing Trends, 2018-2022

Producer Price Index: Steel Mill Products, Softwood Lumber
(Indexed to 100, Jan. 2018)
Steel Mill Products (WPU1017)
Softwood (WPU0811)
300
250
200
150
100
50
0
Jan-18
Mar-18
May-18
Jul-18
Sep-18
Nov-18
Jan-19
Mar-19
May-19
Jul-19
Sep-19
Nov-19
Jan-20
Mar-20
May-20
Jul-20
Sep-20
Nov-20
Jan-21
Mar-21
May-21
Jul-21
Sep-21
Nov-21
Jan-22
Mar-22
May-22
Jul-22
Sep-22
Nov-22

Source: U.S. Bureau of Labor Statistics, Producer Price Index by Commodity: Lumber and Wood Products: Softwood Lumber [WPS0811], retrieved from FRED, Federal Reserve Bank of St. Louis, and Metals and Metal Products: Steel Mill Products [WPU1017], retrieved from FRED, Federal Reserve Bank of St. Louis.

The supply chain covers material sourcing, logistics, and macroeconomic factors.

•        INNO is a technology-based manufacturing company, with all manufacturing operations currently based in the U.S. We currently source our steel from U.S.-based steel mills, which greatly reduces our exposure to global supply chain concerns; however, we may in the future source steel from other countries. We may also source other materials internationally from time-to-time to ensure we maintain an efficient cost profile.

•        Timely transportation of our inbound raw materials and outbound finished goods are critical to our operations and meeting our obligations to our customers. We are exposed to the overall shortage in capacity in the transportation industry including the well-publicized driver shortage and volatile fuel price. We have mitigated some of the transportation shortages and maintained high service levels by having one company-owned truck and may add more if demand warrants it.

•        An additional innovation aiding in our logistics strategy, is our patent-pending Mobile Factory. Our Mobile Factory can be transported to the jobsite for production. Once launched, our Mobile Factory can greatly reduce the logistic costs of all or a portion of finished products produced at the factory.

Impact of Global Conflicts and Uncertainties

The conflict between Russia and Ukraine continues to affect economic and global financial markets. The effects of the conflict have contributed to other ongoing economic challenges such as global supply-chain disruptions, labor shortages, inflation, and cybersecurity attacks, creating a challenging business environment for all industries. While we have not been materially affected by the conflict or these other economic challenges, future unpredictable and uncertain events and the protentional for future global conflicts could impact the Company. We continue monitor developments in the Russia-Ukraine conflict and evaluate our supply chain to mitigate any effects on our business, which includes currently sourcing all of our steel from the U.S.

We currently source all of our steel within the U.S. and ensure that the steel coils we source meet U.S. standards. We may source steel and other materials internationally to ensure a favorable cost profile. Our robust supply chain efforts help ensure consistent quality standards are met.

Impact of COVID-19 and Any Future Pandemic

At this time the COVID-19 pandemic and shutdowns related to additional outbreaks have not had a material effect on our business. However, the pandemic continues to affect energy prices, inflation, labor supply, the global supply chain and capital resources. Future impacts related the pandemic remain uncertain and could have an adverse effect on our business, including with regard to the Company’s ability to acquire raw materials used in our finished goods at sufficiently low prices, find and hire qualified employees, and access capital.

We’ve taken our previous experiences operating during the pandemic and related shutdowns and used them to implement strategies to ensure our continued success. We have adapted to the ongoing COVID-19 pandemic in order to continue functioning. This has included implementing safety protocols and flexible remote work.

Our supply chain has not been significantly impacted by the recent COVID-19 pandemic since we source raw materials locally which helps reduce lead times and minimize risk of disruptions. We also attempt to keep a safety stock of raw material inventory which can help to ensure that we have enough product on hand to meet urgent demand even if there are unexpected delays or disruptions in supply chain.

Liquidity and Capital Resources

Sources of Liquidity

During the years ended September 30, 2022, and 2021, we primarily funded our operations with cash generated from operations, sale of equity, as well as through borrowing under our revolving line of credit, a long term promissory note, and PPP loans from the Small Business Administration. See Note 8 and Note 12 to the consolidated financial statements for details. We had cash of $50,628 as of September 30, 2022, representing a $46,233 decrease from $96,861 of cash as of September 30, 2021. The cash decrease was primarily the result of the increase in net cash used by operating activities and purchase of equipment in the fiscal year ended September 30, 2022.

The Company has participated in several private-placement offerings. On December 3, 2022, we closed on a private-placement offering pursuant to which we sold to an accredited investor an aggregate of $500,000 in common stock, at a purchase price of $3.50 per share. On March 13, 2023, we closed on a private-placement offering pursuant to which we sold to an accredited investor an aggregate of $100,000 in common stock, at a purchase price of $3.70 per share. On March 29, 2023, we closed on a private-placement offering pursuant to which we sold to an accredited investor an aggregate of $300,000 in common stock, at a purchase price of $3.80 per share. The offerings were completed pursuant to an exemption from registration under Rule 506(b) of the Securities Act of 1933, as amended.

As of June 30, 2023, our cash balance increased to $113,357. The cash increase was primarily the result of the private placement offering discussed above, partly offset by lower revenue in the quarter, ongoing operating activities, and costs associated with our public offering.

We do not believe the cash and cash equivalents on hand as of June 30, 2023 of $113,357 will be sufficient to fund its operations and capital expenditure requirements for the next twelve months from the date the condensed consolidated financial statements are issued. We will be required to raise additional capital to continue to fund operations and capital expenditures. The uncertainties surrounding our ability to access capital when needed create substantial doubt about our ability to continue as a going concern.

Based on our need to raise additional funds to implement our business plans for the next twelve months, we have included a discussion concerning the presentation of our financial statements on a going concern basis in the notes to our consolidated financial statements and our independent public accountants have included a similar discussion in their opinion on our financial statements through September 30, 2022. We will be required in the near future to issue debt or sell our Company’s equity securities in order to raise additional cash, although there are no firm arrangements in place for any such financing at this time. We cannot provide any assurances as to whether we will be able to secure the necessary financing, or the terms of any such financing transaction if one were to occur. The failure to secure such financing could severely curtail our plans for future growth or in more severe scenarios, the continued operations of our Company.

Working Capital

As of June 30, 2023, September 30, 2022, and 2021, our working (deficit) capital was $(1,789,252), $378,782 and $290,416, respectively. The historical seasonality in our business during the year can cause cash and cash equivalents, inventory, and accounts payable to fluctuate, resulting in changes in our working capital.

Cash Flows

Operating Activities

Net cash used in operating activities for the nine months ended June 30, 2023, and 2022 was $1,066,467 and $1,006,752, respectively. The slightly increase was mainly due to the combination of an increase in loss of $2.4 million offset by an increase of non-cash item bad debt expense of $1.3 million and a decrease in working capital consumption of $1.1 million. For the nine months ended June 30, 2023, net cash used in operating activities was $1.1 million, primarily driven by the net loss of $3.0 million, partially offset by non-cash items, which mainly included bad debt expense of $1.3 million. Working capital provided cash of $0.6 million, which was primarily driven by a $1.0 million increase in accounts payable, unearned revenue and other current liabilities, a $0.4 million decrease in account receivable, a $0.1 million decrease of prepayments and other current assets, and partially offset by a $0.6 million increase in inventories and a $0.4 million increase in deferred offering costs. For the nine months ended June 30, 2022, net cash used in operating activities was $1.0 million, primarily driven by the net loss of $0.6 million, partially offset by non-cash items, which mainly included stock compensation expense of $0.1 million. Working capital consumption of $0.6 million, which was primarily driven by a $0.7 million increase in account receivable, a $0.3 million increase of prepayments and other current assets, and partially offset by a $0.5 million increase in accounts payable, unearned revenue and other current liabilities.

Net cash used in operating activities for the years ended September 30, 2022, and 2021 was $1,717,819 and $545,065, respectively. The increase was mainly due to the increase in loss of $1.0 million, accounts receivable of $0.8 million, and prepayments of $0.1 million, and a decrease in unearned revenue of $0.6 million during the year ended September 30, 2022, which was offset by an increase in stock based compensation expense of $0.3 million, accounts payable of $0.9 million, and a decrease in PPP loan forgiven of $0.2 million. We are continuing to invest in the business to support growth, which includes investments in sales and marketing, finance, human resources, IT, and similar functions, which may continue to result in negative net cash used in operating activities. We are also working to improve our accounts receivables collection, which may improve our net cash position.

Investing Activities

For the nine months ended June 30, 2023, and 2022, net cash used in investing activities was the result of additions to property and equipment of $226,900 and $637,038, respectively, which are mainly related to the purchase of machinery, tools, motor vehicles, and leasehold improvements.

For the years ended September 30, 2022, and 2021, net cash used in investing activities was the result of additions to property and equipment of $684,815 and $60,550, respectively, which are mainly related to the purchase of machinery, tools, motor vehicles, and leasehold improvements.

Financing Activities

Net cash provided by financing activities was $1,356,096 and $1,658,212, respectively, for the nine months ended June 30, 2023, and 2022. The main reason for the decrease in net cash provided was primarily due to decrease in proceeds from shares sold for cash and long-term note, and offset by the increase in proceeds from related parties during the nine months ended June 30, 2023.

Net cash provided by financing activities was $2,356,401 and $230,706, respectively, for the years ended September 30, 2022, and 2021. The main reason for the increase in net cash provided was primarily due to proceeds from loans and sale of shares for cash.

Related Party Transactions

The Company borrows short term loans without interest from its majority shareholder and CEO, Mr. Dekui Liu, for operation and cashflow needs from time to time. As of June 30, 2023, the amount due to Mr. Liu was $363,372. As of September 30, 2022 and 2021, the outstanding balance due to Mr. Liu was $12,233 and 80,706, respectively.

During the year ended September 30, 2022, the Company engaged Yunited Assets LLC (“Yunited”), a limited liability company owned by Mr. Cheng Yu, the minority owner of the Company’s subsidiary, Inno Research Institute, for consultation services on a project-by-project basis. During the nine months ended June 30, 2023 and 2022, the Company recorded $4,375 and $19,950, respectively, of project based consulting service fees, included in cost of materials and labor. During the nine months ended June 30, 2023 and 2022, the Company also recorded $90,000 and $80,000 consulting fee to Yunited for Mr. Yu’s daily operating services included in the general and administrative expenses. As of June 30, 2023, the outstanding balance of accounts payable — related party due to Yunited was $50,000. As of September 30, 2022 and 2021, there were no unpaid balances due to Yunited.

In March 2022, the Company entered into an agreement with Wise Hill Inc. (“Wise Hill”), a Florida corporation wholly owned by a minority shareholder of the Company. Pursuant to the agreement, the Company sold prefab home products of $250,000 to Wise Hill. For the year ended September 30, 2022, the Company recorded revenue-related party of $250,000. As of June 30, 2023, September 30, 2022 and 2021, the outstanding balance of accounts receivable — related party was $100,000.

During the year ended September 30, 2022, the Company purchased prefab home and other material and supplies from Baicheng Trading LLC, in which the father of Mr. Dekui Liu, the Company’s majority shareholder and CEO, is a director. As of June 30, 2023, September 30, 2022 and 2021, the outstanding balance of accounts payable — related party was $485,595, $485,595 and $0, respectively.

During the nine months ended June 30, 2023, the Company borrowed short term loans without interest from Zfounder Organization Inc., one of the Company’s minority shareholders for operation and cashflow needs. As of June 30, 2023, the outstanding balance due was $25,000. In addition, the Company borrowed short term loans without interest from Wise Hill Inc., a company owned by the CEO and Board member of Zfounder Organization Inc., for operation and cashflow needs. As of June 30, 2023, the outstanding balance due was $135,000.

During the quarter ended June 30, 2023, the Company borrowed short term loans without interest, amount of $100,000 and $30,000, respectively, from its Vice President of Product, Mr. Fei Xie and Director of Design, Mr. Zuoda He. As of June 30, 2023, the outstanding balance due to Mr. Xie and Mr. He was $100,000 and $30,000, respectively.

In March 2023, the Company entered into an agreement with Vision Opportunity Fund LP (“Vision”), a Florida limited partnership partially owned by a minority shareholder of the Company. Pursuant to the agreement, the Company agreed to provide supplies and act as project developer for an amount equal to $15,875,800 plus applicable taxes. The Company has not recorded revenue from the related party as of June 30, 2023. The Company expects to record 20% of the project amount by September 30, 2023 and the remaining 80% due by September 30, 2024.

Critical Accounting Policies and Estimate

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States, or GAAP and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. In some cases, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ materially from our estimates. To the extent that there are material differences between these estimates and actual results, our financial condition and results of operations will be affected. We base our estimates on experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. We refer to accounting estimates of this type as critical accounting policies, which we discuss further below. While our significant accounting policies are more fully described in note 2 to our audited consolidated financial statements, we believe that the following accounting policies are critical to the process of making significant judgments and estimates in the preparation of our audited consolidated financial statements.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, Inno Metal Studs Corp, Castor Building Tech LLC, and Inno Research Institute LLC. All intercompany balances and transactions have been eliminated.

Going concern

The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, in which it has not been successful, and/or obtaining additional financing from its shareholders or other sources, as may be required.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern. Such an assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Management is endeavoring to increase revenue-generating operations. While priority is on generating cash from operations through the sale of the Company’s products and services, management is also seeking to raise additional working capital through various financing sources, including the sale of the Company’s equity and/or debt securities, which may not be available on commercially reasonable terms to our Company, or which may not be available at all. If such financing is not available on satisfactory terms, we may be unable to continue our business as desired and our operating results will be adversely affected. In addition, any financing arrangement may have potentially adverse effects on us and/or our stockholders. Debt financing (if available and undertaken) will increase expenses, must be repaid regardless of operating results and may involve restrictions limiting our operating flexibility. If we issue equity securities to raise additional funds, the percentage ownership of our existing stockholders will be reduced, and the new equity securities may have rights, preferences or privileges senior to those of the current holders of our common stock.

Reverse acquisition under common control

Effective January 21, 2022, the Company acquired 100% of the common stock of Inno Metal Studs Corp (“IMSC”), a Texas corporation incorporated on October 31, 2019. Pursuant to the terms of the Share Purchase Agreement with IMSC’s sole owner, Mr. Dekui Liu, who was also the sole owner and CEO of the Company, the Company issued 15,170,000 shares of its common stock to Mr. Dekui Liu in exchange for his 100% ownership in IMSC. Upon completion of the transaction, IMSC became a 100% owned subsidiary of the Company. As such, Under ASC 805-40 and ASC 805-50, the transaction is a reverse acquisition between entities under common control, in which INNO HOLDINGS INC. is the accounting acquiree and IMSC is the accounting acquirer. The assets, liabilities and operations of the two entities are combined at their historical carrying amounts, with all historical periods adjusted as if the entities had always been combined. The consolidated financial statements represent the continuation of the financial statements of IMSC except for its capital structure.

Accounts receivable

During the ordinary course of business, the Company extends unsecured credit to its customers. Accounts receivable are stated at the amount the Company expects to collect from customers. Management reviews its accounts receivable balances each reporting period to determine if an allowance for credit loss is required.

In October 2020, the Company adopted ASU 2016-13, Topics 326 — Credit Loss, Measurement of Credit Losses on Financial Instruments, which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology, for its accounting standard for its trade accounts receivable.

The Company continuously monitors the recoverability of accounts receivable. If there are any indicators that a customer may not make payment, the Company may consider making a provision for non-collectability for that particular customer. At the same time, the Company may cease further sales or services to such a customer. The following are some of the factors that the Company develops allowance for credit losses:

•        the customer fails to comply with its payment schedule;

•        the customer is in serious financial difficulty;

•        a significant dispute with the customer has occurred regarding job progress or other matters;

•        the customer breaches any of its contractual obligations;

•        the customer appears to be financially distressed due to economic or legal factors;

•        the business between the customer and the Company is not active; and

•        other objective evidence indicates non-collectability of the accounts receivable.

The adoption of the credit loss accounting standard has no material impact on the Company’s consolidated financial statements. Accounts receivable are recognized and carried at carrying amount less an allowance for credit losses, if any. The Company maintains an allowance for credit losses resulting from the inability of its customers to make required payments based on contractual terms. The Company reviews the collectability of its receivables on a regular and ongoing basis. The Company has also included in calculation of allowance for credit losses the potential impact of the COVID-19 pandemic on our customers’ businesses and their ability to pay their accounts receivable. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. The Company also considers external factors to the specific customer, including current conditions and forecasts of economic conditions, including the potential impact of the COVID-19 pandemic. In the event we recover amounts previously written off, we will reduce the specific allowance for credit losses.

Revenue recognition

The Company has adopted Accounting Standards Codification (“ASC”) 606 since its inception and recognizes revenue from product and service sales revenues, net of promotional discounts and return allowances, if any, when the following revenue recognition criteria are met: a contract has been identified, separate performance obligations are identified, the transaction price is determined, the transaction price is allocated to separate performance obligations and revenue is recognized upon satisfying each performance obligation. The Company transfers the risk of loss or damage upon shipment, therefore, revenue from product sales is recognized when it is shipped to the customer. Return allowances, which reduce product revenue by the Company’s best estimate of expected product returns, are estimated using historical experience. For services, all sales are recognized upon completion based on terms stated in the sales agreements.

The Company evaluates the criteria of ASC 606 — Revenue Recognition Principal Agent Considerations in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. Generally, when the Company is primarily responsible for fulfilling the promise to provide a specified good or service, the Company is subject to inventory risk before the good or service has been transferred to a customer and the Company has discretion in establishing the price, revenue is recorded at gross.

Payments received prior to the delivery of goods to customers are recorded as customer deposits.

Sales discounts are recorded in the period in which the related sale is recognized. Sales return allowances are estimated based on historical amounts and are recorded upon recognizing the related sales. Shipping and handling costs are recorded as selling expenses.

Costs and expenses

Costs and expenses are operating expenses, which consist of costs of material and labor, selling, general and administrative expenses, and depreciation, are expensed as incurred.

Inventory

Inventory consists of material and finished goods ready for sale and is stated at the lower of cost or net realizable value. The Company values its inventory using the FIFO costing method. The Company’s policy is to include as a part of cost of goods sold any freight incurred to ship the product from its vendors to warehouses. Outbound freight costs related to shipping costs to customers are considered periodic costs and are reflected in selling expenses. The Company regularly reviews inventory and considers forecasts of future demand, market conditions and product obsolescence.

If the estimated realizable value of the inventory is less than cost, the Company makes provisions in order to reduce its carrying value to its estimated market value. The Company also reviews inventory for slow moving inventory and obsolescence and records allowance for obsolescence.

Property and equipment

Property and equipment is stated at the historical cost, less accumulated depreciation. Depreciation on property and equipment is provided using the straight-line method over the estimated useful lives of the assets as follows:

Machinery tools and equipment	7 years
Office furniture and equipment	5 years
Motor vehicles	5 years
Leasehold improvements	5 to 15 years

Expenditures for renewals and betterments are capitalized while repairs and maintenance costs are normally charged to the statement of operations in the year in which they are incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset, the expenditure is capitalized as an additional cost of the asset.

Upon sale or disposal of an asset, the historical cost and related accumulated depreciation or amortization of such asset were removed from their respective accounts and any gain or loss is recorded in the statements of income.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition and other economic factors. Based on this assessment, no impairment expenses for property and equipment were recorded during the nine months ended June 30, 2023 and 2022 and 2021.

Leases

On its inception date, the Company adopted ASC 842 — Leases (“ASC 842”), which requires lessees to record right-of-use (“ROU”) assets and related lease obligations on the balance sheet, as well as disclose key information regarding leasing arrangements.

ROU assets represent our right to use an underlying asset for the lease terms and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company generally uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Stock-based compensation

The Company applies ASC No. 718, “Compensation-Stock Compensation,” which requires that share-based payment transactions with employees and nonemployees upon adoption of ASU 2018-07, be measured based on the grant date fair value of the equity instrument and recognized as compensation expense over the requisite service period, with a corresponding addition to equity. Under this method, compensation cost related to employee share options or similar equity instruments is measured at the grant date based on the fair value of the award and is recognized over the period during which an employee is required to provide service in exchange for the award, which generally is the vesting period. In addition to the requisite service period, the Company also evaluates the performance condition and market condition under ASC 718-10-20. For an award which contains both a performance and a market condition, and where both conditions must be satisfied for the award to vest, the market condition is incorporated into the fair value of the award, and that fair value is recognized over the employee’s requisite service period or nonemployee’s vesting period if it is probable the performance condition will be met. If the performance condition is ultimately not met, compensation cost related to the award should not be recognized (or should be reversed) because the vesting condition in the award has not been satisfied.

The Company will recognize forfeitures of such equity-based compensation as they occur.

Income taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their perspective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

As a result of the implementation of certain provisions of ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax position, as defined, ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company has adopted the provisions of ASC 740 since inception and has analyzed filing positions in each of the federal and state jurisdictions where the Company is required to file income tax returns, as well as open tax years in such jurisdictions. The Company has identified the U.S. federal jurisdiction, and the states of Texas and California, as its “major” tax jurisdictions. However, the Company has certain tax attribute carryforwards which will remain subject to review and adjustment by the relevant tax authorities until the statute of limitations closes with respect to the year in which such attributes are utilized.

The Company believes that its income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. The Company’s policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Commitments and contingencies

In the ordinary course of business, the Company is subject to certain contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes its liability for such contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and specific facts and circumstances of each matter.

Earnings per share

Basic earnings per share are computed by dividing net income attributable to holders of common stock by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if securities to issue common stock were exercised.

Recently Issued Accounting Pronouncements

In June 2022, FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. The amendments in this ASU clarify the guidance in ASC 820 on the fair value measurement of an equity security that is subject to a contractual sale restriction and require specific disclosures related to such an equity security. This standard is effective for fiscal years beginning after December 15, 2024. The Company does not expect the adoption of this standard to have a material impact on the consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. This ASU clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606) as if the entity had originated the contracts. The guidance is effective for fiscal years beginning after December 15, 2023, with early application permitted. The Company does not expect the adoption of this standard to have a material impact on the consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01, “Investments — Equity Securities (Topic 321), Investments — Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) — Clarifying the Interactions between Topic 321, Topic 323, and Topic 815.” This ASU among other things clarifies that a company should consider observable transactions that require a company to either apply or discontinue the equity method of accounting under Topic 323, Investments — Equity Method and Joint Ventures, for the purposes of applying the measurement alternative in accordance with Topic 321 immediately before applying or upon discontinuing the equity method. The new ASU clarifies that, when determining the accounting for certain forward contracts and purchased options a company should not consider, whether upon settlement or exercise, if the underlying securities would be accounted for under the equity method or fair value option. ASU 2020-01 is effective For public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. An entity should apply ASU 2020-01 prospectively at the beginning of the interim period that includes the adoption date. The adoption of ASU 2020-01 is not expected to have a material impact on the Company’s Consolidated Financial Statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes. The update is intended to simplify the current rules regarding the accounting for income taxes and addresses several technical topics including accounting for franchise taxes, allocating income taxes between a loss in continuing operations and in other categories such as discontinued operations, reporting income taxes for legal entities that are not subject to income taxes, and interim accounting for enacted changes in tax laws. The new standard is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022; however, early adoption is permitted. The Company does not expect the adoption of this standard to have a material impact on the consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows.

BUSINESS

Our Company and Mission

INNO HOLDINGS INC. (“INNO,” “we,” “us,” or the “Company”) is an innovative building-technology company with a mission to transform the construction industry with our proprietary cold-formed steel-framing technology and other innovations. We are a manufacturer of cold-formed-steel members and prefabricated homes. We offer a full range of services required to transform raw materials into precise steel framing products and prefabricated homes. We sell these finished products either to businesses or directly to customers. The finished products and cold-formed-steel members are used in a variety of building types, including residential, commercial, industrial and infrastructure. We hope to transform the construction industry by having our proprietary cold-formed steel-framing technology replace wooden and traditional steel structures. We are well positioned to disrupt the construction industry, which now accounts for $10 trillion of the global economy.

We work with our customers to manufacture products in accordance with the customer’s drawings and specifications. Our work complies with specific national and international codes and standards applicable to the construction industry. We believe that we have earned our reputation through outstanding technical expertise, attention to detail, and a total commitment to excellence in customer service.

All our manufacturing operations are primarily located on approximately five acres in Brookshire, Texas. Our facility houses state-of-the-art equipment that gives us the capability to manufacture 15,000 linear feet of product per day. We offer a full range of services such as structural design, metal stud production, and preassembly of metal studs into steel panels, which are required to transform raw materials into finished products that are compliant with local building codes. Our manufacturing capabilities include fabrication operations, such as cutting, punching, forming and assembling, and machine operations, which includes computer numerical controlled (“CNC”) machine operations. We also provide support services for our manufacturing capabilities: manufacturing engineering (planning, fixture and tooling development, and manufacturing), quality control (inspection and testing), materials procurement, production control (scheduling, project management and expediting), and final assembly.

All manufacturing at our facility is done in accordance with our written quality assurance program, which meets specific national codes as well as international codes, standards, and specifications. INNO has obtained an International Code Council (“ICC”) certificate which means our cold-formed steel framing members are compliant with 2018 and 2015 International Building Code, 2019 California Building Code, and 2020 Florida Building Code. The ICC Evaluation Service Report is re-issued every year on the basis of the most current published edition of the following model codes as of January 1st of each year, including International Codes, National Codes, Standard Codes, Uniform Codes and other codes as designated by the ICC-ES president. We have ISO 9001 Certificate which is defined as the international standard that specifics requirements for a quality management system (“QMS”). The standards used for each customer project are specific to each customer’s needs, and we have implemented those standards into our manufacturing operations.

Major Drivers of INNO’s Business Opportunity

The traditional construction industry is labor intensive and suffers from a skilled labor shortage, which increases overall labor costs and contributes to inefficiencies in the construction process. Our steel-framing technology can decrease construction times by 50% or more by prefabricating materials required at the jobsite and can reduce labor costs proportionately due to reduced construction timelines. Compared to the traditional onsite manual measurement and cutting procedures, our intelligent CNC cold-formed roller machine automatically punches the holes for Mechanical, Electrical and Plumbing (MEP) channels eliminating many steps at the job site. INNO is dedicated to bringing automation to the construction industry to solve the over reliance on a declining supply of expensive, skilled labor.

Construction Site

Source: INNO

Reducing the need for on-site customization found in traditional construction processes is not only more profitable, it can decrease the risks associated with an inherently dangerous workplace. According to Frommer D’Amico, “10 TOP HAZARDS IN A BUILDING SITE”, nearly 6.5 million people go to work at approximately 252,000 construction sites across the U.S each day. On the job, these construction workers face a wide range of occupational safety hazards. Heavy equipment, bad weather and chaotic job site conditions can create dangerous situations. INNO manufactures metal studs and prefab wall panels, joists, and trusses within our indoor facility, unaffected by weather. The final products delivered to the jobsite are assembled wall panels, joists, and trusses, which means almost 70% of structure framing work has been completed before it gets to the construction site where the tasks are to erect and connect the pieces. The construction jobsite is very clean and organized due to a lack of cuttings and debris, which reduces the risk of safety hazards. We anticipate that cold-formed steel-framing technology will ultimately replace wooden and traditional steel structures and believe it will be a big step forward in construction industry.

Construction site

Source: INNO

We are bringing sustainability to the market by replacing traditional wooden structures with cold-formed steel framing, allowing for the reduction of material waste — an average of 2% of steel scrap versus 20% for wood waste. All steel scrap is 100% recyclable, which we support through our recycling operations. Most businesses are seeking actions that demonstrate sustainability and steel is uniquely environmental-friendly in its reuse, giving us an edge in LEED certifiable products and projects.

Scrap Metal Recycling Bin

Source: INNO

We are constantly striving to produce lasting results within the building technology sector. With increasingly evolving technological advancements in the industry, our objective is to continue staying ahead of the curve by focusing our ongoing research and development on cold-formed steel framing with an emphasis on architectural and engineering technologies renovation and full-scope building services. Our cold-formed steel-framing system increases speed and labor savings by integrating each stage of the construction process with Building Information Modeling (“BIM”) which is a highly collaborative process that allows architects, engineers, real estate developers, contractors, manufacturers, and other construction professionals to plan, design and construct a structure or building within one 3D model, to establish a common data environment, ensuring INNO delivers the final products with a minimum amount of rework needed.

BIM Model

Source: INNO

Off-site building is a technique in which a building or an infrastructure is planned and designed in a modular format. Those modules are fabricated offsite in a factory. Once fabricated, those modules are transported to the site and are installed together to finalize the structure. According to the Allied Market Research published report, titled “Offsite Construction Market by Material (Steel, Wood, Concrete, and Others) and Application (Residential, Commercial, and

Industrial): Global Opportunity Analysis and Industry Forecast, 2021-2030”, the global Offsite Construction industry generated $130.4 billion in 2020, and is anticipated to generate $235.4 billion by 2030, witnessing a CAGR of 5.9% from 2021 to 2030. The rapid rise in urbanization and industrialization, increase in the pace of construction, high efficiency of offsite building is driving the growth of this market. The North America off-site construction market size was valued at $49.5 billion in 2021, and is projected to reach $80.9 billion by 2031, registering a CAGR of 4.9% from 2022 to 2031. We are leveraging the trend toward off-site and modular building techniques to increase productivity, reducing errors on-site and decreasing construction costs. As the market continues to move toward panelized building, we anticipate having an edge in the industry as a large-scale pioneer and building technology industry leader with our cost-reducing, time-saving, and quality solutions.

Our Products

Cold-Formed Steel Framing

Cold-formed steel is the material of choice to lower construction costs and adapt to modular or off-site building. It is consistent in quality and form, and it can be shipped preassembled, or it can be assembled on site by workers with little training. Our steel roof trusses, wall panels, and joist systems are a cost-effective noncombustible alternative to traditional building materials. It is now commonly used to build apartments, hotels, temporary housing, nursing homes, commercial buildings, industrial buildings and single family detached homes. These types of structures are expected to be the targets of our Company’s sales and marketing team.

All our steel framing products begin from a roll of steel of the width and gauge for the specific piece required by the customer. While there are some pieces that are identical to each other (e.g., spacers, universal studs), almost every other finished product is unique in its own way to be placed in a specific location in final assembly of the pieces. Our intelligent cold-formed roller machines are equipped with proprietary software to ensure each steel member is precisely cut and punched leaving channels for the mechanical, electrical, and plumbing designs which makes one stud unique from the others and not interchangeable during assembly. All products are uniquely coded as they are produced to correspond with the final drawings followed in the field as they are assembled to the specifications of the plans.

Accomplishing the precision described above requires sophisticated software that we license from others and combine with our own internally developed software that differentiates our products. The light-gauge steel-framing engineering software is a shared multidisciplinary resource that allows collaborators to achieve maximum efficiency and effectiveness, thus reducing all phases — design, pre-construction and construction — of the construction timeline. We have an in-house engineering team, which reduces the communication time as compared to outsourcing the engineering to an architectural and engineering firm resulting in open communication, true collaboration, and aligned understanding. INNO uses CAD (Computer Aided Design) software to arrive an accurate, comprehensive, and information-rich design model with the utilization of light-gauge steel-framing engineering software, which is a digital model of the project that includes all functional systems, geometric features, and aesthetics, such as electrical wiring, air conditioning, doors, and windows. Taken all together, INNO has created a full BIM solution that works together to inform our state-of-the-art light-gauge roll forming machines the instructions to automatically produce each steel framing member to exact specification.

Source: INNO

Metal Studs Manufactured by INNO’s CNC Machine

Source: INNO

After the design phase, our top-quality raw materials are processed on several production lines, each with made-to-order specific dimensions, screw holes and cross-cut stitching. These customizations eliminate the need for on-site manual calculations and simplifies the assembling steps, both of which increase construction efficiency and reduce labor costs. All steel-framing products produced by our Company are International Code Council (“ICC”) certified. The International Code Council is the leading global source of model codes and standards and building safety solutions that include product evaluation, accreditation, technology, training, and certification. The Code Council’s codes, standards, and solutions are used to ensure safe, affordable, and sustainable communities and buildings worldwide.

Our modular steel building framing systems avoid construction delays caused by partial, unsynchronized delivery of different building components. By breaking away from the methods of traditional stick-built building, our customers report their construction timeline is reduced at least by 20%.

We may, from time to time, engage in project development activities that use our metal framing solutions in an effort to raise awareness and stimulate market demand in new regions. For example, we signed a contract in March 2023 to act as the developer for a large apartment complex in Florida that will use our metal framing solutions.

Castor Cube

Due to high housing prices, some are having difficulties purchasing a home. Housing market trends have shown a gradual preference for modular homes. We believe demand for prefab homes is on an upward growth trend in the United States. According to the Straits Research Institute, North America’s share of the global modular building market was valued at $28 billion in 2021 and is expected to grow to $53 billion by 2030, representing a CAGR of 7%. According to the summary of an IBISWorld report titled, “Prefabricated Home Manufacturing in the US — Market Size 2002-2029,” the prefabricated home manufacturing market size in the U.S. is expected to be $9.1 billion in 2023. We expect to capitalize on this trend by providing high-quality and affordable modular homes.

Most consumers are drawn to prefab homes because of their cost-effectiveness, efficiency, and permanent property characteristics. Castor Cube is a low-maintenance, single-story, 743-square-foot manufactured home with 4 color options that can resist earthquakes, withstand winds, and prevent pests. It is a cold-formed-steel building system equipped with honeycomb panels, and it is designed to maximize the strength-to-weight value. As a result, it yields high structural stability. Castor Cube can be built on a foundation or used as a mobile home.

Castor Cube Rendering

Source: INNO

Castor Cube Transportation Illustration

CUBE
LOADED ON TRUCK
CASTOR CUBE
CHASIS
DELIVERED TO SITE
CASTOR CUBE
CASTOR CUBE
1. UNLOAD FROM TRUCK
2. CRANE LIFT CUBE TO SITE
FOUNDATION PREPARED BY OTHERS

Source: INNO

Castor Cube leverages two patents invented by Dekui Liu. They are “Aluminum Honeycomb Plate for Interior Wall Construction” (Application Number: 63367663) and “Z-Shaped Pedant For Castor Cube Exterior Wall Replaces The Z-Shaped Pedant For Sheetrock With Honeycomb Aluminum Plate” (Application number: 63434155). The goal for these two patents is to find a material that can replace exterior and interior wall panels and directly dry-hang it on the exterior wall of the building, saving labor, while improving construction cycle and reducing the heavy dependence on labor.

The Castor Cube is built on a steel chassis, which can be single or multi-sectioned. We anticipate that this modular home product will be completely constructed within our facilities starting in late 2023, at an initial rate of up to one per day. Once constructed, the Cube will be transported to a permanent location for installation. The timeline for product delivery is not expected to be affected by weather, since the Cube will be manufactured in our 100% climate-controlled factory. Furthermore, we expect that the streamlined building process will shorten the completion time. We believe the Castor Cube will demonstrate the effectiveness of our Company’s modular technique.

Castor Cube Aluminum Honeycomb Panel Installation Illustration

INTERIOR ALUMINUM HONEYCOMB PANEL CLIP-IN SYSTEM

1. INTERIOR ALUMINUM WALL PANEL
2. WALL PANEL CLIP SYSTEM
3. WALL PANEL RAIL SYSTEM
4. INTERIOR SHEATHING
5. WALL METAL STUD

5
4
3
2
1
LIFT UP & HOOK

EXTERIOR ALUMINUM HONEYCOMB PANEL CLIP-IN SYSTEM

1 EXTERIOR ALUMINUM WALL PANEL

2 WALL PANEL CLIP SYSTEM

3 WALL PANEL RAIL SYSTEM

4 EXTERIOR SHEATHING

5 WALL METAL STUD

5
4
3
2
1
LIFT UP & HOOK

Source: INNO

Honeycomb aluminum panel is a metal composite panel product developed from the composite honeycomb panel technology used in the aviation industry. The panel is a box-type structure with surrounding edges, which has good airtightness and improves the safety and service life of the wall system. The product adopts a “honeycomb sandwich” structure: a plate made of high-strength alloy aluminum with a weather resistant coating as the surface, a similar bottom plate, and an aluminum honeycomb core. This product has excellent performance in terms of its large scale and precise flatness, and it can be produced with a wide variety of shapes, surface treatments, colors, and installation systems. This advanced technology enables the Company to manufacture high-strength and light-weight wall panel products. These siding products have very flat surfaces and tightly controlled seam widths, which allow architects to design with large panels. Except for certain technical constraints, there is no standard size for honeycomb aluminum panels, and all wall panels are factory-made according to design drawings. Our production method allows the panels to be highly flexible in size and shape, including curved panels and folded panels. This flexibility creates a complete and multi-functional, highly competitive wall panel system that can be installed on almost any joist. They are also fairly simple to install.

Aluminum Honeycomb Panel Illustration

Source: INNO

Without reinforcement, the size of the honeycomb aluminum panel can reach 14ft by 15ft while maintaining excellent flatness. The weight of this product is light, only 1.0-1.1 lbs./sqft, which greatly reduces the load bearing of the building. It can withstand high-pressure and shear force, is not easy to deform, and can meet the requirements of wind pressure resistance of super high-rise buildings. Honeycomb aluminum panels can be customized according to customer needs in terms of size, shape, paint finish and color. It can be installed in any order, and each wall panel can be disassembled and replaced individually, which improves the flexibility of installation and maintenance, while reducing costs.

Mobile Factory: Off-site Equipment Rental, Sales, Service, and Support

We believe innovative technology can increase productivity in the building sector. Research and development of more efficient methods in the manufacturing and building space is at the forefront of our business model.

Our Mobile Factory is an all-in-one, secured production facility that will produce steel-framing members onsite. It can print wall panel, floor truss, and roof truss components. The size is customized for a trailer, which enables it to be transported anywhere, ranging from metropolitan suburbs to remote areas with little to no infrastructure. It is designed to enable immediate stud production on any site.

Our Mobile Factory is complete with metal stud production equipment and a diesel generator. This generator can supply continuous power to our cold-formed roller machine. The production capacity of our Mobile Factory is at least 1,000 linear feet per day. We believe this innovation is a good solution for urgent deployment in disaster areas or remote locations. It is designed to reduce the cost and time of transportation of metal studs, which we believe can drive a lower carbon footprint for larger projects.

Mobile Factory Illustration

Source: INNO

Mobile Factory in INNO’s California location

Source: INNO

The mobile factory is operated and managed by its own internally-developed production management system IoT (Internet of Things) Technology. The system controls the equipment and manages the remote mobile factory via dashboard to get a comparative understanding of production parameters, such as operation data, machinery breakdown data, uptime data and production efficiency.

IoT Production Management System

Source: INNO

Related Services

We may from time to time participate in land development and contractor services if an opportunity exists to leverage our products. Specifically, we have evaluated the development of apartment complexes, retirement communities, and remodels for projects that would incorporate our metal framing studs. For example, we have agreed to provide project development services for our contract with Vision Opportunity Fund LP, partially owned by a minority shareholder of the Company, related to the development of an approximately 110,000 sqft retirement community. All rights, obligations and interests under the agreement were subsequently assigned by Vision Opportunity Fund LP to its general partner, New Vision 101 LLC.

Our Customers

We can serve commercial, residential, and industrial projects. For the cold-formed steel-framing business, the sales model is business-to-business because the main customers are developers, builders, and contractors. For the Castor Cube prefab home products, the sales model is expected to be either business-to-business or business-to-customer.

On a year-to-year basis we are generally dependent on a small number of major customers that change year to year. Our written agreements with major customers normally terminate upon completion, and our major customers change from year to year. For fiscal year 2021, we had 15 customers, and for fiscal year 2022 we had 46 customers, of which only five were customers the prior fiscal year. For the years ended September 30, 2022, and 2021, one customer accounted for 15% and three customers (including two customers different customers from prior fiscal year) accounted collectively for 91% of the Company’s total revenues, respectively. These agreements contain standard construction and supplier agreement terms including payment schedules, performance schedules, the ability to subcontract, insurance obligations and indemnification provisions, and confidentiality provisions.

Our written agreements with these customers generally terminate upon completion of the project and contain provisions restricting our right to assign the agreement. The agreement with Ironline, LLC, one of the three customers accounting for 91% of revenue in fiscal year 2021, contains a provision providing for termination upon the earlier of ten years or early termination upon mutual agreement of the parties. That agreement has since been terminated pursuant to mutual agreement. The Ironline, LLC agreement also restricts the parties’ ability to solicit for employment any employees or independent contractors of the other party during the term of the agreement and for one year after termination. The agreements with the other two customers accounting for 91% of revenues in fiscal year 2021, provide for early termination for convenience by the customer but not by INNO. The agreement with the customer accounting for 15% of revenues in fiscal year 2022 provides for early termination only upon mutual written agreement of the parties.

Our Suppliers

Historically we rely on a limited number of material suppliers. For the years ended September 30, 2022, and 2021, three suppliers accounted for 75% and two suppliers accounted for 70% of the Company’s total purchases, respectively. As of September 30, 2022, and 2021, accounts payable to those three and two suppliers accounted for 94% and 84% of the Company’s total accounts payable, respectively. We currently do not have written agreements with these suppliers or, generally, with any of our suppliers. All of our raw materials purchases from these suppliers are made by way of individual invoices.

Our Competitive Strengths

Technology Innovations

INNO recognizes that no technology or product is completely immune to being copied, and therefore the company is committed to being a pioneer in the industry by constantly researching and developing new technologies, and being ahead in various aspects of the industry such as regulations, equipment autonomy, design technology, production efficiency, new product birth, orderly management, coordinated transportation, remote production, etc. In this way, INNO aims to have the most advanced and comprehensive technology in the industry and be the true technological barrier for competitors to overcome.

A significant competitive strength in our research and development capability is the Inno Research Institute, LLC, a subsidiary of INNO (“IRI”). Led by our Chief Scientist, Dr. Cheng Yu, IRI focuses on patentable innovative products and commercializing research discoveries. Dr. Cheng Yu is a leading figure in the cold-formed steel industry in the U.S., committed to bringing innovation in the field of thin-walled structures, cold-formed steel building technology, and design methodology for resilient buildings.

Fully Integrated Manufacturing Process

Compared to other traditional metal stud manufacturers, INNO differentiates itself by integrating services from design to metal stud production to prefabrication, utilizing off-site building technology to reduce the need for on-site framing labor. This approach allows INNO to streamline the production process, increase efficiency, and reduce dependency on labor. By implementing off-site building technologies, INNO is able to prefabricate and assemble many components of the building in a factory setting, which can lead to improved quality control, faster construction times and reduced on-site labor costs. This approach allows INNO to be a leader in the metal studs manufacturing industry in the U.S. and set a new standard for the building industry.

Compared to other prefab home companies, INNO sets itself apart by making an innovation in the overall structure system and developing our own patent pending panel material for faster installation. Unlike other prefab home competitors who still use traditional wood-stick building methods or other unique liquid material (required by 3D printing), which are not as efficient and may not be able to guarantee delivery times, INNO’s patent pending panel material and overall structure system allows for faster installation, improved efficiency and guaranteed delivery times. This allows INNO to offer a more efficient and cost-effective solution for prefab home building and maintain a competitive edge in the market. Additionally, INNO’s patent pending material and system can guarantee the quality and safety of the building, which is a significant advantage over the other prefab home companies.

Rising Cost of Traditional Wood Construction Favors Transition to Steel

Utilizing INNO’s off-site building technology can significantly reduce overall construction costs, even when compared to wood building. The past several years of western wildfires in the United States have had a significant impact on lumber stocks and mills, leading to disruptions in supply and fluctuations in lumber prices. A study by the Steel Framing Industry Association (SFIA) indicates that the cost to build with cold-formed steel is relatively the same as building with wood when the cost comparison includes the construction insurance premiums associated with using the materials. As the price of wood no longer provides a cost advantage, alternative building materials like steel have become increasingly popular in the market. By leveraging its off-site building technology, INNO is able to offer a cost-effective solution that takes advantage of the cost benefits of steel building while also providing faster and more efficient construction.

We are keeping our prices at a competitive level with traditional wood framing solutions. In a recent internal case study, we found that INNO’s products delivered real-world cost-savings of 8-16% compared to wood framing. This study compared our solution against wood for a 2,2663 sqft. home built in 2022, for which we supplied materials. Based on fully quoted materials and estimated labor and insurance costs, we estimate the contractor saved 16% by using INNO products compared to wood framing. For the “low” scenario, we recently requested updated wood bids and used the lowest one; in this case, we estimate that INNO products would have provided the contractor with 8% savings.

Market Opportunity

We believe we compete in a $40 billion+ U.S.-based market opportunity in 2023.

Light-Gauge Steel-Framing Market

In concept, cold-formed-steel building structures are very similar to wooden structures. In steel buildings, the wooden structural elements are replaced by thin-walled steel components. The cold-forming process is the core technology used. By our estimates, the U.S. light-gauge steel framing market should be roughly $6 billion in 2023.

According to the report released by Grand View Research in 2020, titled “Light Gauge Steel Framing Market Size, Share & Trends Analysis Report By Type, By End-use, By Region, and Segment Forecasts, 2021-2028”, the global light-gauge steel-framing market was valued at $33.89 billion in 2020 and is expected to reach $48.21 billion by 2028, growing at a CAGR of 4.6% from 2021 to 2028. The substantial rise in construction spending and a shift in trend toward sustainable materials have contributed to higher energy efficiency at a lower cost, in turn driving the market demand for light-gauge steel frames. According to KBV Research’s report released in February 2022, titled “North America Light Gauge Steel Framing Market Size, Share and Industry Trend Analysis Report By Type, By End Use, By Country, Historical Data and Growth Forecast, 2021-2027,” the U. S. market has dominated the North American cold-formed steel-framing market, and it is expected to continue to be a dominant market player until 2027; thereby, achieving a market value of $7.2 billion by 2027.

According to the summary of an IBISWorld report titled, “Wood Framing in the US — Market Size 2005-2029,” the wood framing market size in the U.S. is expected to be $24.9 billion in 2023. Since the wood structures could be replaced by cold-formed-steel structures, INNO’s target market size includes the wood-framing market. If we combined the US light gauge steel (which we estimate to be currently at approximately $6 billion based on the projected market value of $7.2 billion by 2027) and wood framing market ($24.9 billion) opportunities in 2023, we estimate it would amount to a $29.9B market opportunity in which INNO competes.

Prefabricated Building Market

According to the summary of an IBISWorld report titled, “Prefabricated Home Manufacturing in the US — Market Size 2002-2029,” the prefabricated home manufacturing market size in the U.S. is expected to be $9.1 billion in 2023. According to the report released by Global Industry Analysts, Inc, titled “Prefabricated Building Global Market Trajectory & Analytics”, the global prefabricated building market, estimated at $106.1 billion in the year 2020, is projected to reach a revised size of $164.1 billion by 2027, growing at a CAGR of 6.4% over the analysis period of 2020 through 2027. According to Straits Research Institute, the U.S. modular home market is projected to be valued at $53 billion in 2030.

Prefabricated houses are those that are built with the help of prefabricated building materials. These building materials are prefabricated in an off-site facility and then transported to the desired location for assembly. The building materials used to develop prefabricated houses are divided into concrete-based and metal-based materials. The market is being driven by factors such as shorter construction times and cost savings. The market is also benefiting from increased customer interest in reducing CO2 emissions, green building, and waste reduction.

Due to the rise in labor wages and material costs, operators want to unlock greater efficiencies, reduce project costs and increase labor productivity in the face of a skilled labor shortage and low profit margin. Modeling technologies are impacting all aspects of the design and building industry. Studies from Dodge Data & Analytics report reveal a strong correlation between companies’ BIM use and the degree to which they enjoy improved schedule and budget performance from using prefabrication or modular building. The modular building market is gaining popularity among the construction giants owing to the various benefits that it possesses, including reduced waste, speedy building, cost-effectiveness, eco-friendliness, and flexibility. According to experts, modular building projects can be completed 30% to 50% more quickly than traditional building. Modular buildings are extremely flexible, owing to the custom-made fit that are created according to the specific requirements of customers.

Benefits From the Use of Prefabrication and Modular Construction (Percentage of Users Citing Medium, High or Very High Levels)

Dodge Data & Analytics, 2020

Prefabrication
Modular Construction
Improved Productivity
89%
93%
Improved Quality
90%
90%
Increased Schedule Certainty
87%
90%
Improved Cost Predictability
81%
88%
Reduced Waste Generated by Construction
81%
86%
Increased Client Satisfaction
80%
86%
Improved Safety Performance
79%
83%

Benefits That Would Most Encourage Increased Use of Prefabrication or Modular Construction in the Next 3 Years (Index Based on Respondent Forecasts for Next 3 Years)

Dodge Data & Analytics, 2020

Improves Project Schedule Performance
97
Decreases Construction Costs
81
Improves Project Quality
72
Helps Deal With Skilled Labor Shortages
61
Improves Project Safety
39

SmartMarket Report Dodge Data & Analytics

Source: DDA’s new SmartMarket report, “Prefabrication and Modular Construction 2020.”

Design firms and contractors alike agree that both prefabrication and modular building are providing significant improvements to cost, schedule, quality and safety performance, productivity, client satisfaction and their ability to reduce waste. According to the McKinsey Global Institute (MGI’s) Reinventing construction: A route to higher productivity report, released in February 2017, parts of the construction industry are moving toward a manufacturing-like system of mass production, relying on prefabricated, standardized components that are produced off-site. Such system would include applications such as fully automated prefabrication processes that turn a 2D drawings or 3D model into a prefabricated building component, or fabrication directly off a 3D model or shop drawings, enabling the production of high-performing components and, ultimately, more efficient parts.

Regulatory and Governmental Pressures for Change

President Biden’s Executive Order 14057 on the adoption of the federal Sustainable Development Catalyst for America’s Clean Energy Industry and Jobs and the accompanying federal Sustainable Development Plan establish the ambitious goal of achieving zero emissions from building by 2045. The federal government will work on new construction, major renovations, and existing real estate to achieve linked electrification, reduced energy use, lower water consumption and waste reduction. The federal government will develop data-driven targets and annual indicators for energy and water reduction by 2030 based on leading performance benchmarks for building type categories and the composition of institutional building portfolios. As part of this journey, the federal government will use performance contracts to reduce emissions, improve efficiency, and modernize facilities while providing financial savings.

In 2021, the Los Angeles City Council Public Safety Committee approved a proposal to expand Fire District I, an anachronistic planning overlay that would effectively ban wood-frame building in much of the city. The motion currently winding its way through City Council would expand Fire District I to neighborhoods with a population density of 5,000 residents per square mile, among other areas. With nearly all of Los Angeles comfortably above 5,000 residents per square mile, this expansion would effectively ban timber and wood-frame building in much of the city, including many rapidly growing neighborhoods near transit.

Sustainability and Green Building

Manufacturing of materials for buildings and construction accounted for approximately 11% of global energy-related CO2 emissions in 2017 according to the Global Status Report 2018, Global Alliance for Buildings and Construction & International Energy Agency. Increased global awareness of green building has driven efforts among all levels of government. For example, local governments are beginning to regulate in favor of using alternatives to wood in building projects. To reduce the city’s vulnerability to wildfires, the Los Angeles City Council voted in early 2021 to explore a proposal that could prohibit the use of wood-frame building for larger developments in some of its most densely populated neighborhoods. Similarly, the Los Angeles City Council Public Safety Committee approval of a proposal in 2021 to expand Fire District 1, an anachronistic planning overlay that would effectively ban wood-frame building in much of the city. In most U.S. cities, fire safety is ensured by the International Building Code (IBC), which sets strict rules on allowable building materials and methods.

Cold-formed steel framing (“CFS”) is a highly sustainable, green building solution. Through technological advances and processing changes, steel has drastically reduced its carbon footprint. CFS boasts a high level of recyclability, energy savings and greenhouses gas reduction. Due to its inherent advantages such as fire-resistance, termite resistance, consistent material quality and sustainability, we believe cold-formed steel will be the optimal alternative building material.

Macroeconomic Factors

The past several years of western wildfires have had a devastating impact on lumber stock and mills that were in the path of these fires, plus the disruption of supply chain due to the COVID-19 pandemic, has resulted in rising lumber prices. The net result of the fall in steel prices and rise in lumber costs is a much stronger case for parity between the two raw materials.

A new study conducted by R.A Smith, Inc., Brookfield, WI, and the SFIA addresses framing costs on behalf of architects, building owners, and general contractors. The study, “Costs to Build with Cold-formed Steel Versus a Wood-Framed Building,” established that CFS framing and wood framing cost relatively the same when the cost comparison included the construction insurance premiums associated with using the selected material. CFS is noncombustible, which reduces the risk of property loss during construction and over the life of the structure. It reduces the risk of property loss leads to lower insurance premiums for builders and owners. The true cost of CFS over wood is less than 1% when insurance is included in the comparison.

Marketing

We are an innovative building-technology company with a mission to transform the construction industry with our proprietary cold-formed steel-framing technology and other innovations. While we have significant customer concentrations, we endeavor to broaden our customer base as well as the industries we serve. Our marketing strategy is a long-term plan to achieve our Company’s mission by understanding the needs of customers and creating a distinct and sustainable competitive advantage. We position ourselves as the leader in intelligent steel-framing building systems. We intend to leverage our marketing and sales efforts to establish new potential customers. We also intend to leverage customer referrals, which in the past have been a source of new business. A significant portion of our business is the result of competitive bidding processes, and a significant portion of our business is from contract negotiation. We believe that the reputation we have developed with our current customers represents an important part of our marketing effort.

Quotation requests from customers are reviewed to determine the specific requirements and our ability to meet such requirements. Quotations are prepared by estimating the material and labor costs and assessing our current production schedule to determine our delivery commitments. Competitive bid quotations are submitted to the customer for review and award of the contract.

We have several strategic partners, including real estate companies, general contractors, builders and developers. Our strategic partners connect our Company with potential customers who are either potential homeowners or developers.

Through the several architecture, builder and contractor associations that we have joined, we share the advantages of cold-formed steel framing with others, and we educate and encourage construction industry practitioners to move out of their wood-framing comfort zone to embrace steel-framing technology.

We have a digital market channel and a social media presence. Also, we are actively conducting market research to determine the viability of our new products and new patents. We have increased our marketing budget and formed a professional sales team to increase our online marketing, which we believe can help us grow our revenue.

Research and Product Development/Innovations

We are a building technology company that is dedicated to research and product development innovation. Our scientists and engineers are committed to developing sturdier steel studs, tracks, headers, and other components, resulting in superior strength while maintaining the lowest costs possible. Our cold-formed roller machine is acquired from an original equipment manufacturer with certain modifications to the standard version of the machine that are unique and proprietary to INNO. When we refer to our “proprietary” cold-formed roller machines, we are referring to the modified machine with the intellectual property and process techniques we have developed. INNO uses CAD (Computer Aided Design) technology to arrive at the most accurate, comprehensive and information-rich design model within its parameters with the utilization of Vertex to ensure each member is produced to the exact specifications of called for in the design. The digital model of the project includes all functional systems and aesthetics, such as electrical wiring, air conditioning, doors, windows etc., as well as geometric features. It is a shared multi-disciplinary resource allowing all those working on a project to share information and working processes in order to achieve maximum efficiency and effectiveness, thus reducing all phases — design, pre-construction and construction — of the construction timeline. The platform gives us open communication, true collaboration, and aligned understanding. Taken all together, INNO has created a full BIM solution that works together to inform our state of the art light-gauge roll forming machines the instructions to automatically produce each steel framing member to exact specification.

We have continued making improvements to our cold-formed roller machines to optimally increase the printing speed. We are actively working on a list of 100 potential patentable products. Our goal is to commercialize patents and technologies that we own.

For example, the CFS portal frame system invented by our CEO could replace current shear wall systems to provide adequate lateral resistance against strong winds and severe earthquakes. The standard lateral force resisting systems in light frame cold-formed steel building are shear walls either sheathed by structural panels such as OSB, Plywood, and steel sheets or braced by steel straps. These systems require a large amount interior walls to be load bearing walls which limits flexibility for room layout and may not support large openings for windows and doors. The steel portal frame system is a novel long span framing system to replace the traditional hot-rolled structural steel frame. The new technologies in the portal frame system include optimized stiffened holes on cold-formed steel frame members to increase structural stability and span capacity and special moment joint technology using adhesive and rivet connections which enable superior energy dissipation capacity and fast fabrication.

This new CFS moment frame does not require any interior shear walls for the Castor Cube, our modular home product. It will allow the Cube to have various room layouts. The homeowners will also be able to change the room layout in the future. The new CFS moment frame can also be used for long-span residential and mid-rise commercial buildings. The new technology should improve the structural integrity of building structures, increase the lateral resistance, and lower the overall costs.

Another innovation, the cold-formed steel truss system, utilizes a strong axis of cold-formed steel stud members for both chords and webs which allow longer spans and lighter weight than the conventional type trusses. The steel truss system has wide applications in storage and education buildings.

We believe the steel truss system and steel portal framing system will also allow INNO to enter the high-rise commercial and large span industrial building markets (Type I and Type II buildings) and deliver more competitive and cost-effective building structures than the traditional structural steel frame and concrete masonry systems.

Honeycomb aluminum panel is a metal composite panel product series developed in combination with the composite honeycomb panel technology developed by the aviation industry. The panel is a box-type structure with surrounding edges, which has good airtightness and improves the safety and service life of the panel. The product adopts a “honeycomb sandwich” structure, that is, a composite plate made of high-strength alloy aluminum plate coated with a decorative coating with excellent weather resistance as the surface, bottom plate and aluminum honeycomb core through high temperature and high pressure. This product series has the advantages of excellent material selection, advanced technology, and reasonable structure. It not only has excellent performance in large scale and flatness, but also has many choices in terms of shape, surface treatment, color and installation system. This advanced technology enables the Company to manufacture high-strength and light-weight wall panel products. These siding products have very flat surfaces and tightly controlled seam widths, which allow architects to design very straight and beautiful walls with large panels. Except for certain technical restrictions, there is no standard size for honeycomb aluminum panels, and all wall panels are factory-made according to design drawings. Our production method allows the panels to be highly flexible in size and shape, such as curved panels and folded panels. This flexibility creates a complete and multi-functional highly competitive wall panel system that can be installed on almost any joist and are extremely simple to install.

Revenue Model

Our revenue model currently consists of sales of the following:

•        Light-gauged studs and tracks;

•        Prefabricated wall panels and trusses;

•        Structure framing work on site;

•        Engineering services; and

•        Machine sales.

•        Replicable Apartment product

Starting in 2023, we are also planning to sell the Castor Cube, sell or lease the Mobile Factory and sell replicable apartment product.

Light-gauged studs and tracks

We supply metal studs from 12GA to 24GA depending on the structure engineering requirements and city building codes. The model for selling cold-formed steel studs and tracks is wholesale because it is business-to-business. Given the specific nature of our products, we do not sell retail. Unlike traditional metal stud suppliers, whose products are “made to stock” with no consideration for engineer design, our metal studs are typically made-to-order and customized for each project.

Prefabricated wall panels and trusses

Prefabricated wall panels and trusses are another option for customers. With these products, the customer can either choose to assemble the panels themselves or include this prefab service in their contract with us. Most customers typically choose prefab service because of our skilled team given that most wood framers are not familiar with steel framing.

INNO also has standardized modular wall products which could be used for all residential and commercial buildings. We design modular walls in 20 specifications to cover different building requirements. Modular walls are “made to stock” products and participate in both business-to-business and business-to-customer model channels.

Structure framing work on site

Steel structure installation on site is also an optional service. Depending on the project size and scope, we will provide on-site installation service if customers requested. With our full turnkey solution, all elements of the project construction are included, not just the cold-formed steel. This may include cabinetry and other items. In cases where the customer simply wants the framing, we bring our expertise in working with steel to that portion of the project. We are in the process of reducing our on-site work offerings.

Engineering services

Our engineering services provide stamped and sealed structure design services by our in-house engineer team. Because of the specific nature of our services, the rates vary case by case depending on the square footage and project complexity. Our engineer team will collaborate with customer’s architect, civil engineers, and MEP engineers to make sure the final structure design is city approved. To begin the metal stud production, our engineer team also generates the shop drawings which is a digital file and readable by our intelligent CNC machine. We also have another option where the customer may outsource the engineer service and contact INNO for metal stud production, where we do not provide continuous services until the design is city approved.

Machine sales

We may sell or lease our machines. We provide technical and design support at relatively low costs, including industry compliance license and permits, as well as shop drawings and structural design. We also offer administration, operation, and management consulting support, including directing and assisting factory set-up, operation procedures, equipment installation, machine maintenance, repairs, and efficiency improvement. The training for such operations and installations are also provided. We will recommend, select, and advise pricings for material suppliers and other vendors.

Replicable Apartment Product

Our flagship product within this series is Village 101, a smart senior living apartment comprising 155 units with a floor area of 110,000 square feet. The architectural plan package for Village 101 is complete and ready for implementation. Village 101 serves as a prototype building tech community, showcasing our innovative approach to senior living.

Our pipeline includes various apartment product options with different unit sizes, ranging from 15 to 150 units. These products are under active research and development, with the aim of creating replicable housing complexes across the United States. By leveraging our expertise in building technology and innovative design, we target to provide scalable and high-quality housing solutions that meet the evolving needs of residents including but not limited to senior citizen, college students and Gen Z etc.

Through our revenue model, we anticipate generating sustainable income by catering to the demand for replicable apartment products. By expanding our product line and continually advancing our research and development efforts, we aim to capture a significant market share in the housing industry while delivering superior value to our clients.

Cost of Sales

Cost of Sales is broken down into four primary components.

•        Materials — Rolled steel represents the single largest cost. We manage our relationship with suppliers (primarily US Steel) very adroitly by building in purchase orders and their associated costs to the customer to minimize our exposure to changes in steel prices for any specific project. We manage our purchases and deliveries as close to “just in time” as possible.

•        Labor — Labor is potentially the most variable component of cost of sales. We have a team of hourly workers who largely work onsite at the factory producing parts from raw steel and assembling them into prefabricated pieces to be delivered to job sites. Contractors are non-employee hourly workers who largely work in our turnkey projects. As-needed hourly labor is largely available in our markets.

•        Freight and Shipping — Moving materials is highly variable, depending on the weight and distance from the factory that materials must be transported. As projects outside the greater Houston area increase, freight and shipping will increase; however, these costs are factored into the bidding of the project.

Other Expenses

Other expenses are typically comprised of payroll of salaried and hourly workers. We pride ourselves on running lean and efficiently. We operate in a business-friendly state with a large and available workforce. Rent, utilities, insurance, consulting service and other normal expenses are all competitive in the commercial area where we are based.

Our Growth Strategy

We seek to leverage the trend toward off-site and modular building techniques to increase productivity, reduce errors on-site, and decrease costs. With both Castor Cube and Mobile Factory as our featured products in the coming years, we seek to become leaders in the industry. As the market continues to move toward panelized construction, we seek to have an edge in the industry as a large-scale pioneer of the overall cost-reducing process.

INNO’s business growth strategy combines the following three parts: revenue growth strategy, profit growth strategy and technology growth strategy.

Revenue Growth Strategy

Our revenue growth strategy is composed of the following.

Capacity expansion and in-house research and development.    We plan to expand factory operations and manufacturing capabilities in line with demand. We are also investing in R&D to ensure a pipeline of competitive and innovative building-technology products.

Multiple products.    We are in the process of developing the Castor Cube, a 743-square-foot modular house product with the goal of mass producing. We are also working on developing Village 101, a smart senior living apartment comprising 155 units with a floor area of 110,000 square feet. The architectural plan package for Village 101 is complete and ready for implementation. Village 101 serves as a prototype building tech community, showcasing our innovative approach to senior living. Meanwhile, the new products extend to new building material composed of stainless steel, such as stainless-steel roof and panels with the vision of using such materials for seaside buildings.

Marketing investment.    We are in the process of optimizing our online sales and marketing efforts by recruiting marketing talent and developing a marketing plan.

Potential Acquisitions.    In accordance with our growth strategy, our company intends to pursue vertical integration by acquiring several companies operating within the construction industry in the United States. The objective of this vertical integration is to strengthen our position as a prominent building-technology developer and expand our capabilities within the market. We will position ourselves to offer a comprehensive range of solutions encompassing the entire building. The expanded scope of our offerings includes prefab structure systems, centralized MEP (mechanical, electrical, plumbing) systems, integrated wall systems, integrated floor systems, roofing systems, and prefab cabinets, sinks, and countertops. This integration allows us to deliver a single-cycle turnkey solution, streamlining the traditional linear process employed by traditional developers. To fortify our supply chain and augment our capabilities, we will consider the strategic acquisition of construction vendors/suppliers with the proceeds from this offering to pursue potential acquisitions. The targeted companies would include the ones that enjoy the popularities in the industry, including but not limited to the companies that can supply the interior finish, exterior wall panels, insulation materials and roof system etc. By incorporating the targeted companies into our operations, we will establish a comprehensive one-stop-shop solution for the multi-family apartments, thereby further solidifying our market position and value proposition. Consistent with our growth strategy, we are firmly committed to implementing a robust product life cycle management approach, encompassing all stages from procurement to delivery. Through our pursuit of vertical integration and strategic acquisitions, we are poised for substantial growth to assume a leadership role within the market. By expanding our product offerings, strengthening our supply chain, and cultivating key partnerships, we are well-positioned to provide comprehensive building solutions that effectively meet the evolving needs of our clients while concurrently driving revenue growth and delivering enhanced shareholder value.

Profit Growth Strategy

Our profit growth strategy is composed of the following.

Improving assembly automation.    We plan to source and develop production robots and to expand automation where possible, to further increase our production efficiency.

Reduce transportation costs by utilizing Mobile Factory.    Our Mobile Factory is equipped with our proprietary machines and can be transported to any jobsite. Mobile Factory utilizes Inno Statlink Data System which is ideal for remote production management. Mobile Factory saves significant transportation costs and as such, our goal is to increase the use of Mobile Factory.

Optimizing artificial intelligence design capabilities.    We intend to optimize the artificial intelligence design capabilities by utilizing machine learning to get the wisest structure supporting data and running several models for all types of walls. The model we tested could reduce the raw materials used in different projects.

Technology Growth Strategy

Our technology growth strategy is composed of the following.

Develop EQ products to replace existing building materials with thinner and lighter products.    We are developing technology in an effort to replace existing building materials with thinner materials. Once this technology matures, it is expected to save approximately 10% in raw materials.

Develop stainless steel as a building material for the high-end building market.    We are developing technology to replace the current galvanized steel sheets with stainless steel. The new patent pending material could be used in extreme climate conditions for high-end customers.

Leverage module wall technology to increase the range of applications.    We are in the process of developing different types of module wall products to expand our customer reach.

Strategic Partnerships

We have partnerships with at least 10 regional and national developers and builders. INNO’s customers include national real-estate developers and some local builders in both Texas and California. The regional/national developers and builders have a strong pipeline of projects coming each year. Their project types cover residential, commercial, and industrial. They either intend to use steel framing for structure or to develop land with Castor Cube and Village 101 projects, as their strategic partners, INNO will provide customized offer and have higher probability to bid and win projects. The cold-formed steel framing business is categorized as business-to-business model, and the Castor Cube as well as Village 101 projects will be either to business or to customers.

Competitive Outlook

Lumber-Based vs. Cold-Formed Steel

Our primary competitors (or segment with which we are most often compared) are traditional lumber-based building products solutions in certain categories, particularly buildings below six floors and residential. The accessibility and proficiency in assembling lumber-based structures can make practitioners in construction industry unwilling to move out of the wood framing comfort zone. Further, lumber prices were generally lower than the price of metal studs before the COVID-19 pandemic. The switch to cold-formed Steel is being driven by materials price and several market-based advantages of steel. Steel is strong, safe, durable, versatile, and cost-effective. Steel has the exceptional environmental advantage of being highly recycled and infinitely recyclable. Steel is tough and does not rot, spawl, split, or absorb moisture, and it is resistant to pests, unlike wood building materials.

Inherent Benefits of Steel Framing

•        Steel has the highest strength-to-weight ratio of any framing material.

•        Non-combustible. Steel will not contribute fuel to the spread of fire.

•        Steel is termite and rodent resistant.

•        Steel ensures dimensional stability. Will not rot, warp, crack or shrink.

•        Lower builder’s risk insurance.

•        Permanently straight walls. No call backs for nail pops.

•        No toxicity contribution. Free of resins, adhesives, and chemicals normally present in other framing material.

•        Consistent material quality. No regional variation.

•        Grounded against electrical storms.

•        Steel is inorganic. Unlike traditional framing products, steel is not vulnerable to mold.

•        Steel is the most recycled product in the world. Optimum sustainability.

The SFIA has conducted studies of construction costs in two different locations using two identical buildings — one designed with wood and the other with cold-formed steel (CFS) framing. The mixed-use, 49,900 square foot building used in the studies is representative of many residential buildings constructed in the mid-rise market today and includes:

•        A first floor non-combustible (concrete) podium with parking and retail space

•        Residential dwellings on levels 2-5

•        Roof-top/penthouse space atop level 5 housing building services.

The first location for the study was a building constructed in Chicago in late 2017. Results include hard construction costs only. In this case, cold-formed steel cost 2.6% more than traditional wood construction.

SFIA Cost Analysis: Wood vs. Cold-Formed Steel, Location 1

Chicago Total Building Cost Summary	
Total building cost w/wood framing	$6,257,000
Total building cost w/ CFS framing	$6,420,000
Difference in $ (CFS over wood)	$163,000
Difference in $ (CFS over wood)	2.61%
Difference in $/sq.ft. (CFS over wood)	$3.27

Source: SFIA

The second location was in Morristown, New Jersey. It takes a deeper look at costs by including the impact of lower insurance premiums available for CFS construction compared to combustible framing (wood). The insurance costs from major insurers operating in New Jersey were converted to a cost per square foot and evaluated in terms of their impact on the overall building costs. In this case, cold-formed steel cost 0.9% more than traditional wood construction.

Cost Comparison Case Study 2

Costs in New Jersey for a Wood Versus CFS building, Including the Impact of Construction-Phase Insurance Premiums

	Total Building Cost	Total Building Cost with lower BR and GL Premiums for CFS
Wood framing	$6,401,779	6,401,779
CFS framing	$6,568,551	$6,460,696
Difference in $ (CFS over wood)	$166,772	$58,917
Difference in % (CFS over wood)	2.61%	0.92%
Difference in $/SF	$3.34	$1.18

Source: SFIA

The two case studies mentioned above are taken from the official SFIA website. We believe INNO’s product cost is less than that of the preceding case studies, with the overall cost less than that of traditional wood.

Others Participating in Cold-formed Steel

The second category of competitors are divided into two groups: traditional manufacturers of metal studs and suppliers of cold-roller machines. Traditional manufacturers, such as Clark Dietrich and CEMCO, pre-punch their metal studs with punchouts at regular intervals for pipe installation, but the number of punchouts is fixed and not customized for each project. INNO employs proprietary software to calculate the minimum punchouts for MEP pipe installation that are consistent with the architectural plan set to ensure the structure’s load-bearing capability to the greatest extent possible. The load-bearing capability gradually decreases as the number of punchouts increases. Traditional steel framing manufacturers are unable to automatically make punchouts for screw holes, so manual drilling holes at the jobsite for metal stud connections are still required. The screw holes are precisely located and punched by the INNO CNC machines.

Screw hole punchouts are left for panel assembly, and the stud spacing should be building code compliant. The number of screw holes for each panel is calculated systematically, and the screws are included in the product package. We prefabricate the wall panels, joists, and trusses in the factory, eliminating the need for on-site manual labor to measure stud intervals and drill holes for metal stud connection. These two traditional metal studs profile manufacturers have a nationwide retail network that we cannot compete with. We are using the Internet to increase the marginal effect of sales, and our future strategy is to use Internet sales to undermine traditional store-based sales.

In the cold-formed roller machine market, FRAMECAD is a traditional LGS/CFS machine manufacturer. When compared to their LGS equipment, INNO CNC machines manufacturing cost is approximately 50% less, based on our estimates. INNO CNC machines currently have three pending patents, the CUBE 200 (Application number: 63437142), CUBE 300 (Application number: 63427583) and NEW OPTIMIZED DESIGN FOR ROLL FORMER CNC MACHINE (Application number: 63427583). CUBE 200 is able to form C& U type studs and tracks in the thickness of 16 gauge and 6 inches width studs. CUBE 300 is able to form C&U type studs in the thickness of 12 gauge and 12 inches width studs.

In addition, mobile factories are an important countermeasure to traditional equipment. We have developed a mobile factory for offsite production of steel pieces and structures that compete in the traditional prefab and modular building markets. INNO differentiates itself from other steel framing companies and cold-formed roller machine suppliers by integrating services ranging from metal stud manufacturing to prefabrication. In this context, we distinguish ourselves through the technologies and innovations we bring to our process and methods for producing structural components from rolled steel into useful pieces that assemble without error.

3D “Printing” Technology

Currently, 3D printing technology is widely used for prefab homes; however, cooling time is required for formation because the technical principle is to melt the material and then wait for it to cool before settling. In contrast to other prefab home companies, which use 3D printing technology, INNO uses our own cold-formed steel technology to ensure that there is no waiting time for structure formation. 3D printing necessitates the use of unique liquid raw materials such as LAVACRETE and Light Stone Material (LSM), neither of which are easily accessible. This could lead to supply chain disruptions and affect delivery time. Furthermore, the steel is still commonly used to support the structure of prefab homes, regardless of the manufacturing technology used.

Safety is an important factor to consider when choosing a prefab home. Since INNO’s CASTOR CUBE uses steel structure entirely, which has a high strength to weight ratio and good performance to resist disasters such as hurricanes and earthquakes. The foldable prefab home product manufactured by other company may not have the same level of disaster resistance as CASTOR CUBE.

Castor Cube plans to apply a patent for its utility hook-up system, which enable consumers to connect utility within one day. This is a unique feature that can make the process of setting up a prefab home more convenient for consumers. It is also worth noting that according to other prefab companies’ product introduction videos and their social media platforms, they all take around 48 hours to construct a 350 square feet prefab home.

With the usage of INNO’s patent pending honeycomb aluminum panels and Z-shaped pendant designed for replacing manual sheetrock installation, we can significantly reduce the number of manufacturing steps and minimize manual labor. INNO is planning to set up an automatic streamline to produce CASTOR CUBE. This will bring the significant increase in production capacity and it can help INNO to meet the growing demand for prefab homes more efficiently.

Government Regulations

Building Codes

Building codes are laws that set minimum requirements for how structural systems, plumbing, heating, ventilation and air conditioning, natural gas systems and other aspects of residential and commercial buildings should be designed and constructed. In the U.S., building codes mostly fall under the purview of state and local governments. All metal studs used for building structures are required to pass inspections in the jurisdiction they are located. We have ICC-ES evaluation reports (ESR-4641) that show that our cold-formed steel-framing members are compliant with the 2018 and 2015 International Building Code (“IBC”), 2019 California Building Code (“CBC”), and 2020 Florida Building Code (“FBC”). Because of the nature and use of our products, we need to be compliant with quality assurance programs.

Fire safety is one critical area of the building codes. As fire codes become stricter in some geographical areas or specific types of structures, our cold-formed steel materials are inherently non-combustible and therefore are advantaged over combustible alternatives.

Environmental Compliance

We are subject to U.S federal, state, and local environmental laws and regulations that involve the use, disposal and cleanup of substances regulated by those laws and subject to periodic inspections to monitor our compliance. We believe that we are currently in compliance with applicable environmental regulations. Expenditures for environmental compliance purposes during 2022, 2021 and 2020 were not material.

We were given awards by the U.S. Green Building Council (“USGBC”) in 2020. Our manufacturing processes minimizes waste, prevents pollution, and recycles wherever possible. Our manufacturing process manufactures special length products for all types of projects, has self-contained building system solutions that do not rely on third-party suppliers, and designs products to fulfill the BCA Energy Efficiency program. This compliance proves that we are a green company that meets basic environmental milestones and legal requirements.

Occupational Health and Safety Laws

Our business and operations are subject to numerous federal, state, and local laws and regulations intended to protect our employees. Due to the nature of manufacturing, we are subject to substantial regulations related to safety in the workplace. In addition to the requirements of local and state governments in Texas, we must comply with federal health and safety regulations, the most significant of which are enforced by the Occupational Safety and Health Administration.

Further, our operations and facilities are subject to additional federal, state, or local laws or regulations, such as the COVID-19 safety and prevention regulations. Our operations are also subject to federal, state, and local labor laws relating to employee privacy, wage and hour matters, overtime pay, discrimination and harassment, equal opportunity and employee leave and benefits.

It is our policy and practice to comply with all legal and regulatory requirements and our procedures and internal controls are designed to promote such compliance. Expenditures for compliance with occupational health and safety laws and regulations during 2022, 2021, and 2020 were not material.

Human Capital Resources

The success of our business depends in large part on our ability to attract, retain, and develop a workforce of skilled employees at all levels of our organization. We provide employees with base wages and salaries that we believe are competitive and consistent with each employee’s position. We also work with local, regional, and state-wide agencies to facilitate workforce hiring and development initiatives. As of September 30, 2022, we had 11 full-time employees. We also utilize at-will contractors in our business. As of September 30, 2022, we had 10 at-will contractors employed. That number has since grown to 18 contractors as of August 25, 2023.

Intellectual Property Matters

Presently, we have no registered intellectual property rights and trademarks. The trademarks application status of our name and other marketing materials is pending. There are currently five pending patent applications and descriptions of each pending patent are as follows:

•        New optimized design for Roll Former CNC machine that efficiently produces C&U type studs and tracks to be used in building high quality, quick erection structures. (Application number: 63427583)

•        Cube 200, which is a new optimized design for a Roll Former CNC machine that efficiently produces C&U type studs and tracks to be used in building high quality, quick erection structures. (Application number: 63437142)

•        Z-shaped pendant for castor exterior wall to replace the Z-shaped pendant for sheetrock with honeycomb aluminum plate. (Application number: 63434155)

•        Cube 300, which is a new optimized design for a Roll Former CNC machine that efficiently produces C&U type studs and tracks to be used in building high quality, quick erection structures. (Application number: 63437143)

•        Aluminum honeycomb plate for interior wall construction. (Application number: 63367663)

In the course of our business, we develop expertise in the manufacturing process. Although we have non-disclosure policies in place with respect to our personnel and in our contractual relationships, we cannot assure you that we will be able to protect our intellectual property rights with respect to this expertise.

Litigation

From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We believe that we do not have any pending or threatened litigation which, individually or in the aggregate, would have a material adverse effect on our business, results of operations, financial condition and/or cash flows.

Properties

We lease our principal executive offices which are located at 2465 Farm Market 359 South, Brookshire, TX 77423. We also lease our California office at 4225 Prado Road, Suite 101, Corona, California 92880. The lease for the Company’s principal Executive Officer at 2465 Farm Market 359 South, Brookshire, TX 77423 has a 60 month term beginning on December 1, 2019 and ending on December 31, 2024. The landlord may assign the lease to a subsequent owner without consent, but the Company may only assign or sublet the property with written consent from the landlord. The lease for our California office has a five year term beginning on May 1, 2022 and ending on April 30, 2027. We may only assign or sublet the property with written consent from the landlord. Any transaction involving the Company or its assets that results in the reduction of the net worth of the Company by an amount greater than 25% of the net worth of the Company at the time of execution of the lease will be deemed an assignment of which the landlord may withhold its consent. Both lease agreements contain standard commercial lease terms including but not limited to provisions regarding utilities, alterations, maintenance and repair, insurance and indemnification.

In August 2023, our California office was relocated to 21660 Copley Drive, Diamond Bar, CA 91765. We will continue to be obligated to pay the monthly rent for the office in Corona California until the landlord find new lessee to occupy the facility. The new lease in Diamond Bar, CA 91765 has a 24 months term beginning on August 1, 2023 and ending on July 31, 2025. We may only assign or transfer the property with prior written consent from the landlord. In the event of a transfer, we will be required pay to the landlord any transfer premium received from transferee. A transfer premium includes any rent, additional rent or other consideration payable by the transferee in connection with the transfer which is in excess of the rent payable by the Company after deducting the reasonable expenses incurred by us. After receiving notice of transfer, the landlord has the option to recapture any transferred portion of the property by providing a recapture notice within 30 days of receipt of the transfer notice. Upon our receipt of the recapture notice, the lease would terminate with regard to any transferred portion of the property. The lease agreement contains standard commercial lease terms including but not limited to provisions regarding utilities, alterations, maintenance and repair, insurance and indemnification.

Corporate Structure

Our Company, INNO HOLDINGS INC., was incorporated in Texas on September 8, 2021. It has three subsidiaries, Inno Metal Studs Corp, Castor Building Tech LLC, and Inno Research Institute LLC.

Below is the corporate structure of the Company:

Corporate Information

Our principal executive offices are located at 2465 Farm Market 359 South, Brookshire, TX 77423, and our California office is located at 4225 Prado Rd, STE 101, Corona CA 92880. Our corporate website address is www.innometalstuds.com. Our telephone number is (800) 909-8800. Information contained in, or accessible through, our website does not constitute part of this prospectus and inclusions of our website address in this prospectus are inactive textual references only.

MANAGEMENT

The following are our executive officers, directors and director nominees and their respective ages and positions as of July 25, 2023.

Name	Age	Position
Dekui Liu	42	Chief Executive Officer, Director and Chairman
Tianwei (Solomon) Li	35	Chief Financial Officer
Dr. Li (Alice) Gong	38	Chief Operation Officer
Ying Liu	67	Director
Xiaogang (John) Zhang	39	Independent Director Nominee*
Chen Sung	73	Independent Director Nominee*
Richard B. Haws, PE	66	Independent Director Nominee*

____________

*        Indicates nominee to become independent director of the Company, effective as of the closing of this offering.

Dekui (“DK”) Liu — Chief Executive Officer, Director and Chairman

Mr. Liu has over 10 years of ground-up experience within the real estate development industry in the United States. Three generations of his family have been engaged in industrial industry. Having grown up in the entrepreneurial environment, he took his family’s inherited interest in machinery. Practical experience in machinery made him proficient in mechanical principles, electronics principles, and hydraulic transmission principles. Prior to founding INNO, Mr. Liu was the founder and CEO of WBBC Company, engaging in industrial products manufacturing, international trades, and construction from October 2012 to October 2022. Mr. Liu was also the CEO of Hwami Builder LLC from August 2018 to August 2020 and president at the real estate holdings company, Cube Development & Supply LLC from May 2019 to September 2020. Concurrently in October 2019, he founded Inno Metal Studs Corp where he has served as CEO from its inception to the present day. He has also served as the CEO of INNO from September 2021 to the present day. He is the author of five mechanical-related pending patents in the United States. Mr. Liu obtained his A.S. Degree in 2003 in Dalian, China, with a major in Mechanical and Electrical Engineering.

Tianwei (Solomon) Li — Chief Financial Officer

Mr. Li is a highly accomplished finance professional with a diverse background spanning various prestigious institutions. From November 2021 to the present July 2023, he has served as a licensed banker at both J.P Morgan Securities LLC and JPMorgan Chase Bank, N.A., where he combined his matchless expertise in financial management, venture capital, and financial advisory to create real value for clients. Before joining INNO HOLDINGS INC, Mr. Li worked as an exclusive banker at J.P Morgan Securities LLC. From October 2021 to December 2021, he worked as a registered representative at Sutter Securities Inc, providing investment advice and navigating complex regulatory frameworks. Prior to that, from November 2020 to December 2021, he worked as a registered representative at Boustead Securities, LLC, where he offered investment, management, and consulting services to over 50 portfolio companies. Notably, Mr. Li held leadership positions as Vice President at both Multipoint Resources Management Corp, from April 2019 to December 2019, and CATHY LOGISTICS INC, from February 2019 to August 2019, where he demonstrated exceptional leadership skills and strategic decision-making abilities. With a master’s Mr. Li also worked as an agent at Provident Real Estate from October 2019 to February 2022. With a master’s degree in Business Administration and holding the US Financial Industry Regulatory Agency Series 7 and 63 Securities licenses, Mr. Li exemplifies professionalism and regulatory compliance in his work. Combining his extensive practical experience with his strong academic foundation, Mr. Li is committed to delivering exceptional financial solutions and building long-lasting client relationships.

Dr. Li (Alice) Gong — Chief Operation Officer

Dr. Gong has over 10 years of experience in the field of financial analysis, having collaborated with renowned research organizations including Morningstar China where she was a data analyst from August 2007 to August 2008. Prior to founding INNO, Dr. Gong was a Graduate Research and Teaching Assistant for the Ph.D. Program of Applied Economics, Auburn University, in Alabama from August 2010 until May 2015. She also taught economics as an adjunct instructor at each of Herzing University and North American University from May 2016 to August 2016 and August 2021 to December 2021, respectively. As the COO of INNO beginning in February 2023, and as General Manager of Inno Metal Studs Corp from October 2020 to present, Dr. Gong utilizes her deep understanding of economics to analyze current market trends, finding creative ways to increase INNO’s profits and expand our consumer base. Dr. Gong is responsible for our overall operations, including generating revenue and controlling costs. Her duties at INNO include managing staff, overseeing the budget, employing marketing strategies, and many other facets of the business. Dr. Gong obtained a Ph.D. in Applied Economics from Auburn University in May 2015 and a Master of Science in Finance from Auburn University in May 2010.

Ying Liu — Director

Ms. Liu has more than 25 years of supply chain management experience, specifically in demand planning role. Prior to joining INNO in September of 2021, she worked at China National Petroleum Corporation, Dalian Branch from 1979-2010. She is skilled at using the analytical, marketing, and sales data of a company to effectively estimate future product demands. She advises to develop effective forecast models based on industry trends and demand patterns and support management with risk assessments and mitigation activities including advising on planning inventory flow, analyzing statistical data, and generating forecasting solutions. She received her A.S. Degree in Mathematics in 1976 in Dalian, China.

Xiaogang (“John”) Zhang — Independent Director Nominee

Mr. Zhang has extensive experience providing professional services for large entities throughout his twelve plus years of public accounting careers. From October 2018 to June 2021, Mr. Zhang served as audit manager and audit senior manager in KPMG’s Atlanta office leading the audit engagements of a number of multi-billion companies in Metro Atlanta. From October 2009 to September 2018, Mr. Zhang served as senior auditor in Pershing Yoakley & Associates, a healthcare accounting and consulting firm. His experience included audit services for large manufacturing companies, SEC filings, multi-hospital health systems, IFRS audits and local statuary audits. Mr. Zhang also currently serves as Director of Corporate Accounting of an industry leading packaging company, Altium Packaging LLC, overseeing the entire Corporate Accounting Team in Atlanta, Georgia, starting from June 2021. He received an MBA from East Tennessee State University in 2009 and a Master of Accountancy from East Tennessee State University in 2008.

Chen Sung — Independent Director Nominee

Mr. Sung has over 30 years extensive experience in international trading and the construction industry. In 2018, he founded his own kitchen cabinet company, Bravo Home Products, Inc., and led the entire product development process, including design, manufacturing, and installation. As an engineer, he invented a hand-free classified dustbin device and still owns a patent in China for the device. He is also a community leader actively involved in the Chinese American Construction Professionals (“CACP”) organization where he serves as a communication coordinator. CACP is a non-profit trade organization in Southern California dedicated to enhancing members’ competitive-ness in global and local markets and providing networking opportunities for building and construction professionals. CACP’s corporate members include SOUTHERN CALIFORNIA EDISON, SoCalGas, Cathay Bank and Gensler. He also has served as a Fellow for Chinese American Construction Professionals, in California since 2015. He received an A.A. degree from Cypress College.

Richard B. Haws, PE — Independent Director Nominee

Mr. Haws has experience in commercial solutions and construction and building expertise. Starting in August 2004, Mr. Haws held various positions, including most recently senior research engineer and director of commercial solutions, at Nucor Buildings Corp, in Denton, Texas before retiring in August 2021. Mr. Haws is currently the chair of the American Iron and Steel Institute (“AISI”) Committee on Specifications and the AISI Standards Council. He has held both positions since January 2017. In his capacity as chair of the AISI Committee on Specifications and the AISI Standards Council, he leads the effort to integrate building information modeling into the design and detailing process, expands modeling to start at the estimate stage, and develops energy efficient systems to comply with increasingly more stringent energy code requirements. He was also chair of the Metal Building Manufacturers Association (“MBMA”) Energy Committee from April 2017 to May 2021. He received a master’s degree in Civil Engineering from Youngstown State University in 1983.

Family Relationships

The Board of Directors includes the mother of Dekui Liu, our Chief Executive Officer and Chairman, Ying Liu.

Code of Ethics

Our Board plans to adopt a written code of business conduct and ethics (“Code of Ethics”) that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. We intend to post on our website a current copy of the Code of Ethics and all disclosures that are required by law regarding any amendments to, or waivers from, any provision of the Code of Ethics.

Controlled Company

We are, and expect to continue to be, a controlled company within the meaning of the Nasdaq Stock Market Rules, and as a result, we qualify for exemptions from certain corporate governance requirements, on which we intend to rely.

Public companies that qualify as a “controlled company” with securities listed on the Nasdaq, must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under the Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity, or group. Under Nasdaq rules, a controlled company is exempt from certain corporate governance requirements, including:

•        the requirement that a majority of the Board of Directors consist of independent directors;

•        the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•        the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

Currently, Dekui Liu, our controlling shareholder, beneficially owns roughly 68.3% of our total issued and outstanding common stock. Upon the completion of this Offering, Dekui Liu will beneficially own approximately 60.8% of our total issued and outstanding common stock. As a result, we will continue to be a “controlled company” as defined under Nasdaq Listing Rule 5615(c), because Dekui Liu will hold more than 50% of the voting power for the election of directors. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. We intend to rely on these exemptions.

Board Leadership Structure and Risk Oversight

Our Board has responsibility for the oversight of our risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our Board to understand our risk identification, risk management, and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, cybersecurity, strategic, and reputational risk. In particular, our Board will be responsible for closely monitoring the rapidly evolving COVID-19 pandemic, its potential effects on our business, and risk mitigation strategies. While the Company has not yet experienced a significant impact related to the situation in Ukraine caused by the Russian invasion, the Board will also closely monitor the risks in relation to such developments, including but not limited to risks related to cybersecurity, sanctions, supply chain, suppliers and service providers. Similarly, our board is monitoring US-China relations to monitor risks such as political disruption, supply chain, and foreign exchange.

Board of Directors

Our business and affairs are managed under the direction of our Board. Our Board consists of 5 directors, 3 of whom qualify as “independent” under the listing standards of Nasdaq.

Directors serve until the next annual meeting and until their successors are elected and qualified. Officers are appointed to serve until their successors have been elected and qualified.

Committees of the Board of Directors

Effective as of the closing of the Offering, our Board will establish an audit committee and a compensation committee. Our Board has not yet adopted procedures by which stockholders may recommend nominees to the Board. The composition and responsibilities of each of the committees of our Board is described below. Members serve on these committees until their resignation or until as otherwise determined by our Board.

Audit Committee

Effective as of the closing of the Offering, we will establish an audit committee consisting of Xiaogang Zhang, Chen Sung and Richard B. Haws. Chen Sung will be the chairman of the audit committee. In addition, our Board has determined that Xiaogang Zhang is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act. The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

(a)     reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the Board whether the audited financial statements should be included in our annual disclosure report;

(b)    discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

(c)     discussing with management major risk assessment and risk management policies;

(d)    monitoring the independence of the independent auditor;

(e)     verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

(f)     reviewing and approving all related-party transactions;

(g)    inquiring and discussing with management our compliance with applicable laws and regulations;

(h)    preapproving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

(i)     appointing or replacing the independent auditor;

(j)     determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

(k)    establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

(l)     approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

The audit committee will be composed exclusively of “independent directors” who are “financially literate” as defined under the Nasdaq listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, the Company intends to certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

Compensation Committee

Effective as of the closing of the Offering, we will establish a compensation committee of the Board to consist of Xiaogang Zhang, Chen Sung and Richard B. Haws, each of whom is an independent director. Each member of our compensation committee is also a non-employee director, as defined under Rule 16b-3 promulgated under the Exchange Act. Chen Sung will be the chairman of the compensation committee. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

(a)     reviews, approves and determines, or makes recommendations to our Board regarding, the compensation of our executive officers;

(b)    administers our equity compensation plans;

(c)     reviews and approves, or makes recommendations to our Board, regarding incentive compensation and equity compensation plans; and

(d)    establishes and reviews general policies relating to compensation and benefits of our employees.

Involvement in Certain Legal Proceedings

To our knowledge, none of our current directors or executive officers has, during the past ten (10) years:

(a)     been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(b)    had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two (2) years prior to that time;

(c)     been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his or her involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

(d)    been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

(e)     been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(f)     been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in section 3(a)(26) of the Exchange Act), any registered entity (as defined in section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE AND DIRECTOR COMPENSATION

Introduction

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. This section discusses the material components of the executive compensation program for our named executive officers (“NEOs”) for the fiscal year ending September 30, 2023 (“Fiscal Year 2023”) and the fiscal year ending September 30, 2022 (“Fiscal Year 2022”).

For Fiscal Year 2023, the Company’s NEOs were:

•        Dekui Liu, Chief Executive Officer,

•        Tianwei (Solomon) Li , Chief Financial Officer; and

•        Dr. Li (Alice) Gong, Chief Operation Officer and General Manager of Inno Metal Studs Corp (a subsidiary of the Company).

The Company did not have a third NEO for Fiscal Year 2022 as Dr. Gong was the only individual, other than the Chief Executive Officer, whose total compensation in Fiscal Year 2022 and position at the Company (or its subsidiaries), would make her an executive officer of the Company at any point during Fiscal Year 2022.

The following discussion may contain forward-looking statements that are based on current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that the Company adopts could vary significantly from historical practices and currently planned programs summarized in this discussion.

Compensation Program

The objective of the compensation program of the Company and its subsidiaries (the “Company Group”) is to provide a total compensation package to each NEO that will enable the Company Group to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our shareholders, encourage individual and collective contributions to the successful execution of our short- and long-term business strategies and reward NEOs for performance.

•        Base Salary.    Each of the NEOs is paid a base salary commensurate with the executive’s skill set, experience, performance, role and responsibilities. For Fiscal Year 2023, the annual salaries for Mr. Liu, Mr. Li, and Dr. Gong were $11,000, $180,000, and $100,347, respectively. For Fiscal Year 2022, the annual salaries for Mr. Liu and Dr. Gong were $80,000 and $100,347, respectively.

•        Short-Term Cash Incentives.    During Fiscal Years 2023 and 2022, the Company Group did not grant any short-term cash bonuses to any of the NEOs.

•        Long-Term Equity Incentives.    During Fiscal Years 2023 and 2022, the Company Group did not grant any incentive equity awards to any of the NEOs.

Summary Compensation Table

The following table presents information regarding the total compensation awarded to, earned by and paid to the Company’s NEOs for services rendered to the Company Group in all capacities in its Fiscal Years 2023 and 2022.

Name and Principal Position	Year	Salary ($)	Total ($)
Dekui Liu	2023	11,000	$11,000
Chief Executive Officer	2022	80,000	$80,000

Tianwei (Solomon) Li	2023	45,000	$45,000
Chief Financial Officer	2022	—	—

Dr. Li (Alice) Gong	2023	100,347	$100,347
Chief Operation Officer and General Manager of Inno Metal Studs Corp	2022	100,347	$100,347

Weston Twigg	2023	104,527	104,527
Chief Financial Officer (former)	2022	—	—

Narrative Disclosure to the Summary Compensation Table

Employee Benefits

The executive officers, including the NEOs, are eligible to receive the same employee benefits that are generally available to all full-time employees, subject to the satisfaction of certain eligibility requirements. In structuring these benefit plans, the Company Group seeks to provide an aggregate level of benefits that are comparable to those provided by similar companies.

Agreements with our NEOs

Mr. Liu and Dr. Gong are not currently subject to an employment agreement with the Company Group.

Effective July 17, 2023, Tianwei Li became our Chief Financial Officer pursuant to the terms of the Offer Letter date as of July 14, 2023. The Offer Letter provided for Mr. Li’s at-will employment as the Company’s Chief Financial Officer. Pursuant to the Offer Letter Mr. Li will receive an annual base salary of $180,000 and be eligible for an annual performance-based bonus of Company options worth $200,000 disbursed proportionally on a monthly basis, subject to the Company’s employee stock option plan. Subject to the consummation of the IPO and pursuant to the Offer Letter, Mr. Li is eligible for a one-time award of $50,000 within one week after consummation of the IPO for pre-IPO consulting services provided. Mr. Li is also will be eligible to participate in all benefit plans generally offered to other senior executives of the Company in similar positions and with similar responsibilities.

Outstanding Equity Awards at 2023 Fiscal Year-End

None of our NEOs had any outstanding equity awards in the Company as of September 30, 2023.

Potential Payments Upon Termination or Change in Control

None of our NEOs were eligible for any potential payments upon any form of termination or resignation of employment or a change in control of the Company if such event took place on September 30, 2023 or at any other point during Fiscal Year 2023.

Omnibus Incentive Plan

Our Board adopted, and our shareholders approved, the Inno Holdings, Inc. 2023 Omnibus Incentive Plan (the “Plan”), effective July 18, 2023. As of the date of this prospectus, no awards (as defined below) have been granted under the Plan, and any future awards will be made in the discretion of the Board, or if different, the Plan’s administrator.

Plan Purpose; Types of Awards

The purposes of the Plan are to (a) encourage the profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives; (b) give participants an incentive for excellence in individual performance; (c) promote teamwork among participants; and (d) give the Company a significant advantage in attracting and retaining key employees, non-employee directors and consultants. To accomplish these purposes, the Plan provides for the grant of stock options (both “incentive stock options” intended to meet the requirements under Section 422 of the Code and “nonqualified stock options” that do not meet such requirements), stock appreciation rights (“SARs”), restricted shares, restricted stock units (“RSUs”), dividend equivalent rights, other share-based, share-related or cash-based awards (including performance-based awards) (collectively “awards”), with each grant evidenced by an award agreement providing the terms of the award. Incentive stock options may be granted only to employees; all other awards may be granted to employees, directors and consultants.

Shares Subject to the Plan

A total number of shares of our common stock will be reserved and available for issuance under the Plan equal to 2,013,552 shares. The maximum number of shares that may be issued pursuant to options intended to be incentive stock options is 2,013,552 shares. The aggregate grant date fair market value of the Company’s common stock subject to awards granted during any fiscal year to any non-employee director, when taken together with the cash fees paid to such non-employee director during the fiscal year (in each case, with respect to his or her service as a non-employee director), shall not exceed $250,000.

If any Company common stock subject to an award granted under the Plan are forfeited, canceled, settled, or otherwise terminated without a distribution of shares, such shares will again become available for issuance under the Plan. The following shares will be available for issuance under the Plan: (i) shares delivered to or withheld to pay withholding taxes or any applicable exercise price, and (ii) shares subject to any exercised stock-settled SAR or options. In addition, any shares tendered to exercise outstanding options or other awards or repurchased on the open market using exercise price proceeds will be available for issuance under the Plan. Any substitute awards shall not reduce the shares authorized for grant under the Plan.

Administration of the Plan

The Plan will be administered by the plan administrator, who is the Board or a committee that the Board designates. The plan administrator has the power to determine the terms of the awards granted under the Plan, including the exercise price, the number of shares subject to each award, and the exercisability and vesting terms of the awards. The plan administrator also has the power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the Plan. All decisions made by the plan administrator pursuant to the provisions of the Plan will be final, conclusive and binding.

Conditions on Awards

All of the awards described below are subject to the conditions, limitations, restrictions, vesting and forfeiture provisions determined by the plan administrator, in its sole discretion, subject to certain limitations provided in the Plan. Each award granted under the Plan will be evidenced by an award agreement, which will govern that award’s terms and conditions. To the extent necessary to do so, in the case of any conflict or potential inconsistency between the Plan and a provision of any award or award agreement with respect to an award, the Plan will govern.

The plan administrator may condition the vesting of or the lapsing of any applicable vesting restrictions or conditions on awards upon the attainment of performance goals, continuation of service, or any other term or conditions. If performance goals are established by the plan administrator If the plan administrator determines that an award under the Plan will be earned subject to the achievement of performance goals, the plan administrator may select one or more performance criteria upon which to grant such award, which may include, but are not limited to, any one or more of the following: earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profit after tax; cash flow; revenue; net revenues; sales; days sales outstanding; income; net income; operating income; net operating income, operating margin; earnings; earnings per share; return on equity; return on investment; return on capital; return on assets; return on net assets; total shareholder return; economic profit; market share; appreciation in the fair market value, book value or other measure of value of a share of common stock; expense/cost control; working capital; customer satisfaction; employee retention or employee turnover; employee satisfaction or engagement; environmental, health, or other safety goals; individual performance; strategic objective milestones; any other criteria specified by the plan administrator in its sole discretion; or, as applicable, any combination of, or a specified increase or decrease in, any of the foregoing.

The vesting conditions placed on any award need not be the same with respect to each grantee and the plan administrator will have the sole discretion to amend any outstanding award to accelerate or waive any or all restrictions, vesting provisions or conditions set forth in the award agreement. Any of the above criteria may be used with or without adjustment for extraordinary items or nonrecurring items and may be measured in absolute terms or relative to historic performance or the performance of other companies or an index.

Types of Awards

Stock Options

The Plan provides for grants of both nonqualified and incentive stock options. A nonqualified stock option entitles the recipient to purchase the Company common stock at a fixed exercise price. The exercise price per share will be determined by the compensation committee but such price will never be less than 100% of the fair market value of a share of common stock on the date of grant. Fair market value will generally be the closing price of a share of the Company common stock on Nasdaq on the date of grant. Nonqualified stock options under the Plan generally must be exercised within ten years from the date of grant. A nonqualified stock option is an option that does not meet the qualifications of an incentive stock option as described below.

An incentive stock option is a stock option that meets the requirements of Section 422 of the Code. Incentive stock options may be granted only to employees and the aggregate fair market value of a share of the Company common stock determined at the time of grant with respect to incentive stock options that are exercisable for the first time by a participant during any calendar year may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own shares possessing more than 10% of the Company’s total combined voting power or that of any of the Company’s affiliates unless (i) the option exercise price is at least 110% of the fair market value of the shares subject to the option on the date of grant and (ii) the term of the incentive stock option does not exceed five years from the date of grant.

Unless otherwise determined by the plan administrator, each vested and outstanding option granted under the Plan will automatically be exercised on the last business day of the applicable option term, to the extent that, as of such date, (i) the exercise price of such option is less than the fair market value of a share, and (ii) the holder of such option remains actively in service.

Stock Appreciation Rights

A SAR entitles the holder to receive an amount equal to the difference between the fair market value of a share of the Company common stock on the exercise date and the exercise price of the SAR (which may not be less than 100% of the fair market value of a share of the Company common stock on the grant date), multiplied by the number of the Company common stock subject to the SAR (as determined by the plan administrator). Unless otherwise determined by the plan administrator, each vested and outstanding SAR granted under the Plan will automatically be exercised on the last business day of the applicable SAR term, to the extent that, as of such date, (i) the exercise price of such SAR is less than the fair market value of a share, and (ii) the holder of such SAR remains actively in service.

Restricted Shares

A restricted share award is an award of the Company common stock that vest in accordance with the terms and conditions established by the plan administrator. The plan administrator will determine in the award agreement whether the participant will be entitled to receive dividends on such restricted shares.

Restricted Stock Units

A RSU is a right to receive shares or the cash equivalent of Company common stock at a specified date in the future, subject to forfeiture of such right. If the RSU has not been forfeited, then on the date specified in the RSU grant, the Company must deliver to the holder of the RSU unrestricted the Company common stock (or, in the plan administrator’s sole discretion, cash equal to the shares that would otherwise be delivered, or partly in cash and partly in shares).

Other Share-Based Awards

We may grant or sell to any participant a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, the Company common stock, including unrestricted the Company common stock under the Plan or a dividend equivalent. A dividend equivalent is a right to receive payments, based on dividends with respect to the Company common stock. To the extent that an award contains a right to receive dividends or dividend equivalents while the award remains unvested, the dividends and dividend equivalents will be accumulated and paid once and to the extent that the underlying award vests.

Other Cash-Based Awards

We may grant cash awards under the Plan, including cash awards as a bonus or upon the attainment of certain performance goals.

Performance-Based Awards

We may grant an award conditioned on satisfaction of certain performance criteria. Such performance-based awards include performance-based restricted shares and restricted share units. Any dividends or dividend equivalents payable or credited to a participant with respect to any unvested performance-based award will be subject to the same performance goals as the shares or units underlying the performance-based award.

Equitable Adjustments

In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, extraordinary dividend, stock split, reverse stock split, combination or exchange of shares, or other change in corporate structure or payment of any other distribution, the maximum number and kind of the Company common stock reserved for issuance or with respect to which awards may be granted under the Plan will be adjusted to reflect such event, and the plan administrator will make such adjustments as it deems appropriate and equitable in the number, kind and exercise price of the Company common stock covered by outstanding awards made under the Plan, and in any other matters that relate to awards and that are affected by the changes in the shares referred to in this section.

Change in Control

In the event of any proposed change in control (as defined in the Plan), the plan administrator will take any action as it deems appropriate and equitable to effectuate the purposes of the Plan and to protect the participants who hold outstanding awards under the Plan, which action may include, without limitation, the following: (i) the continuation of any award, if the Company is the surviving corporation; (ii) the assumption of any award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any award, provided, however, that any such substitution with respect to options and SARs shall occur in accordance with the requirements of Section 409A of the Code; or (iv) settlement of any award for the change in control price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the change in control price or if the plan administrator determines that the award cannot reasonably become vested pursuant to its terms, such award shall terminate and be canceled without consideration.

Amendment and Termination

The plan administrator may alter, amend, modify, or terminate the Plan at any time, provided that the approval of our shareholders will be obtained for any amendment to the Plan that requires shareholder approval under the rules of the stock exchange(s) on which the Company common stock is then listed or in accordance with other applicable law, including, but not limited to, an increase in the number of the Company common stock reserved for issuance, a reduction in the exercise price of options or other entitlements, an extension of the maximum term of any award, or an amendment that grants the plan administrator additional powers to amend the Plan. In addition, no modification of an award will, without the prior written consent of the participant, adversely alter or impair any rights or obligations under any award already granted under the Plan, unless the plan administrator expressly reserved the right to do so at the time of the award.

Material U.S. Federal Income Tax Effects

The following discussion of certain relevant United States federal income tax effects applicable to certain awards granted under the Plan is only a summary of certain of the United States federal income tax consequences applicable to United States residents under the Plan, and reference is made to the Code for a complete statement of all relevant federal tax provisions. No consideration has been given to the effects of foreign, state, local and other laws (tax or other) on the Plan or on a participant, which laws will vary depending upon the particular jurisdiction or jurisdictions involved. In particular, participants who are stationed outside the United States may be subject to foreign taxes as a result of the Plan.

Nonqualified Stock Options

An optionee subject to United States federal income tax will generally not recognize taxable income for United States federal income tax purposes upon the grant of a nonqualified stock option. Rather, at the time of exercise of the nonqualified stock option, the optionee will recognize ordinary income, subject to wage and employment tax withholding, and the Company will be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. If the shares acquired upon the exercise of a nonqualified stock option are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of such exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee), depending upon the length of time such shares were held by the optionee.

Incentive Stock Options

An optionee subject to United States federal income tax will generally not recognize taxable income for United States federal income tax purposes upon the grant of an incentive stock option (within the meaning of Section 422 of the Code) and the Company will not be entitled to a deduction at that time. If the incentive stock option is exercised during employment or within ninety (90) days following the termination thereof (or within one year following termination, in the case of a termination of employment due to death or disability, as such terms are defined in the Plan), the optionee will not recognize any income and the Company will not be entitled to a deduction. The excess of the fair market value of the shares on the exercise date over the exercise price, however, is includible in computing the optionee’s alternative minimum taxable income. Generally, if an optionee disposes of shares acquired by exercising an incentive stock option either within two years after the date of grant or one year after the date of exercise, the optionee will recognize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares on the date of exercise (or the sale price, if lower) over the exercise price. The balance of any gain or loss will generally be treated as a capital gain or loss to the optionee. If the shares are disposed of after the two-year and one-year periods described above, the Company will not be entitled to any deduction, and the entire gain or loss for the optionee will be treated as a capital gain or loss.

SARs

A participant subject to United States federal income tax who is granted a SAR will not recognize ordinary income for United States federal income tax purposes upon receipt of the SAR. At the time of exercise, however, the participant will recognize ordinary income, subject to wage and employment tax withholding, equal to the value of any cash received and the fair market value on the date of exercise of any shares received. The Company will not be entitled to a deduction upon the grant of a SAR, but generally will be entitled to a deduction for the amount of income the participant recognizes upon the participant’s exercise of the SAR. The participant’s tax basis in any shares received will be the fair market value on the date of exercise and, if the shares are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of the shares on the date of exercise will generally be taxable as long-term or short-term capital gain or loss (if the stock is a capital asset of the participant) depending upon the length of time such shares were held by the participant.

Restricted Shares

A participant subject to United States federal income tax generally will not be taxed upon the grant of a restricted share award, but rather will recognize ordinary income for United States federal income tax purposes in an amount equal to the fair market value of the shares at the time the restricted stock is no longer subject to a substantial risk of forfeiture

(within the meaning of the Code). The Company generally will be entitled to a deduction at the time when, and in the amount that, the participant recognizes ordinary income on account of the lapse of the restrictions. A participant’s tax basis in the shares will equal the fair market value of those shares at the time the restrictions lapse, and the participant’s holding period for capital gains purposes will begin at that time. Any cash dividends paid on the shares before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income). Under Section 83(b) of the Code, a participant may elect to recognize ordinary income at the time the restricted shares are awarded in an amount equal to their fair market value at that time, notwithstanding the fact that such shares are subject to restrictions and a substantial risk of forfeiture. If such an election is made, no additional taxable income will be recognized by such participant at the time the restrictions lapse, the participant will have a tax basis in the restricted shares equal to their fair market value on the date of their award, and the participant’s holding period for capital gains purposes will begin at that time. The Company generally will be entitled to a tax deduction at the time when, and to the extent that, ordinary income is recognized by such participant.

RSUs

A participant subject to United States federal income tax who is granted a restricted share unit will not recognize ordinary income for United States federal income tax purposes upon the receipt of the restricted share unit, but rather will recognize ordinary income in an amount equal to the fair market value of the shares at the time the award is settled into shares, subject to wage and employment tax withholding, and the Company will have a corresponding deduction at that time.

Other Share-Based and Other Cash-Based Awards

In the case of other share-based and other cash-based awards, depending on the form of the award, a participant subject to United States federal income tax will not be taxed upon the grant of such an award, but, rather, will recognize ordinary income for United States federal income tax purposes when such an award vests or otherwise is free of restrictions. In any event, the Company will be entitled to a deduction at the time when, and in the amount that, a participant recognizes ordinary income.

Tax Effects for the Company

In addition to the tax impact to the Company described above, the Company’s deduction may also be limited by Section 280G or Section 162(m) of the Code. In general, Section 162(m) of the Code denies a publicly held corporation a deduction for United States federal income tax purposes for compensation in excess of $1,000,000 per year per covered employee.

Director Compensation Table

Shaoren Liu and Ying Liu served as the Company’s non-employee directors during Fiscal Years 2023 and 2022. Neither of the Company’s non-employee directors received any compensation related to the director’s Board service in Fiscal Years 2023 or 2022 or had any outstanding equity awards as of September 30, 2023.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, as of October 20, 2023 with respect to the holdings of (1) each person who is the beneficial owner of more than 5% of Company voting stock, (2) each of our directors, (3) each executive officer, and (4) all of our current directors and executive officers as a group.

Beneficial ownership of the voting stock is determined in accordance with the rules of the SEC and includes any shares of company voting stock over which a person exercises sole or shared voting or investment power, or of which a person has a right to acquire ownership at any time within 60 days of October 20, 2023. Except as otherwise indicated, we believe that the persons named in this table have sole voting and investment power with respect to all shares of voting stock held by them. Applicable percentage ownership in the following table is based on 18,251,726 shares of common stock issued and outstanding on October 20, 2023, and 22,765,278 shares of common stock issued and outstanding after this offering assuming a common stock offering of 2,500,000 shares and including 2,013,552 shares of common stock reserved for future issuance under the Plan, plus, for each individual, any securities that individual has the right to acquire within 60 days of October 20, 2023.

To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our common stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

Name and Address of Beneficial Owner(1)	Title	Beneficially owned(2)	Percent of Class Before Offering	Percent of Class After Offering
Officers and Directors
Dekui Liu	Chief Executive Officer, Director and Chairman	13,837,893	68.3%	60.8%
Tianwei Li	Chief Financial Officer	—
Dr. Li (Alice) Gong	Chief Operation Officer	—
Ying Liu	Director	—
Xiaogang (John) Zhang	Independent Director Nominee	—
Chen Sung	Independent Director Nominee	—
Richard B. Haws, PE	Independent Director Nominee	—
Officers and Directors as a Group (total of 7 persons)		13,837,893	68.3%	60.8%
5% Stockholders
Dekui Liu	Chief Executive Officer, Director and Chairman	13,837,893	68.3%	60.8%
Zfounder Organization Inc.(3)(4)(5)	Investor	3,013,685	14.9%	13.2%

____________

*        Less than 1%

(1)      Unless otherwise indicated the business address for each of the individuals is 2465 Farm Market 359 South, Brookshire, TX 77423.

(2)      Approximate percentage of outstanding common stock includes 2,013,552 shares of common stock reserved for employee stock option pool, which will be implemented and approved immediately prior to the closing of this offering.

(3)      The business address for Zfounder Organization Inc. is 12905 SW 42nd St. Unit 222 Miami, FL 33175.

(4)      Beneficially owned by Wen Hua.

(5)      Mr. Dekui Liu donated 4,427,371.52 shares of the Company’s common stock, which after giving effect to the Company’s reverse stock split effectuated on July 24, 2023, amounts to 2,213,685.76 shares of common stock, to Zfounder Organization, Inc. on May 4, 2023.

SELLING STOCKHOLDERS

We are registering shares of common stock held by the Selling Stockholders. The Selling Stockholders are offering an aggregate of 1,386,990 shares of common stock. (See Plan of Distribution).

The table below lists the Selling Stockholders. The Selling Stockholders are not required to sell any of the shares of common stock being registered under this prospectus. The following table assumes that the Selling Stockholders will sell all of the shares listed in this prospectus. The first column lists the number of shares of common stock beneficially owned by each of the Selling Stockholders, as of October 20, 2023. As of October 20, 2023, 18,251,276 shares of the Company’s common stock were issued and outstanding.

The second column lists the shares of common stock being offered by this prospectus by the Selling Stockholders. None of the Selling Stockholders are officers or directors of the Company. The Company has agreed to pay all of the expenses of this registration, and the Selling Shareholders will not contribute to the costs. The underwriters are not underwriting the shares of the Selling Shareholders.

Name	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock that may be Offered Pursuant to this Prospectus	%of Shares of Common Stock Owned Prior to Offering	% of Shares of Common Stock Owned After Offering#	Date Acquired
Lina Lii Chu	500,000	500,000	2.7%	*	February 1, 2022
Peter T Igler	500,000	500,000	2.7%	*	February 1, 2022
Haiyan Ma+	157,894	157,894	*	*	March 20, 2023
Donedeal LLC	142,857	142,857	*	*	December 3, 2022
Advanta IRA Administration, LLC FBO Huifang Li IRA #1524624	27,028	27,028	*	*	February 24, 2023
Monsk LLC+	26,316	26,316	*	*	April 27, 2023
Yuhan Yang Yu	19,737	19,737	*	*	June 20, 2023
Lyla Entrepreneur Academy Foundation Inc.+	13,158	13,158	*	*	May 1, 2023

Total Selling Shareholders	1,386,990	1,386,990	7.6%	*

____________

*        Represents less than 1% of the issued and outstanding common stock.

#        Assumes that the Selling Stockholders dispose of all of the shares of common stock covered by this prospectus and does not acquire beneficial ownership of any additional shares of common stock. The registration of these shares of common stock does not necessarily mean that the Selling Stockholders will sell all or any portion of the shares of common stock covered by this prospectus.

+        The shares were acquired by sale from an existing shareholder who had originally acquired the shares from the issuer in an offer and sale which was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701.

Except as noted above, the offers and sales of the above shares were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. There was no placement agent associated with any purchase of any of the shares noted above.

There is no material relationship between any Selling Shareholder and the Company, or any of the Company’s officers and directors.

The following are the controlling principals in the non-human entities that are selling stockholders:

Investor	Principal or Principal Officer
Donedeal LLC	Hsin-Yun Lee
Advanta IRA Administration, LLC FBO Huifang Li IRA	Huifang Li
Monsk LLC	Yuzhou Zhang
Lyla Entrepreneur Academy Foundation Inc.	Yuhan Yang Yu

The Selling Stockholders named above acquired their shares in private transactions with the Company that was exempt from registration under Section 4(a)(2) of the Securities Act or are the transferees of shares so purchased.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Unless described below, during the last two fiscal years, there are no transactions or series of similar transactions to which we were a party or will be a party, in which:

•        the amounts involved exceed or will exceed $120,000; and

•        any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing had, or will have, a direct or indirect material interest.

The Company borrows short term loans without interest from its majority shareholder and CEO, Mr. Dekui Liu, for operation and cashflow needs from time to time. As of June 30, 2023, the amount due to Mr. Liu was $363,372. As of September 30, 2022 and 2021, the outstanding balance due to Mr. Liu was $12,233 and 80,706, respectively.

During the year ended September 30, 2022, the Company engaged Yunited Assets LLC (“Yunited”), a limited liability company owned by Mr. Cheng Yu, the minority owner of the Company’s subsidiary, Inno Research Institute, for consultation services on a project-by-project basis. During the nine months ended June 30, 2023 and 2022, the Company recorded $4,375 and $19,950, respectively, of project based consulting service fees, included in cost of materials and labor. During the nine months ended June 30, 2023 and 2022, the Company also recorded $90,000 and $80,000 consulting fee to Yunited for Mr. Yu’s daily operating services included in the general and administrative expenses. As of June 30, 2023, the outstanding balance of accounts payable – related party due to Yunited was $50,000. As of September 30, 2022 and 2021, there were no unpaid balances due to Yunited.

In March 2022, the Company entered into an agreement with Wise Hill Inc. (“Wise Hill”), a Florida corporation wholly owned by a minority shareholder of the Company. Pursuant to the agreement, the Company sold prefab home products of $250,000 to Wise Hill. For the year ended September 30, 2022, the Company recorded revenue-related party of $250,000. As of June 30, 2023, September 30, 2022 and 2021, the outstanding balance of accounts receivable — related party was $100,000.

During the year ended September 30, 2022, the Company purchased prefab home and other material and supplies from Baicheng Trading LLC, in which the father of Mr. Dekui Liu, the Company’s majority shareholder and CEO, is a director. As of June 30, 2023, September 30, 2022 and 2021, the outstanding balance of accounts payable — related party was $485,595, $485,595 and $0, respectively.

During the nine months ended June 30, 2023, the Company borrowed short term loans without interest from Zfounder Organization Inc., one of the Company’s minority shareholders for operation and cashflow needs. As of June 30, 2023, the outstanding balance due was $25,000. In addition, the Company borrowed short term loans without interest from Wise Hill Inc., a company owned by the CEO and Board member of Zfounder Organization Inc., for operation and cashflow needs. As of June 30, 2023, the outstanding balance due was $135,000.

During the quarter ended June 30, 2023, the Company borrowed short term loans without interest, amount of $100,000 and $30,000, respectively, from its Vice President of Product, Mr. Fei Xie and Director of Design, Mr. Zuoda He. As of June 30, 2023, the outstanding balance due to Mr. Xie and Mr. He was $100,000 and $30,000, respectively.

In March 2023, the Company entered into an agreement with Vision Opportunity Fund LP (“Vision”), a Florida limited partnership partially owned by a minority shareholder of the Company. Pursuant to the agreement, the Company agreed to provide supplies and act as project developer for an amount equal to $15,875,800 plus applicable taxes. The Company has not recorded revenue from the related party as of June 30, 2023.

Indemnification Agreements

Upon the closing of this offering, the Company will enter into indemnity agreements with each of its directors and officers (the “Indemnity Agreements”), undertaking to indemnify them to the fullest extent permitted by law on the terms set forth therein. This indemnification is limited to events where the director or officer acted in good faith and in a manner the relevant director or officer reasonably believed to be in and/or not opposed to the best interests of INNO, and the relevant director or officer had no reasonable cause to believe that his or her conduct was unlawful.

The foregoing summary of the Indemnity Agreements does not purport to be complete and is subject to and qualified in its entirety by reference to the form of Indemnity Agreement, a copy of which is filed as Exhibit 10.1.

Policies and Procedures for Related Person Transactions

Upon the closing of this offering, the board of directors will adopt a written related person transaction policy that set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which INNO or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•        any person who is, or at any time during the applicable period was, one of INNO’s executive officers or directors;

•        any person who is known by INNO to be the beneficial owner of more than 5% of INNO’s voting securities;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of INNO’s voting securities, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of INNO’s voting securities; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

We intend to establish policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee have the responsibility to review related party transactions.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•        banks, insurance companies and other financial institutions;

•        brokers, dealers or traders in securities;

•        “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•        tax-exempt organizations or governmental organizations;

•        persons deemed to sell our common stock under the constructive sale provisions of the Code;

•        persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•        tax-qualified retirement plans; and

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•        an individual who is a citizen or resident of the United States;

•        a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying cash dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below in “— Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). If a Non-U.S. Holder holds the stock through a financial institution or other intermediary, the Non-U.S. Holder will be required to provide appropriate documentation to the intermediary, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussions below of backup withholding and withholding under FATCA (defined below), a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•        the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

•        the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•        our common stock constitutes a U.S. real property interest (USRPI) by reason of our status as a U.S. real property holding corporation (USRPHC) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will be subject to backup withholding or information reporting unless the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections are commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or subject to the proposed Treasury Regulations discussed below, gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the nonfinancial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or nonfinancial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

These withholding taxes would be imposed on dividends with respect to our common stock to foreign financial institutions or non-financial foreign entities (including in their capacity as agents or custodians for beneficial owners of our common stock) that fail to satisfy the above requirements. Prior to the issuance of proposed U.S. Treasury regulations, withholding taxes under FATCA also would have applied to gross proceeds from the disposition of our common stock. However, the proposed U.S. Treasury regulations provide that such gross proceeds are generally not subject to withholding taxes under FATCA. Taxpayers (including withholding agents) may currently rely on these proposed U.S. Treasury regulations until they are revoked or final U.S. Treasury regulations are issued. There can be no assurance that final U.S. Treasury Regulations would provide an exemption from FATCA withholding for gross proceeds.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

DESCRIPTION OF SECURITIES

The following description summarizes certain important terms of our capital stock, as they are expected to be in effect immediately prior to the completion of this offering. We have adopted an amended and restated certificate of incorporation and expect to adopt amended and restated bylaws that will become effective immediately prior to the completion of this offering, and this description summarizes the provisions that are included and are expected to be included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Securities,” you should refer to our amended and restated certificate of incorporation, amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Texas law. The following description of our securities is only a summary and is qualified in its entirety by reference to the actual terms and provisions of the capital stock contained in our Certificate of Incorporation and our Bylaws.

General

The Company is authorized to issue one class of stock. The total number of shares of stock which the Company is authorized to issue is 100,000,000 shares of capital stock, all of which are common stock, which 18,251,726 shares of which are issued and outstanding. As of October 20, 2023, there were 11 holders of record of our common stock.

Common Stock

The holders of our common stock are entitled to the following rights:

Voting Rights.    Each share of INNO’s common stock entitles its holder to one vote per share on all matters to be voted or consented upon by the stockholders.

Dividend Rights.    Subject to limitations under Texas law, holders of INNO’s common stock may receive dividends or other distributions, if any, as may be declared by INNO’s Board out of funds legally available therefor.

Liquidation Rights.    In the event of the liquidation, dissolution or winding up of our business, the holders of INNO’s common stock are entitled to share ratably in the assets available for distribution after the payment of all of our debts and other liabilities.

Other Matters.    All of the outstanding shares of INNO’s common stock are fully paid and non-assessable.

Registration Rights Agreement

Pursuant to an Investors’ Rights Agreement by and between us and certain investors, we are obligated to register for resale the total registrable shares of common stock of such investors. We must register such shares within one hundred eighty (180) days after the effective date of the registration statement for the Company’s initial public offering and if the Company receives a request from 50% of the registerable common stock. We must also file a Form S-3 registration statement after eligibility if the Company receives a request from 50% of the registerable common stock.

Anti-takeover Effects of Certain Provisions of Our Shareholders Agreement, Bylaws and Texas Law

Our shareholders agreement, bylaws and the Texas Business Organizations Code (“TBOC”) contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of our Company by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by shareholders.

Exclusive Forum

Our amended and restated bylaws provide that the state or federal courts located in Harris County, Texas will be the exclusive forum for: (i) any actual or purported derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of fiduciary duty by any of our current or former directors or officers; (iii) any action asserting a claim against us or our current or former directors or officers arising pursuant to the Texas Business Organizations Code, or the TBOC, our certificate of formation, or our amended and restated bylaws; or (iv) any action asserting a claim against us or our current or former officers or directors that is governed by the internal affairs doctrine, in each case subject to said courts having personal jurisdiction over the indispensable parties named as defendants therein. Any person purchasing or otherwise acquiring any interest in any shares of our capital stock will be deemed to have notice of and to have consented to this provision of our bylaws. This provision does not apply to claims brought under the Securities Act or the Exchange Act. The exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits. Alternatively, if a court were to find the exclusive forum provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Capital stock

Texas law does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq, which apply so long as our securities are listed on the Nasdaq, require shareholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes.

Our Board of Directors may generally issue shares of common stock on terms calculated to discourage, delay or prevent a change of control of the Company or the removal of our management. Moreover, our authorized but unissued shares of common stock are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of unissued and unreserved shares of common stock may be to enable our Board of Directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our shareholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Vacancies

Our Certificate of Formation provides that directors may be removed only for cause. In addition, our Certificate of Formation also provides that any vacancy occurring in our Board of Directors may be filled by election at an annual or special meeting of the shareholders called for that purpose or by the affirmative vote of a majority of the directors then in office (even if the remaining directors constitute less than a quorum of the Board of Directors), and any director so chosen shall hold office for the remainder of the term to which the director has been selected and until such director’s successor shall have been elected and qualified.

No cumulative voting

Under Texas law, the right to vote cumulatively does not exist unless the certificate of formation specifically authorizes cumulative voting. Our Certificate of Formation does not authorize cumulative voting. Therefore, shareholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors will be able to elect all our directors.

Special shareholder meetings

Our Certificate of Formation provides that special meetings of our shareholders may be called at any time by the Board of Directors, the chairman of the Board of Directors or the chief executive officer of the Company. Our Bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Requirements for advance notification of director nominations and shareholder proposals

Our Bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of individuals for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee of the Board of Directors. In order for any matter to be “properly brought” before a meeting, a shareholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 75 days nor more than 100 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. However, if the date of the annual meeting is advanced more than 30 days prior to the anniversary date or delayed more than 60 days after the anniversary date, then to be timely the notice must be received by the Company no later than 70 days prior to the date of the annual meeting or the close of business on the 7th day following the earlier of the date on which notice of the annual meeting was first mailed or the date on which the meeting date is announced publicly. Our Bylaws also specify requirements as to the form and content of a shareholder’s notice. Our Bylaws allow the chairman of the meeting at a meeting of the shareholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to influence or obtain control of the Company.

Shareholder action by written consent

Our shareholders agreement provides that any action required or permitted to be taken at a meeting of shareholders may be taken by written consent in lieu of a meeting of shareholders.

Amendment and restatement of bylaws

Our Bylaws provide that the Board of Directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our Bylaws without a shareholder vote in any matter not inconsistent with the laws of the State of Texas and our Certificate of Formation.

The combination of the classification of our Board of Directors and the lack of cumulative voting will make it more difficult for shareholders to replace our Board of Directors as well as for another party to obtain control of us by replacing our Board of Directors. Because our Board of Directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing shareholders or another party to effect a change in management.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management or the Company, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our Board of Directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Dissenters’ rights of appraisal and payment

Under the TBOC, with certain exceptions, our shareholders will have appraisal rights in connection with a merger, a sale of all or substantially all of our assets, an interest exchange or a conversion. Pursuant to the TBOC, shareholders who properly request and perfect appraisal rights in connection with such merger, sale of all or substantially all of our assets, interest exchange or conversion will have the right to receive payment of the fair value of their shares as agreed to between the shareholder and the Company or, if they are unable to reach agreement, as determined by the State District Court in Brookshire, Texas.

Shareholders’ derivative actions

Under the TBOC, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action (i) is a holder of our shares at the time of the transaction to which the action relates or such shareholder became a shareholder by operation of law from a person that was a shareholder at the time of the transaction to which the action relates and (ii) fairly and adequately represents the interests of the Company in enforcing the right of the Company.

Right of first refusal

Under the shareholders agreement, our shareholders grant us a right of first refusal to purchase all or any portion of transfer stock that any shareholder may propose to transfer. These provisions are designed to reduce our vulnerability to having unfamiliar individuals hold shares of our Company’s stock, which safeguards our financial and ownership interests.

Limitations on liability and indemnification of officers and directors

The TBOC authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties (other than breaches of the directors’ duty of loyalty to corporations or their shareholders), subject to certain exceptions. Our bylaws include a provision that limits the personal liability of directors for monetary damages for an act or omission in the director’s capacity as a director to the fullest extent permitted by Texas law. However, exculpation will not apply to any director if the director has acted in bad faith, engaged in intentional misconduct, knowingly violated the law, authorized illegal dividends or redemptions, derived an improper benefit from his or her actions as a director or engaged in an act or omission for which the liability of the director is expressly provided by an applicable statute.

The limitation of liability and indemnification provisions in our bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

As of October 20, 2023, there is no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Business combinations

Under Title 2, Chapter 21, Subchapter M of the TBOC, we may not engage in certain “business combinations” with any “affiliated shareholder,” or any affiliate or associate of the affiliated shareholder for a three-year period following the time that the shareholder became an affiliated shareholder, unless:

•        prior to such time, our board of directors approved either the business combination of the transaction which resulted in the shareholder becoming an affiliated shareholder; or

•        not less than six months after the affiliated shareholders’ share acquisition date, the business combination is approved by the affirmative vote at a meeting, and not by written consent, of holders of at least 2/3 of our outstanding voting shares that are not owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder.

Generally, a “business combination” includes a merger, asset or stock sale or other similar transaction. Subject to certain exceptions, an “affiliated shareholder” is a person who beneficially owns (as determined pursuant to Title 2, Chapter 21, Subchapter M of the TBOC), or within the previous three years beneficially owned, 20% or more of our outstanding voting shares. For purposes of this section only, “voting share” has the meaning given to it in Title 2, Chapter 21, Subchapter M of the TBOC.

Under certain circumstances, this provision will make it more difficult for a person who would be an “affiliated shareholder” to effect various business combinations with our Company for a three-year period. This provision may encourage companies interested in acquiring our Company to negotiate in advance with our board of directors because the shareholder approval requirement would be avoided if our Board of Directors approves either the business combination or the transaction that results in such shareholder becoming an affiliated shareholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which shareholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be VStock Transfer, LLC., 18 Lafayette Place, Woodmere, New York 11598. Their phone number is (212) 828-8436.

Listing

We will apply to have our common stock listed on the Nasdaq Capital Market under the symbol “INHD” which listing is a condition to this offering.

SHARES ELIGIBLE FOR FUTURE SALE

There is not currently an established U.S. trading market for our common stock. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock, in the public market after this offering, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

Upon completion of the sale of 2,500,000 shares of common stock pursuant to this offering, we will have 20,751,726 shares of common stock issued and outstanding. In the event the underwriters exercise the overallotment option in full, we will have 21,126,726 shares of common stock issued and outstanding. The common stock sold in this offering will be freely tradable without restriction or further registration or qualification under the Securities Act.

All previously issued shares of common stock that were not offered and sold in this offering, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 under the Securities Act, which are summarized below.

In general, a person who has beneficially owned restricted shares of our common stock for at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

•        1% of the number of shares of our common stock then outstanding; or

•        1% of the average weekly trading volume of our common stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

•        provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement entered into by and between the Company and AC Sunshine Securities LLC, acting as the representative of the underwriters (the “Representative”) named below, the underwriters have severally agreed to purchase from us on a firm commitment basis the following respective number of common stock at the public price less the underwriting discounts set forth on the cover page of this prospectus:

Name	Number of common stock
AC Sunshine Securities LLC	2,500,000
Total	2,500,000

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common stock offered by this prospectus if any such shares are taken.

We agree to indemnify the underwriters, its members, managers, officers, employees, agents, affiliates and controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

We plan to have our common stock approved for listing on the Nasdaq Capital Market under the symbol “INHD.”

Over-Allotment Option

If the underwriters sell more common stock than the total number set forth in the table above, we have granted to the underwriters a 45-day option to purchase up to an additional 15% of the total number of common stock to be offered in this offering, from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised in whole or in part, and may be exercised more than once, during the 45-day option period. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional common stock approximately proportionate to that underwriter’s initial purchase commitment. Any common stock issued or sold under the option will be issued and sold on the same terms and conditions as the other common stock that are the subject of this offering.

In connection with the offering, the underwriters may purchase and sell common stock in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Discounts, Commissions, and Expenses

We have agreed to pay the underwriters a discount equal to 7.0% of the aggregate gross proceeds raised in this offering.

The underwriters have advised us that they propose to offer the common stock to the public at the public offering price set forth on the cover page of this prospectus. After this offering, the public offering price and concession to dealers may be reduced by the Representative. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

The following table shows the price per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us.

	Per Share	Total Without Exercise of Over-Allotment Option	Total With Full Exercise of Over-Allotment Option
Initial public offering price	$4.00	10,000,000	11,500,000
Underwriting commissions and discounts (7.0%)(1)	$0.28	700,000	805,000
Proceeds, before expenses, to us	$3.72	9,300,000	10,695,000

____________

(1)      Does not include out-of-pocket expenses disclosed below.

We have agreed to reimburse the Underwriter, promptly when invoiced, for all of its reasonable, out-of-pocket expenses (including, but not limited to, travel, due diligence expenses, reasonable fees and expenses of its legal counsel, roadshow and background check on the Company’s principals) in connection with the performance of its services hereunder not to exceed an aggregate of $250,000, regardless of whether the Offering occurs, provided that any expense over $5,000 shall require prior written or email approval of the Company.

At the closing of the Offering, the Company agrees to reimburse the Underwriter one percent (1%) of the actual amount of the Offering as the nonaccountable expense of the Offering.

Underwriter’s Warrants

In addition, we have agreed to grant the Underwriter warrants to purchase an amount equal to seven percent (7.0%) of the common stock sold in the offering, which will shall be non-callable and non-cancelable, are due and exercisable upon the closing of the offering for nominal consideration, have a five (5) year term starting from the date of the commencement of sales of the offering, and a cashless exercise feature. Such warrants are exercisable at a price of 120% of the public offering price of the common stock offered pursuant to this offering. The Underwriter’s Warrants and the underlying common stock will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), and except as otherwise permitted by FINRA rules, neither the Underwriter’s Warrants nor any of our common stock issued upon exercise of the Underwriter’s Warrants may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days beginning on the date of commencement of sales of this offering, except that (i) they may be transferred, in whole or in part, to any member participating in the offering and its officers or partners, its registered persons or affiliates, if all transferred securities remain subject to the lock-up restriction for the remainder of the 180-day lock-up period pursuant to FINRA Rule 5110(e)(2)(B)(i), (ii) they may be exercised or converted, in whole or in part, if all securities received remain subject to the lock-up restriction for the for the remainder of the 180-day lock-up period, (iii) they may be transferred back to the issuer in a transaction exempt from registration with the SEC, or other exceptions as provided under FIRNA Rule 5110(e)(2). Although the Underwriter’s Warrants and the underlying common stock will be registered in the registration statement of which this prospectus forms a part, we have also agreed that the Underwriter’s Warrants will provide for registration rights in certain cases.

The Underwriter’s Warrants will contain provisions for one demand registration right and unlimited “piggyback” registration rights of the sale of the underlying shares at the Company’s expense. These registration rights apply to all of the securities directly and indirectly issuable upon exercise of the Underwriter’s Warrants. The durations of the demand registration right and the “piggyback” registration right provided will not be more than five and seven years, respectively, from the effective date of the offering in compliance with FINRA Rule 5110(g)(8)(C) & (D).

The exercise price and number of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock split, stock dividend, extraordinary cash dividend, or our recapitalization, reorganization, merger, or consolidation. As a result, the warrant exercise price and/or underlying shares may also be adjusted for issuances of common stock at a price below the warrant exercise price. Additionally, the Underwriter’s Warrants shall contain such other terms and conditions no less favorable to AC Sunshine Securities LLC than the terms and conditions generally available to an unaffiliated third party under the same or similar circumstances.

Right of First Refusal

The Company and the Representative agree that the Representative shall have an irrevocable right of first refusal (the “Right of First Refusal”) for a period of twelve (12) months after the date the Offering is completed, to act as sole and exclusive investment banker, sole and exclusive book-runner, sole and exclusive financial advisor, sole and exclusive underwriter and/or sole and exclusive placement agent, at the Representative’s sole and exclusive discretion, if the Company or any of its subsidiaries: (i) decides to finance or refinance any indebtedness; or (ii) decides to raise funds by means of a public offering (including at-the-market facility) or a private placement or any other capital raising financing of equity, equity-linked or debt securities. If the Representative decides to accept such engagement, the agreement governing such engagement will contain, among other things, provisions for fees customary to the Representative for transactions of similar size and nature, and the provisions of this Agreement, including indemnification, which are appropriate to such transaction. Notwithstanding the foregoing, the decision to accept the Company’s engagement under this Section 3(q) shall be made by the Representative, by a written notice to the Company, within fifteen (15) business days of the receipt of the Company’s notification of its financing needs. The Representative shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in any such transaction and the economic terms of any such participation.

Observer’s Right

For a period of one year from the effective date of this Registration Statement, upon notice from the Representative to the Company, the Representative shall have the right to send a representative (who need not be the same individual from meeting to meeting) to observe each meeting of the Board of Directors of the Company; provided that such representative shall sign a Regulation FD compliant confidentiality agreement which is reasonably acceptable to the Representative and its counsel in connection with such representative’s attendance at meetings of the Board of Directors; and provided further that upon written notice to the Representative, the Company may exclude the representative from meetings where, in the written opinion of counsel for the Company, the representative’s presence would destroy attorney-client privilege. The Company agrees to give the Representative with an agenda and minutes of the meeting no later than it gives such notice and provides such items to the other directors, and to reimburse the representative of the Representative for his reasonable out-of-pocket expenses incurred in connection with its attendance at the meeting, including but not limited to, food, lodging, and transportation. Upon mutual agreement of the Company and Representative, the representative may be granted compensation in an amount less than the compensation received by any member of the Company’s Board of Directors.

Electronic Offer, Sale and Distribution of Common Stock

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of common stock to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the Representative to underwriters and selling group members that may make internet distributions on the same basis as other allocations.

Lock-up Agreements

We have agreed that we will not offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale, lend, or otherwise transfer or dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests), directly or indirectly, any of our common stock or any securities that are convertible into or exercisable or exchangeable for or represent the right to receive our common stock, without the prior written consent of the Representative for a period of 180 days from the consummation of this offering, except the grant of equity-based incentives under an equity-based incentive plan, filing registration statement on Form S-8, issuing securities in connection with an acquisition of assets or a business, and filing a registration statement in connection with an acquisition.

Each of our directors, officers and certain holders of our common stock have agreed to be subject to the foregoing restrictions for a period of 180 days from the effective date of the registration statement.

Stabilization

Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock will be determined by negotiations among us and the Representative. Among the factors to be considered in determining the initial public offering price are the information set forth in this prospectus and otherwise available to the underwriters, our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, the assessment of our management, currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company, and other factors deemed relevant by the underwriters and us. Neither we nor the underwriters can assure investors that an active trading market will develop for common stock, or that our common stock will trade in the public market at or above the initial public offering price.

The initial public offering price of $4.00 set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors. We plan to have our common stock approved for listing on the Nasdaq Capital Market under the symbol “INHD.”

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•        Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•        Over-allotment involves sales by the Underwriter of the common stock in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•        Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of our common stock available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•        Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•        In passive market making, market makers in the shares who are the underwriters or prospective underwriter may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of common stock. As a result, the price of common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq or otherwise, and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their clients and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Investors

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area, an offer of common stock described in this prospectus may not be made to the public in that member state unless the prospectus has been approved by the competent authority in such member state or, where appropriate, approved in another member state and notified to the competent authority in that member state, all in accordance with the Prospectus Regulation, except that an offer to the public in that member state of any common stock may be made at any time under the following exemptions under the Prospectus Regulation:

•        to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

•        to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•        in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For purposes of this provision, the expression an “offer of securities to the public” in any member state means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe for the common stock and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The sellers of the common stock have not authorized and do not authorize the making of any offer of common stock through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the common stock as contemplated in this prospectus. Accordingly, no purchaser of the common stock, other than the underwriters, is authorized to make any further offer of the common stock on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors as defined in the Prospectus Regulation that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the common stock described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The common stock have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the common stock has been or will be:

•        released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•        used in connection with any offer for subscription or sale of the common stock to the public in France.

Such offers, sales and distributions will be made in France only:

•        to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•        to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•        in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The common stock may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Switzerland

This document, as well as any other offering or marketing material relating to the common stock which are the subject of the offering contemplated by this prospectus, neither constitutes a prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations nor a simplified prospectus as such term is understood pursuant to article 5 of the Swiss Federal Act on Collective Investment Schemes. Neither the common stock nor the shares underlying the common stock will be listed on the SIX Swiss Exchange and, therefore, the documents relating to the common stock, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

The common stock are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the common stock with the intention to distribute them to the public. The investors will be individually approached from time to time. This document, as well as any other offering or marketing material relating to the common stock, is confidential and it is exclusively for the use of the individually addressed investors in connection with the offer of the common stock in Switzerland and it does not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in or from Switzerland.

Notice to Prospective Investors in Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the common stock.

The common stock are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for the common stock, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, the common stock shall be deemed to be made to such recipient and no applications for the common stock will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for the common stock you undertake to us that, for a period of 12 months from the date of issue of the common stock, you will not transfer any interest in the common stock to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Hong Kong

The common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The common stock offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The common stock have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus (and any other materials relating to the common stock) has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore pursuant to the Securities and Futures Act 2001 of Singapore (the “SFA”). Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be issued, circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than pursuant to, and in accordance with, the conditions of an exemption invoked under any provision of Subdivision (4) of Division 1 of Part 13 of the SFA.

Notice to Prospective Investors in Canada

The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Cayman Islands

This prospectus does not constitute a public offer of the common stock, whether by way of sale or subscription, in the Cayman Islands. common stock have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Notice to Prospective Investors in Mainland China

This prospectus has not been and will not be circulated or distributed in mainland China, and our common stock may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any residents of mainland China except pursuant to applicable laws and regulations of mainland China.

Notice to Prospective Investors in Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Notice to Prospective Investors in Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the common stock, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait. Investors in Kuwait who approach us or any of the underwriters to obtain copies of this prospectus are required by us and the underwriters to keep such prospectus confidential and not to make copies thereof nor distribute the same to any other person in Kuwait and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the common stock.

Notice to Prospective Investors in the United Arab Emirates

The common stock have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

Notice to Investors in the Dubai International Financial Centre

This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The common stock to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common stock offered should conduct their own due diligence on the common stock. If you do not understand the contents of this document you should consult an authorized financial adviser.

Notice to Prospective Investors in Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

PLAN OF DISTRIBUTION FOR STOCK REGISTERED FOR SELLING STOCKHOLDERS

We are registering 1,386,990 shares of common stock for Selling Stockholders. We are required to pay all fees and expenses incident to the registration of the shares of our securities to be offered and sold pursuant to this prospectus, including the shares of the Selling Securityholders.

The shares of common stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders, but only after our common stock has begun trading on the Nasdaq Capital Market. No assurance can be given that we will meet those requirements. If our common stock is not approved for listing on Nasdaq, we will not consummate this offering.

The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Securityholders may dispose of their securities by one or more of, or a combination of, the following methods once our common stock has commenced trading on the Nasdaq Capital Market.:

•        distributions to members, partners, stockholders or other equity holders of the Selling Security holders;

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of the Nasdaq;

•        through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        to or through underwriters or broker-dealers;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        in privately negotiated transactions;

•        in options transactions;

•        through a combination of any of the above methods of sale; or

•        any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. A Selling Securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners, stockholders or other equity holders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equity holders are not affiliates of ours, such members, partners, stockholders or other equity holders would thereby receive freely tradable securities pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

EXPERTS

TAAD LLP, an independent certified public accounting firm, audited our consolidated financial statements for the years ended September 30, 2022 and 2021. We have included our consolidated financial statements in this prospectus and elsewhere in the registration statement in reliance on the reports of TAAD LLP which contains an explanatory paragraph related to substantial doubt about the ability of INNO HOLDINGS INC. to continue as a going concern as described in Note 2 to the consolidated financial statements, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities being offered by this prospectus will be passed upon by Winston & Strawn LLP, Houston, Texas. Ortoli Rosenstadt LLP, New York, New York is acting as counsel for the Representative with respect to the offering.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.innometalstuds.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS

Page
Financial Statements as of and for the Nine Months Ended June 30, 2023 and 2022
Unaudited Condensed Consolidated Balance Sheets as of June 30, 2023 and September 30, 2022	F-2
Unaudited Condensed Consolidated Statements of Operations for the Nine Months Ended June 30, 2023 and 2022	F-4
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity for the Nine Months Ended June 30, 2023 and 2022	F-5
Unaudited Condensed Consolidated Statements of Cash Flows for the Nine Months Ended June 30, 2023 and 2022	F-6
Notes to Unaudited Condensed Consolidated Financial Statements as of June 30, 2023 and September 30, 2022 and for the Nine Months Ended June 30, 2023 and 2022	F-7

INNO HOLDINGS INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
As of June 30, 2023 and September 30, 2022

	June 30, 2023 (unaudited)	September 30, 2022
ASSETS
Current assets
Cash and cash equivalent	$113,357	$50,628
Accounts receivable, net	95,730	1,807,290
Accounts receivable – related party	100,000	100,000
Inventories	966,094	329,904
Deferred offering costs	399,305	—
Prepayments and other current assets	161,761	176,591
Total current assets	1,836,247	2,464,413

Non-current assets
ROU assets	368,735	453,883
Property and equipment, net	870,475	694,122
Other non-current assets	39,699	39,699
Total non-current assets	1,278,909	1,187,704
Total assets	$3,115,156	$3,652,117

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	716,747	471,778
Accounts payable – related party	535,595	485,595
Credit cards payable	6,345	—
Unearned revenue	861,283	201,730
Other payables and accrued liabilities	123,275	46,043
Other payables – related party	653,372	12,233
Short-term loan payable	560,000	710,000
Lease liability – current	120,071	110,993
Long-term notes payable – current portion	48,811	47,259
Total current liabilities	3,625,499	2,085,631

Non-current liabilities
Notes payable	123,414	160,009
Lease liability – non-current	258,353	349,402
Other non-current liabilities	—	2,457
Total non-current liabilities	381,767	511,868
Total liabilities	4,007,266	2,597,499

Commitments and contingency	—	—

INNO HOLDINGS INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets — (Continued)
As of June 30, 2023 and September 30, 2022

	June 30, 2023	September 30, 2022
Stockholders’ Equity (Deficit)
Common stock, no par value; 100,000,000 shares authorized;18,251,726 and 17,970,000 shares issued and outstanding at June 30, 2023 and September 30, 2022	—	—
Additional paid in capital	2,830,000	1,805,000
Accumulated deficit	(3,493,204)	(629,037)
Non-controlling interest	(228,906)	(121,345)
Total equity	(892,110)	1,054,618
Total liabilities and equity	$3,115,156	$3,652,117

____________

*        On November 30, 2022, the Company implemented a 2-for-1 forward split of the issued and outstanding shares of Common Stock of the Company. Further on July 24, 2023, the Company effected a reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding shares of the common stock at a split ratio of 1-for-2 such that every holder of common stock of the Company shall receive one share of common stock for every two shares of common stock held and to reduce the number of authorized shares of common stock from 200,000,000 to 100,000,000. All references to number of shares, and to per share information in the consolidated financial statements have been retroactively adjusted.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

INNO HOLDINGS INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
For the Nine Months Ended June 30, 2023 and 2022

	For the Nine Months Ended June 30, (unaudited)
	2023	2022
REVENUES	$501,672	$3,281,839
REVENUES – related party	—	250,000
TOTAL REVENUES	501,672	3,531,839

COSTS AND EXPENSES:
Costs of materials and labor	472,710	2,254,643
Selling, general and administrative expenses (exclusive of depreciation shown separately below)	1,628,307	1,692,131
Depreciation	50,547	19,698
Bad debt expense	1,267,960	—
Total costs and expenses	3,419,524	3,966,472
LOSS FROM OPERATIONS	(2,917,852)	(434,633)

OTHER INCOME (EXPENSE)
Interest expenses	(51,446)	(7,473)
Stock compensation expense	—	(100,000)
Other non-operating income (expense)	(2,430)	(14,691)
Total other income (expenses), net	(53,876)	(122,164)

LOSS BEFORE INCOME TAXES	(2,971,728)	(556,797)

PROVISION FOR INCOME TAXES	—	12,887
NET LOSS	(2,971,728)	(569,684)
Non-controlling interest	(107,561)	(61,092)
NET LOSS ATTRIBUTABLE TO INNO HOLDINGS INC.	$(2,864,167)	$(508,592)

WEIGHTED AVERAGE NUMBER OF COMMON STOCK
Basic	18,122,543	17,049,121
Diluted	18,122,543	17,049,121

LOSSES PER SHARE
Basic	$(0.16)	$(0.03)
Diluted	$(0.16)	$(0.03)

____________

*        On November 30, 2022, the Company implemented a 2-for-1 forward split of the issued and outstanding shares of Common Stock of the Company. Further on July 24, 2023, the Company effected a reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding shares of the common stock at a split ratio of 1-for-2 such that every holder of common stock of the Company shall receive one share of common stock for every two shares of common stock held and to reduce the number of authorized shares of common stock from 200,000,000 to 100,000,000. The computation of basic and diluted Losses Per Share were retroactively adjusted for all periods presented.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

INNO HOLDINGS INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity
For the Nine Months Ended June 30, 2023 and 2022

	Common Stock*		Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Non- controlling interest	Total
	Shares	Amount
Balance, September 30, 2021	16,170,000	$—	$5,000	$379,625	$—	$384,625
Net loss				(508,592)	(61,092)	(569,684)
Shares issued for cash	1,500,000	—	1,500,000	—	—	1,500,000
Shares issued for service	100,000	—	100,000	—	—	100,000
Balance, June 30, 2022, unaudited	17,770,000	—	1,605,000	(128,967)	(61,092)	1,414,941

Balance, September 30, 2022	17,970,000	—	$1,805,000	$(629,037)	$(121,345)	$1,054,618
Net loss				(2,864,167)	(107,561)	(2,971,728)
Shares issued for cash	248,832	—	900,000	—	—	900,000
Shares issued for service	32,894	—	125,000	—	—	125,000
Balance, June 30, 2023, unaudited	18,251,726	$—	$2,830,000	$(3,493,204)	$(228,906)	$(892,110)

____________

*        On January 21, 2022, the sole owner of the Company and Inno Metal Studs Corp. (“IMSC”), Mr. Dekui Liu, entered into an agreement to sell 100% of his ownership in IMSC for 15,170,000 shares of the Company’s common stock (the “Transaction”). Under ASC 805-40 and ASC 805-50, the Transaction was considered as a reverse acquisition between entities under common control. Accordingly, the outstanding shares of common stock upon completion of the Transaction was presented retroactively as outstanding for all reporting periods.

*        On November 30, 2022, the Company implemented a 2-for-1 forward split of the issued and outstanding shares of Common Stock of the Company. Further on July 24, 2023, the Company effected a reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding shares of the common stock at a split ratio of 1-for-2 such that every holder of common stock of the Company shall receive one share of common stock for every two shares of common stock held and to reduce the number of authorized shares of common stock from 200,000,000 to 100,000,000. All references to number of shares, and to per share information in the consolidated financial statements have been retroactively adjusted.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

INNO HOLDINGS INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended June 30, 2023 and 2022

	For the Nine Months Ended June 30, (unaudited)
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,971,728)	$(569,684)
Adjustments to reconcile net income to cash used in operating activities:
Depreciation expense	50,547	19,698
Stock-based compensation expense	10,417	100,000
Non-cash operating lease expense	3,177	(151)
Bad debt expense	1,267,960	—
Change in operating assets and liabilities
Accounts receivable	443,600	(699,420)
Inventories	(636,190)	(34,145)
Deferred offering costs	(399,305)	—
Prepayments and other current assets	129,413	(276,711)
Other non-current assets	—	(39,699)
Accounts payable	244,969	665,167
Accounts payable – related party	50,000	—
Credit cards payable	6,345	(815)
Unearned revenue	659,553	(164,736)
Income tax payable	—	(13,809)
Other payables and accrued liabilities	77,232	7,553
Other non-current liabilities	(2,457)	—
Net cash used in operating activities	(1,066,467)	(1,006,752)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(226,900)	(637,038)
Net cash used in investing activities	(226,900)	(637,038)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related parties	740,000	—
Payments to related parties	(98,861)	(60,473)
Proceeds from long-term note	—	248,500
Payments to short-term loans	(150,000)	—
Payments to long-term note	(35,043)	(29,815)
Shares issued for cash	900,000	1,500,000
Net cash provided by financing activities	1,356,096	1,658,212

CHANGES IN CASH	62,729	14,422
CASH AND CASH EQUIVALENT, beginning of year	50,628	96,861
CASH AND CASH EQUIVALENT, end of year	$113,357	$111,283

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$—	$—
Cash paid for interest	$51,446	$7,473

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
As of June 30, 2023 and September 30, 2022 and for the Nine Months Ended
June 30, 2023 and 2022

Note 1 — Nature of business and organization

INNO HOLDINGS, INC., a Texas corporation (the “Company”), was incorporated on September 8, 2021. The Company is principally engaged in the marketing and sale of construction products along with full-scope construction services in the US.

On January 18, 2022, the Company formed a limited liability company, Castor Building Tech LLC (“CBT”), in California. The Company owns 53% of the equity interest in CBT.

Effective January 21, 2022, the Company acquired 100% of the ordinary shares of Inno Metal Studs Corp. (“IMSC”), a Texas corporation incorporated on October 31, 2019. Pursuant to the terms of the Share Purchase Agreement with IMSC’s sole owner, Mr. Dekui Liu, who was also the sole owner and CEO of the Company, the Company issued 15,170,000 shares of its common stock to Mr. Dekui Liu in exchange for his 100% ownership in IMSC. Upon completion of the transaction, IMSC became a 100% owned subsidiary of the Company. See Note 3 below for details.

Inno Research Institute LLC, a Texas limited liability company incorporated on September 8, 2021, is a 65% owned subsidiary of IMSC.

Note 2 — Basis of Presentation and Summary of significant accounting policies

Basis of presentation

The unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the requirements of the U.S. Securities and Exchange Commission (“SEC”) for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by U.S. GAAP can be condensed or omitted. These unaudited condensed consolidated financial statements have been prepared on the same basis as its annual consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, which are necessary for the fair statement of the Company’s financial information. These interim results are not necessarily indicative of the results to be expected for the fiscal year ending September 30, 2023, or for any other interim period or for any other future years. All intercompany balances and transactions have been eliminated in consolidation.

These unaudited condensed consolidated interim financial statements should be read in conjunction with our audited financial statements for years ended September 30, 2022 and 2021 included in the prospectus herein.

Principles of consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiaries, Inno Metal Studs Corp., Castor Building Tech LLC, and Inno Research Institute LLC. All inter-company balances and transactions have been eliminated.

Going concern

As of June 30, 2023, the Company had total cash of $113,357 and accumulated deficit of $3,493,204. For the nine months ended June 30, 2023, the Company had incurred a net loss of $2,971,728 and used net cash in operations of $1,066,467. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, in which it has not been successful, and/or obtaining additional financing from its shareholders or other sources, as may be required.

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
As of June 30, 2023 and September 30, 2022 and for the Nine Months Ended
June 30, 2023 and 2022

Note 2 — Basis of Presentation and Summary of significant accounting policies (cont.)

Management is endeavoring to increase revenue-generating operations. While priority is on generating cash from operations through the sale of the Company’s products, management is also seeking to raise additional working capital through various financing sources, including the sale of the Company’s equity and/or debt securities, which may not be available on commercially reasonable terms to the Company, or which may not be available at all. If such financing is not available on satisfactory terms, the Company may not be able to continue operations or may be required to delay, scale back or eliminate some or all of its ongoing research and development efforts and other operations. The Company’s ability to access capital when needed is not assured and, if not achieved on a timely basis, will materially harm its business, financial condition and results of operations. In addition, any financing arrangement may have potentially adverse effects on us and/or our stockholders. Debt financing (if available and undertaken) will increase expenses, must be repaid regardless of operating results and may involve restrictions limiting our operating flexibility. If we issue equity securities to raise additional funds, the percentage ownership of our existing stockholders will be reduced, and the new equity securities may have rights, preferences or privileges senior to those of the current holders of our common stock. Given the uncertainties associated with the Company’s ability to access capital and its business growth strategy, management has concluded that substantial doubt exists regarding the Company’s ability to continue as a going concern for the next twelve months from the date the condensed consolidated financial statements are issued.

Our unaudited condensed consolidated financial statements have been prepared assuming that we will continue as a going concern. Such assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These unaudited condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Use of estimates and assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates.

Reverse acquisition under common control

Effective January 21, 2022, the Company acquired 100% of the ordinary shares of Inno Metal Studs Corp. (“IMSC”), a Texas corporation incorporated on October 31, 2019. Pursuant to the terms of the Share Purchase Agreement with IMSC’s sole owner, Mr. Dekui Liu, who was also the sole owner and CEO of the Company, the Company issued 15,170,000 shares of its common stock to Mr. Dekui Liu in exchange for his 100% ownership in IMSC. Upon completion of the transaction, IMSC became a 100% owned subsidiary of the Company. As such, Under ASC 805-40 and ASC 805-50, the Transaction is a reverse acquisition between entities under common control, in which INNO HOLDINGS, INC. is the accounting acquiree and IMSC is the accounting acquirer. The assets, liabilities and operations of the two entities are combined at their historical carrying amounts, with all historical periods adjusted as if the entities had always been combined. The consolidated financial statements represent the continuation of the financial statements of IMSC except for its capital structure.

Cash and cash equivalents

Cash and cash equivalents consist of amounts held as cash on hand and bank deposits.

From time to time, the Company may maintain bank balances in interest bearing accounts in excess of the $250,000, which is currently the maximum amount insured by the Federal Deposit Insurance Corporation for interest bearing accounts (there is currently no insurance limit for deposits in noninterest bearing accounts). The Company has not experienced any losses with respect to cash. Management believes the Company is not exposed to any significant credit risk with respect to its cash.

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
As of June 30, 2023 and September 30, 2022 and for the Nine Months Ended
June 30, 2023 and 2022

Note 2 — Basis of Presentation and Summary of significant accounting policies (cont.)

Accounts receivable

During the ordinary course of business, the Company extends unsecured credit to its customers. Accounts receivable are stated at the amount the Company expects to collect from customers. Management reviews its accounts receivable balances each reporting period to determine if an allowance for credit loss is required.

In October 2020, the Company adopted ASU 2016-13, Topics 326 — Credit Loss, Measurement of Credit Losses on Financial Instruments, which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology, for its accounting standard for its trade accounts receivable.

The Company continuously monitors the recoverability of accounts receivable. If there are any indicators that a customer may not make payment, the Company may consider making provision for non-collectability for that particular customer. At the same time, the Company may cease further sales or services to such customer. The following are some of the factors that the Company develops allowance for credit losses:

•        the customer fails to comply with its payment schedule;

•        the customer is in serious financial difficulty;

•        a significant dispute with the customer has occurred regarding job progress or other matters;

•        the customer breaches any of its contractual obligations;

•        the customer appears to be financially distressed due to economic or legal factors;

•        the business between the customer and the Company is not active; and

•        other objective evidence indicates non-collectability of the accounts receivable.

The adoption of the credit loss accounting standard has no material impact on the Company’s consolidated financial statements. Accounts receivable are recognized and carried at carrying amount less an allowance for credit losses, if any. The Company maintains an allowance for credit losses resulting from the inability of its customers to make required payments based on contractual terms. The Company reviews the collectability of its receivables on a regular and ongoing basis. The Company has also included in the calculation of allowance for credit losses the potential impact of the COVID-19 pandemic on our customers’ businesses and their ability to pay their accounts receivable. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. The Company also considers external factors to the specific customer, including current conditions and forecasts of economic conditions, including the potential impact of the COVID-19 pandemic. In the event we recover amounts previously written off, we will reduce the specific allowance for credit losses.

Fair values of financial instruments

ASC 825, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of fair value information about financial instruments. ASC 820, “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and all other current assets and liabilities are approximate fair values due to their short-term nature.

For other financial instruments to be reported at fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines the fair value of its financial instruments based on assumptions that market participants would use in pricing an asset

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
As of June 30, 2023 and September 30, 2022 and for the Nine Months Ended
June 30, 2023 and 2022

Note 2 — Basis of Presentation and Summary of significant accounting policies (cont.)

or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

Level 1 —	Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;
Level 2 —

Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3 —	Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

As of June 30, 203 and September 30, 2022, the Company did not have any other financial instruments reported at fair value.

Revenue recognition

The Company has adopted Accounting Standards Codification (“ASC”) 606 since its inception and recognizes revenue from product and service sales revenues, net of promotional discounts and return allowances, if any, when the following revenue recognition criteria are met: a contract has been identified, separate performance obligations are identified, the transaction price is determined, the transaction price is allocated to separate performance obligations and revenue is recognized upon satisfying each performance obligation. The Company transfers the risk of loss or damage upon delivery, therefore, revenue from product sales is recognized when it is delivered to the customer. For services, all sales are recognized upon completion based on terms stated in the sales agreements.

The Company evaluates the criteria of ASC 606 — Revenue Recognition Principal Agent Considerations in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. Generally, when the Company is primarily responsible for fulfilling the promise to provide a specified good or service, the Company is subject to inventory risk before the good or service has been transferred to a customer and the Company has discretion in establishing the price, revenue is recorded at gross.

Payments received prior to the delivery of goods to customers are recorded as customer deposits.

Sales discounts are recorded in the period in which the related sale is recognized. Sales return allowances are estimated based on historical amounts and are recorded upon recognizing the related sales. Shipping and handling costs are recorded as selling expenses.

Costs and expenses

Costs and expenses are operating expenses, which consist of costs of material and labor, selling, general and administrative expenses, and depreciation, are expensed as incurred.

Inventory

Inventory consists of material and finished goods ready for sale and is stated at the lower of cost or net realizable value. The Company values its inventory using the FIFO costing method. The Company’s policy is to include as a part of cost of goods sold any freight incurred to ship the product from its vendors to warehouses. Outbound freight costs related to shipping costs to customers are considered periodic costs and are reflected in selling expenses. The Company regularly reviews inventory and considers forecasts of future demand, market conditions and product obsolescence.

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
As of June 30, 2023 and September 30, 2022 and for the Nine Months Ended
June 30, 2023 and 2022

Note 2 — Basis of Presentation and Summary of significant accounting policies (cont.)

If the estimated realizable value of the inventory is less than cost, the Company makes provisions in order to reduce its carrying value to its estimated net realizable value. The Company also reviews inventory for slow moving inventory and obsolescence and records allowance for obsolescence.

Deferred offering costs

The Company capitalizes certain legal, accounting and other third-party fees that are directly related to an equity financing that is probable of successful completion until such financing is consummated. After consummation of an equity financing, these costs are recorded as a reduction of the proceeds received as a result of the financing. Should a planned equity financing be abandoned, terminated or significantly delayed, the deferred offering costs are immediately written off to operating expenses in the consolidated statements of operations in the period of determination.

Property and equipment

Property and equipment is stated at the historical cost, less accumulated depreciation. Depreciation on property and equipment is provided using the straight-line method over the estimated useful lives of the assets as follows:

Machinery and equipment	7 years
Office equipment	5 years
Motor vehicles	5 years
Leasehold improvements	5 to 15 years

Expenditures for renewals and betterments are capitalized while repairs and maintenance costs are normally charged to the statement of operations in the year in which they are incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset, the expenditure is capitalized as an additional cost of the asset.

Upon sale or disposal of an asset, the historical cost and related accumulated depreciation or amortization of such asset were removed from their respective accounts and any gain or loss is recorded in the statements of income.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition and other economic factors. Based on this assessment, no impairment expenses for property and equipment were recorded during the nine months ended June 30, 2023 and 2022.

Leases

On its inception date, the Company adopted ASC 842 — Leases (“ASC 842”), which requires lessees to record right-of-use (“ROU”) assets and related lease obligations on the balance sheet, as well as disclose key information regarding leasing arrangements.

ROU assets represent our right to use an underlying asset for the lease terms and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company generally uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
As of June 30, 2023 and September 30, 2022 and for the Nine Months Ended
June 30, 2023 and 2022

Note 2 — Basis of Presentation and Summary of significant accounting policies (cont.)

Stock-based Compensation

The Company applies ASC No. 718, “Compensation-Stock Compensation,” which requires that share-based payment transactions with employees and nonemployees upon adoption of ASU 2018-07, be measured based on the grant date fair value of the equity instrument and recognized as compensation expense over the requisite service period, with a corresponding addition to equity. Under this method, compensation cost related to employee share options or similar equity instruments is measured at the grant date based on the fair value of the award and is recognized over the period during which an employee is required to provide service in exchange for the award, which generally is the vesting period. In addition to the requisite service period, the Company also evaluates the performance condition and market condition under ASC 718-10-20. For an award which contains both a performance and a market condition, and where both conditions must be satisfied for the award to vest, the market condition is incorporated into the fair value of the award, and that fair value is recognized over the employee’s requisite service period or nonemployee’s vesting period if it is probable the performance condition will be met. If the performance condition is ultimately not met, compensation cost related to the award should not be recognized (or should be reversed) because the vesting condition in the award has not been satisfied.

The Company will recognize forfeitures of such equity-based compensation as they occur.

Income taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their perspective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

As a result of the implementation of certain provisions of ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax position, as defined, ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company has adopted the provisions of ASC 740 since inception and has analyzed filing positions in each of the federal and state jurisdictions where the Company is required to file income tax returns, as well as open tax years in such jurisdictions. The Company has identified the U.S. federal jurisdiction, and the states of Texas and California, as its “major” tax jurisdictions. However, the Company has certain tax attribute carryforwards which will remain subject to review and adjustment by the relevant tax authorities until the statute of limitations closes with respect to the year in which such attributes are utilized.

The Company believes that its income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. The Company’s policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Commitments and contingencies

In the ordinary course of business, the Company is subject to certain contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes its liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and specific facts and circumstances of each matter.

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
As of June 30, 2023 and September 30, 2022 and for the Nine Months Ended
June 30, 2023 and 2022

Note 2 — Basis of Presentation and Summary of significant accounting policies (cont.)

Earnings per share

Basic earnings per share are computed by dividing net income attributable to holders of common stock by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if securities to issue common stock were exercised.

Recently issued accounting pronouncements

In June 2022, FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. The amendments in this ASU clarify the guidance in ASC 820 on the fair value measurement of an equity security that is subject to a contractual sale restriction and require specific disclosures related to such an equity security. This standard is effective for fiscal years beginning after December 15, 2024. The Company does not expect the adoption of this standard to have a material impact on the consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. This ASU clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606) as if the entity had originated the contracts. The guidance is effective for fiscal years beginning after December 15, 2023, with early application permitted. The Company does not expect the adoption of this standard to have a material impact on the consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01, “Investments — Equity Securities (Topic 321), Investments — Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) - Clarifying the Interactions between Topic 321, Topic 323, and Topic 815.” This ASU among other things clarifies that a company should consider observable transactions that require a company to either apply or discontinue the equity method of accounting under Topic 323, Investments — Equity Method and Joint Ventures, for the purposes of applying the measurement alternative in accordance with Topic 321 immediately before applying or upon discontinuing the equity method. The new ASU clarifies that, when determining the accounting for certain forward contracts and purchased options a company should not consider, whether upon settlement or exercise, if the underlying securities would be accounted for under the equity method or fair value option. ASU 2020-01 is effective For public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. An entity should apply ASU 2020-01 prospectively at the beginning of the interim period that includes the adoption date. The adoption of ASU 2020-01 is not expected to have a material impact on the Company’s unaudited condensed consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes. The update is intended to simplify the current rules regarding the accounting for income taxes and addresses several technical topics including accounting for franchise taxes, allocating income taxes between a loss in continuing operations and in other categories such as discontinued operations, reporting income taxes for legal entities that are not subject to income taxes, and interim accounting for enacted changes in tax laws. The new standard is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022; however, early adoption is permitted. The Company does not expect the adoption of this standard have a material impact on the unaudited condensed consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the unaudited condensed consolidated financial position, statements of operations and cash flows.

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
As of June 30, 2023 and September 30, 2022 and for the Nine Months Ended
June 30, 2023 and 2022

Note 2 — Basis of Presentation and Summary of significant accounting policies (cont.)

Subsequent events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through September 13, 2023, which is the date that the unaudited condensed consolidated financial statements are available to be issued. Material subsequent events that required recognition or additional disclosure in the consolidated financial statements are presented.

Note 3 — Reverse Acquisition under Common Control

On January 21, 2022, the sole owner of the Company and IMSC, Mr. Dekui Liu, entered into an agreement to sell 100% of his ownership in IMSC in exchange for 15,170,000 shares of the Company’s common stock (the “Transaction”). Below are the charts illustrating the structure before and after the Transaction:

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
As of June 30, 2023 and September 30, 2022 and for the Nine Months Ended
June 30, 2023 and 2022

Note 3 — Reverse Acquisition under Common Control (cont.)

Under ASC 805, Business Combination, A common-control transaction is typically a transfer of net assets or an exchange of equity interests between entities under the control of the same parent. While a common-control transaction is similar to a business combination for the entity that receives the net assets or equity interests, such a transaction does not meet the definition of a business combination because there is no change in control over the net assets. Therefore, the accounting and reporting for a transaction between entities under common control is outside the scope of the business combinations guidance in ASC 805-10, ASC 805-20, and ASC 805-30 and is addressed in the “Transactions Between Entities Under Common Control” subsections of ASC 805-50.

Note 4 — Accounts Receivable, Net

Accounts receivable for the Company consisted of the following as of the dates indicated below:

	June 30, 2023	September 30, 2022
Accounts receivable	$1,363,690	$1,807,290
Less: allowance for credit losses	(1,267,960)	—
Accounts receivable, net	$95,730	$1,807,290
Accounts receivable – related party	$100,000	$100,000

The Company recorded allowance for credit losses of $1,267,960 and $0 as of June 30, 2023 and September 30, 2022, respectively.

Note 5 — Inventories

As of June 30, 2023 and September 30, 2022, inventories consisted of the following:

	June 30, 2023	September 30, 2022
Raw material	$252,771	$296,042
Production inventory	713,323	33,862
Total	$966,094	$329,904

As of June 30, 2023 and September 30, 2022, there was no allowance for obsolescence recorded.

Note 6 — Deferred offering costs

Deferred offering costs consisted of fees and expenses incurred in connection with the sale of the Company’s common stock in the IPO, including the legal, accounting, printing and other offering related costs. Upon completion of the IPO, these deferred offering costs are to be reclassified from current assets to stockholders’ equity and recorded against the net proceeds from the offering. As of June 30, 2023 and September 30, 2022, deferred offering costs amounted to $399,305 and $0, respectively.

Note 7 — Prepayments and other current assets

As of June 30, 2023 and September 30, 2022, prepayments and other current assets consisted of the following:

	June 30, 2023	September 30, 2022
Advance to suppliers	$25,127	$102,027
Other prepayments and current assets	136,634	74,564
Total	$161,761	$176,591

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
As of June 30, 2023 and September 30, 2022 and for the Nine Months Ended
June 30, 2023 and 2022

Note 8 — Property and equipment, net

As of June 30, 2023 and September 30, 2022, property and equipment consisted of the following:

	June 30, 2023	September 30, 2022
Machinery and equipment	$346,900	$270,000
Office equipment	5,488	5,488
Motor vehicles	64,082	64,082
Leasehold improvements	533,050	383,050
Total	949,520	722,620
Less: accumulated depreciation	(79,045)	(28,498)
Property and equipment, net	$870,475	$694,122

For the nine months ended June 30, 2023 and 2022, depreciation expenses amounted to $50,547 and $19,698, respectively.

Note 9 — Loans payable

Short-term loans

Revolving line of credit

On September 16, 2022, the Company entered into an agreement with Origin Bank for a revolving line of credit (the “Line of Credit”) of up to $1,000,000 with interest at the floating Prime Rate plus one percent (1.0%) per annum, which is to be adjusted daily to the rate in effect. Interest shall be due and payable monthly as it accrues. The accrued unpaid interest and the principal is due and payable in twelve (12) months from September 16, 2022. The Line of Credit is secured by a Security Agreement and Financing Statement that covers certain properties of the Company and guaranteed by Mr. Dekui Liu, the majority shareholder and CEO of the Company. For the nine months ended June 30, 2023, the Company recorded interest expense related to the Line of Credit of $42,699. As of June 30, 2023 and September 30, 2022, the total outstanding balance of the Note was $560,000, which was presented on the unaudited condensed consolidated balance sheet as a short-term loan.

Long-term loan

Promissory note payable

On October 28, 2021, the Company issued to BancorpSouth Bank a five-year unsecured 4.75% promissory note, payable in equal monthly installments of $4,661 commencing November 28, 2021 (the “Note”). The principal amount of the Note was $248,500. The Note is secured by a Security Agreement and Financing Statement that covers certain properties of the Company and guaranteed by Mr. Dekui Liu, the majority shareholder and CEO of the Company.

For the nine months ended June 30, 2023 and 2022, the Company recorded interest expense of $6,830 and $7,458, respectively. As of June 30, 2023 and September 30, 2022, the total outstanding balance of the Note was $172,225 and $207,268, respectively, which was presented on the unaudited condensed consolidated balance sheet as a current portion of $48,811 and $47,259, and a non-current portion of $123,414 and $160,009, respectively.

Note 10 — Related party transactions

The Company borrows short term loans without interest from its majority shareholder and CEO, Mr. Dekui Liu, for operation and cashflow needs from time to time. As of June 30, 2023, the amount due from Mr. Liu was $363,372. As of September 30, 2022, the outstanding balance due to Mr. Liu was $12,233.

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
As of June 30, 2023 and September 30, 2022 and for the Nine Months Ended
June 30, 2023 and 2022

Note 10 — Related party transactions (cont.)

During the year ended September 30, 2022, the Company engaged Yunited Assets LLC (“Yunited”), a limited liability company owned by Mr. Cheng Yu, the minority owner of the Company’s subsidiary, Inno Research Institute, for consultation services on a project-by-project basis. During the nine months ended June 30, 2023 and 2022, the Company recorded $4,375 and $19,950, respectively, of project-based consulting service fees, included in cost of materials and labor. During the nine months ended June 30, 2023 and 2022, the Company also recorded $90,000 and $80,000 consulting fee to Yunited for Mr. Yu’s daily operating services included in the general and administrative expenses. As of June 30, 2023, the outstanding balance of accounts payable – related party due to Yunited was $50,000. As of September 30, 2022 and 2021, there were no unpaid balances due to Yunited.

In March 2022, the Company entered into an agreement with Wise Hill Inc. (“Wise Hill”), a Florida corporation wholly owned by a minority shareholder of the Company. Pursuant to the agreement, the Company sold prefab home products of $250,000 to Wise Hill. For the nine months ended June 30, 2022, the Company recorded revenue-related party of $250,000. As of June 30, 2023 and September 30, 2022, the outstanding balance of accounts receivable — related party was $100,000.

During the year ended September 30, 2022, the Company purchased prefab home and other material and supplies from Baicheng Trading LLC, in which the father of Mr. Dekui Liu, the Company’s majority shareholder and CEO, is a director. As of June 30, 2023 and September 30, 2022, the outstanding balance of accounts payable-related party was $485,595 and $485,595, respectively.

During the nine months ended June 30, 2023, the Company borrowed short term loans without interest from Zfounder Organization Inc., one of the Company’s minority shareholders for operation and cashflow needs. As of June 30, 2023, the outstanding balance due was $25,000. In addition, the Company borrowed short term loans without interest from Wise Hill Inc., a company owned by the CEO and Board member of Zfounder Organization Inc. for operation and cashflow needs. As of June 30, 2023, the outstanding balance due was $135,000.

During the quarter ended June 30, 2023, the Company borrowed short term loans without interest, amount of $100,000 and $30,000, respectively, from its Vice President of Product, Mr. Fei Xie and Director of Design, Mr. Zuoda He. As of June 30, 2023, the outstanding balance due to Mr. Xie and Mr. He was $100,000 and $30,000, respectively.

Note 11 — Losses per share

The following table sets forth the computation of basic and diluted losses per share for the periods presented:

	For the nine months ended June 30,
	2023	2022
Numerator:
Net loss attributable to INNO HOLDINGS INC.	$(2,864,167)	$(508,592)
Denominator:
Weighted-average shares used in computing basic and diluted losses per share*	18,122,543	17,049,121
Losses per share of ordinary shares: – basic and diluted	$(0.16)	$(0.03)

____________

*        On January 21, 2022, the sole owner of the Company and Inno Metal Studs Corp. (“IMSC”), Mr. Dekui Liu, entered into an agreement to sell 100% of his ownership in IMSC for 15,170,000 shares of the Company’s common stock (the “Transaction”). Under ASC 805-40 and ASC 805-50, the Transaction was considered as a reverse acquisition between entities under common control. Accordingly, the outstanding shares of common stock upon completion of the Transaction was presented retroactively as outstanding for all reporting periods.

*        On November 30, 2022, the Company implemented a 2-for-1 forward split of the issued and outstanding shares of Common Stock of the Company. Further on July 24, 2023, the Company effected a reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding shares of the common stock at a split ratio of 1-for-2 such that every holder of common stock of the Company shall receive one share of common stock for every two shares of common stock held and to reduce the number of authorized shares of common stock from 200,000,000 to 100,000,000. The computation of basic and diluted EPS was retroactively adjusted for all periods presented.

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
As of June 30, 2023 and September 30, 2022 and for the Nine Months Ended
June 30, 2023 and 2022

Note 12 — Equity

The Company was incorporated in Texas on September 8, 2021. The total authorized shares of capital stock were 200,000,000 shares without par value.

On November 30, 2022, the Company effected a forward stock split (the “Stock Split”) of the Company’s issued and outstanding shares of the common stock at a split ratio of 2-for-1. Further on July 24, 2023, the Company effected a reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding shares of the common stock at a split ratio of 1-for-2 such that every holder of common stock of the Company shall receive one share of common stock for every two shares of common stock held and to reduce the number of authorized shares of common stock from 200,000,000 to 100,000,000. Shortly after the Reverse Stock Split, the Board of Directors of the Company approved issuance of additional shares to preserve the original purchase price per share of the shares sold in the period from February 1 to June 30, 2023. All share numbers of the Company’s Common Stock are stated on a post-split basis.

At the inception date, September 8, 2021, the Company issued 1,000,000 shares of common stock to its founder, Mr. Dekui Liu.

On February 2, 2022, the Company issued 15,170,000 shares of its common stock to Mr. Dekui Liu in exchange for his 100% ownership in IMSC. See Note 3 above for details.

On January 31, 2022, the Company issued 1,500,000 of its series A convertible preferred stock to three accredited investors for $1,500,000 in cash. During 2022, the 1,500,000 shares of series A convertible preferred stock had been converted to 1,500,000 shares of common stock after giving effect to the stock splits.

On January 31 and September 30, 2022, the Company issued a total of 300,000 shares of common stock to an investor for services. These shares were valued at $1.0 per share, which was the per share price for the most recent sale of the Company’s capital stock to accredited investors. For the nine months ended June 30, 2023 and 2022, the Company recorded $0 and $100,000 as stock compensation expense, respectively.

In December 2022, The Company issued 142,857 shares of its common stock at a price of $3.5 per share to an accredited investor for $500,000 in cash.

In February 2023, The Company issued 27,028 shares of its common stock at a price of $3.7 per share to an accredited investor for $100,000 in cash.

In March 2023, The Company issued 78,947 shares of its common stock at a price of $3.8 per share to an accredited investor for $300,000 in cash.

In April and May 2023, Mr. Dekui Liu, the Company’s chief executive officer, sold 118,421 shares of the Company’s common stock he owned to three investors at $3.80 per share for $450,000 in cash. Mr. Liu then lent the $450,000 to the Company as a short-term loan, which is due on demand without interest. See Note 10 — Related party transactions.

On June 20, 2023, the Company issued 13,158 shares of its common stock for a total value of $50,000 for services to be rendered during next twelve months by the immediate relative of the Company’s Chief Financial Officer. On June 20, 2023, the Company issued 19,737 shares of its common stock for a total value of $75,000 for services to be rendered during next twelve months by one nonemployee contractor. These shares were valued at $3.8 per share, which was the per share price for the most recent sale of the Company’s capital stock to accredited investors. For the nine months ended June 30, 2023, the Company recorded $10,417 as stock compensation expense. As of June 30, 2023, the remaining balance of $114,583 was recorded as Prepayments and other current assets.

As of June 30, 2023 and September 30, 2022, after giving effect to the stock splits of the outstanding shares of Common Stock, there were 18,251,726 and 17,970,000 shares of Common Stock issued and outstanding, respectively. The total authorized number of shares of capital stock was 100,000,000 shares without par value.

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
As of June 30, 2023 and September 30, 2022 and for the Nine Months Ended
June 30, 2023 and 2022

Note 13 — Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

As of June 30, 2023 and September 30, 2022, $113,357 and $50,628, respectively, were deposited with various major financial institutions in the United States. Accounts at each institution in the United States are insured by the Federal Deposit Insurance Corporation (FDIC) for up to $250,000. The Company did not have deposit in excess of the FDIC insurance limit, as of June 30, 2023 and September 30, 2022.

Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposing the Company to credit risk. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances.

Customer and vendor concentration risk

For the nine months ended June 30, 2023 and 2022, four customers accounted for 62% (32%, 10%, 10%, and 10%) and four customers accounted for 54% (20%, 12%, 12% and 10%) of the Company’s total revenues, respectively. As of June 30, 2023 and September 30, 2022, accounts receivable from five customers accounted for 87% and 80% of the Company’s total gross accounts receivable, respectively.

For the nine months ended June 30, 2023 and 2022, four suppliers accounted for 55% and three suppliers accounted for 77% of the Company’s total purchases, respectively. As of June 30, 2023 and September 30, 2022, accounts payable to three suppliers accounted for 68% and three suppliers accounted for 94% of the Company’s total accounts payable, respectively.

Note 14 — Commitments and contingencies

Lease commitments

The Company has adopted ASC 842 since its inception date.

The Company has entered into a lease agreement for office and production space in Texas with a lease period from December 1, 2019 until December 31, 2024 at a rate of $4,129 to $5,089 per month.

The Company has also entered into a lease agreement for office and production space in Corona, California with a lease period from May 1, 2022 until April 30, 2027 at a rate of $6,617 to $7,740 per month. In August 2023, the Company relocated its California office from Corona to Diamond Bar. The Company is obligated to pay the monthly rent for the office in Corona California until the landlord finds a new lessee to occupy the facility. The new lease in Diamond Bar, California has a term of 24 months from August 1, 2023 to July 31, 2025 at a rate of $4,730 to $4,926 per month.

In addition, the Company will be responsible for its pro rata share of certain costs, including utility costs, insurance and common area costs, as further detailed in the lease agreements.

Total commitment for the full term of these leases is $605,426. $368,735 and $453,883 of operating lease right-of-use assets and $378,424 and $460,395 of operating lease liabilities were reflected on the June 30, 2023 and September 30, 2022 unaudited condensed balance sheets, respectively.

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
As of June 30, 2023 and September 30, 2022 and for the Nine Months Ended
June 30, 2023 and 2022

Note 14 — Commitments and contingencies (cont.)

Nine Months Ended June 30, 2023 and 2022:

Lease cost	6/30/2023	6/30/2022
Operating lease cost (included in G&A in the Company’s statement of operations)	$109,052	$58,880
Other information
Cash paid for amounts included in the measurement of lease liabilities	$105,875	$59,030
Remaining term in years	1.5 – 3.83	2.5 – 4.83
Average discount rate – operating leases	8%	8%

The supplemental balance sheet information related to leases is as follows:

Operating leases	6/30/2023	9/30/2022
Right of use asset – non-current	$368,735	$453,883
Lease Liability – current	120,071	110,993
Lease Liability – non-current	258,353	349,402
Total operating lease liabilities	$378,424	$460,395

Maturities of the Company’s lease liabilities are as follows:

Operating Lease
For periods subsequent to June 30, 2023:
Remainder of 2023	$35,909
2024	145,013
2025	102,574
2026	90,800
2027	54,183
Less: Imputed interest/present value discount	(50,055)
Present value of lease liabilities	$378,424

Contingencies

The Company is not currently a party to any material legal proceedings, investigations or claims. As the Company may, from time to time, be involved in legal matters arising in the ordinary course of its business, there can be no assurance that such matters will not arise in the future or that any such matters in which the Company is involved, or which may arise in the ordinary course of the Company’s business, will not at some point proceed to litigation or that such litigation will not have a material adverse effect on the business, financial condition or results of operations of the Company.

Note 15 — Subsequent events

On July 24, 2023, the Company effected a reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding shares of the common stock at a split ratio of 1-for-2 such that every holder of common stock of the Company shall receive one share of common stock for every two shares of common stock held and to reduce the number of authorized shares of common stock from 200,000,000 to 100,000,000. Shortly after the Reverse Stock Split, the Board of Directors of the Company approved issuance of additional shares to preserve the original purchase price per share of the shares sold in the period from December 1, 2022 to June 30, 2023. All references to number of shares, and to per share information in the consolidated financial statements have been retroactively adjusted.

In August 2023, the Company entered into a new lease in Diamond Bar, California with a term of 24 months from August 1, 2023 to July 31, 2025 at a rate of $4,730 to $4,926 per month, and relocated its California office from Corona to Diamond Bar. The Company is obligated to pay the monthly rent for the leased office in Corona California until the landlord finds a new lessee to occupy the facility.

On August 25, 2023, the Company extended an offer to 14810 Delano St. LLC to acquire a piece of vacant land located at 14810 Delano St. Van Nuys, CA 91411, for a total purchase price of $2.95 million. On September 6, 2023, the company paid $88,500 as an initial deposit.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of INNO HOLDINGS INC.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of INNO HOLDINGS INC. and its subsidiaries (the Company) as of September 30, 2022 and 2021, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended September 30, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended September 30, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Matter

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2 to the consolidated financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ TAAD LLP

We have served as the Company’s auditor since 2022.

Diamond Bar, California

February 7, 2023, except for Note 13, as to which the date is May 8, 2023; Notes 11, 12, and 15 as to which the date is July 25, 2023; and Note 2 as to which the date is August 14, 2023

INNO HOLDINGS INC. AND SUBSIDIARIES

Consolidated Balance Sheets

As of September 30, 2022 and 2021

	September 30,	September 30,
	2022	2021
ASSETS
Current assets
Cash and cash equivalent	$50,628	$96,861
Accounts receivable	1,807,290	537,100
Accounts receivable – related party	100,000	—
Inventories	329,904	285,110
Prepayments and other current assets	176,591	20,438
Total current assets	2,464,413	939,509

Non-current assets
Right of use – non-current	453,883	170,718
Property and equipment, net	694,122	50,051
Other non-current assets	39,699	—
Total non-current assets	1,187,704	220,769
Total assets	$3,652,117	$1,160,278

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	471,778	27,078
Accounts payable – related party	485,595	—
Credit cards payable	—	6,263
Unearned revenue	201,730	412,616
Other payables and accrued liabilities	46,043	59,035
Other payables – related party	12,233	80,706
Income tax payable	—	13,809
Short-term loan payable	710,000	—
Lease liability – current	110,993	49,586
Long-term notes payable – current portion	47,259	—
Total current liabilities	2,085,631	649,093

Non-current liabilities
Notes payable	160,009	—
Lease liability – non-current	349,402	126,560
Other non-current liabilities	2,457	—
Total non-current liabilities	511,868	126,560
Total liabilities	2,597,499	775,653

Commitments and contingency	—	—

Stockholders’ Equity
Common stock, no par value; 100,000,000 shares authorized; 17,970,000 and 16,170,000 shares issued and outstanding at September 30, 2022 and 2021	—	—
Additional paid in capital	1,805,000	5,000
(Accumulated deficit) Retained earnings	(629,037)	379,625
Non-controlling interest	(121,345)	—
Total equity	1,054,618	384,625
Total liabilities and equity	$3,652,117	$1,160,278

____________

*        On November 30, 2022, the Company implemented a 2-for-1 forward split of the issued and outstanding shares of Common Stock of the Company. Further on July 24, 2023, the Company effected a reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding shares of the common stock at a split ratio of 1-for-2 such that every holder of common stock of the Company shall receive one share of common stock for every two shares of common stock held and to reduce the number of authorized shares of common stock from 200,000,000 to 100,000,000. All references to number of shares, and to per share information in the consolidated financial statements have been retroactively adjusted.

The accompanying notes are an integral part of these consolidated financial statements

INNO HOLDINGS INC. AND SUBSIDIARIES

Consolidated Statements of Operations

For the Years Ended September 30, 2022 and 2021

	For the Years Ended September 30,
	2022	2021
REVENUES	$4,252,568	$3,003,624
REVENUES – related party	250,000	—
TOTAL REVENUES	4,502,568	3,003,624

COSTS AND EXPENSES:
Costs of materials and labor	3,405,506	2,069,581
Selling, general and administrative expenses (exclusive of depreciation shown separately below)	1,873,902	1,229,651
Depreciation	33,138	6,000
Total costs and expenses	5,312,546	3,305,232

LOSS FROM OPERATIONS	(809,978)	(301,608)

OTHER INCOME (EXPENSE)
Interest expenses	(10,114)	(7,807)
Stock compensation expense	(300,000)	—
PPP loan forgiveness	—	230,000
Other non-operating income (expense)	—	—
Total other income (expenses), net	(310,114)	222,193

LOSS BEFORE INCOME TAXES	(1,120,092)	(79,415)

PROVISION FOR INCOME TAXES	9,915	26,581
NET LOSS	(1,130,007)	(105,996)

Non-controlling interest	(121,345)	—

NET LOSS ATTRIBUTABLE TO INNO HOLDINGS INC.	$(1,008,662)	$(105,996)

WEIGHTED AVERAGE NUMBER OF COMMON STOCK
Basic	17,230,822	16,170,000
Diluted	17,230,822	16,170,000

LOSSES PER SHARE
Basic	$(0.06)	$(0.01)
Diluted	$(0.06)	$(0.01)

____________

*        On November 30, 2022, the Company implemented a 2-for-1 forward split of the issued and outstanding shares of Common Stock of the Company. Further on July 24, 2023, the Company effected a reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding shares of the common stock at a split ratio of 1-for-2 such that every holder of common stock of the Company shall receive one share of common stock for every two shares of common stock held and to reduce the number of authorized shares of common stock from 200,000,000 to 100,000,000. The computation of basic and diluted Losses Per Share were retroactively adjusted for all periods presented.

The accompanying notes are an integral part of these consolidated financial statements

INNO HOLDINGS INC. AND SUBSIDIARIES
Consolidated Statements of Changes in Stockholders’ Equity
For the Years Ended September 30, 2022 and 2021

	Common Stock*		Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Non- controlling interest	Total
	Shares	Amount
Balance, September 30, 2020	16,170,000	$—	$5,000	$485,621	$—	$490,621
Net loss				(105,996)		(105,996)

Balance, September 30, 2021	16,170,000	—	5,000	379,625	—	384,625
Net loss				(1,008,662)	(121,345)	(1,130,007)
Shares issued for cash	1,500,000	—	1,500,000			1,500,000
Shares issued for service	300,000	—	300,000			300,000
Balance, September 30, 2022	17,970,000	$—	$1,805,000	$(629,037)	$(121,345)	$1,054,618

____________

*        On January 21, 2022, the sole owner of the Company and Inno Metal Studs Corp. (“IMSC”), Mr. Dekui Liu, entered into an agreement to sell 100% of his ownership in IMSC for 15,170,000 shares of the Company’s common stock (the “Transaction”). Under ASC 805-40 and ASC 805-50, the Transaction was considered as a reverse acquisition between entities under common control. Accordingly, the outstanding shares of common stock upon completion of the Transaction was presented retroactively as outstanding for all reporting periods.

*        On November 30, 2022, the Company implemented a 2-for-1 forward split of the issued and outstanding shares of Common Stock of the Company. Further on July 24, 2023, the Company effected a reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding shares of the common stock at a split ratio of 1-for-2 such that every holder of common stock of the Company shall receive one share of common stock for every two shares of common stock held and to reduce the number of authorized shares of common stock from 200,000,000 to 100,000,000. All references to number of shares, and to per share information in the consolidated financial statements have been retroactively adjusted.

The accompanying notes are an integral part of these consolidated financial statements

INNO HOLDINGS INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended September 30, 2022 and 2021

	For the Years Ended September 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,130,007)	$(105,996)
Adjustments to reconcile net income to cash used in operating activities:
Depreciation expense	33,138	6,000
Stock-based compensation expense	300,000	—
Non-cash operating lease expense	1,084	(1,670)
PPP loan forgiven	—	(230,000)
Change in operating assets and liabilities
Accounts receivable	(1,270,190)	(537,100)
Accounts receivable – related party	(100,000)	—
Inventories	(44,794)	(145,853)
Prepayments and other current assets	(156,153)	(16,772)
Other non-current assets	(39,699)	—
Accounts payable	444,700	1,604
Accounts payable – related party	485,595	—
Credit cards payable	(6,263)	6,263
Unearned revenue	(210,886)	412,615
Income tax payable	(13,809)	13,809
Other payables and accrued liabilities	(12,992)	52,035
Other non-current liabilities	2,457	—
Net cash used in operating activities	(1,717,819)	(545,065)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(695,815)	(60,550)
Proceed from sale of truck	11,000
Net cash used in investing activities	(684,815)	(60,550)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related parties	146,233	80,706
Payments to related parties	(214,706)	—
Proceeds from short-term loans	710,000	—
Proceeds from PPP loan	—	150,000
Proceeds from long-term note	248,500	—
Payment to long-term note	(33,626)	—
Shares issued for cash	1,500,000	—
Net cash provided by financing activities	2,356,401	230,706
CHANGES IN CASH	(46,233)	(374,909)
CASH AND CASH EQUIVALENT, beginning of year	96,861	471,770
CASH AND CASH EQUIVALENT, end of year	$50,628	$96,861
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$23,724	$12,772
Cash paid for interest	$10,114	$7,807
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Right of use assets acquired under new operating leases	$355,963	$—

The accompanying notes are an integral part of these consolidated financial statements

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of September 30, 2022 and 2021 and for the Years Ended September 30, 2022 and 2021

Note 1 — Nature of business and organization

INNO HOLDINGS INC., a Texas corporation (the “Company”), was incorporated on September 8, 2021. The Company is principally engaged in the marketing and sale of construction products along with full-scope construction services in the US.

On January 18, 2022, the Company formed a limited liability company, Castor Building Tech LLC (“CBT”), in California. The Company owns 53% of the equity interest in CBT.

Effective January 21, 2022, the Company acquired 100% of the ordinary shares of Inno Metal Studs Corp. (“IMSC”), a Texas corporation incorporated on October 31, 2019. Pursuant to the terms of the Share Purchase Agreement with IMSC’s sole owner, Mr. Dekui Liu, who was also the sole owner and CEO of the Company, the Company issued 15,170,000 shares of its common stock to Mr. Dekui Liu in exchange for his 100% ownership in IMSC. Upon completion of the transaction, IMSC became a 100% owned subsidiary of the Company. See Note 3 below for details.

Inno Research Institute LLC, a Texas limited liability company incorporated on September 8, 2021, is a 65% owned subsidiary of IMSC.

Below is the corporate structure of the Company:

Note 2 — Basis of Presentation and Summary of significant accounting policies

Basis of presentation

The accompanying financial statements have been prepared in accordance with the generally accepted accounting principles in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”). The Company’s fiscal year end date is September 30.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, Inno Metal Studs Corp., Castor Building Tech LLC, and Inno Research Institute LLC. All inter-company balances and transactions have been eliminated.

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of September 30, 2022 and 2021 and for the Years Ended September 30, 2022 and 2021

Note 2 — Basis of Presentation and Summary of significant accounting policies (cont.)

Going concern

As of September 30, 2022, the Company had total cash of $50,628 and accumulated deficit of $629,037. For the year ended September 30, 2022, the Company had incurred a net loss of $1,130,007 and used net cash in operations of $1,717,819. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations, in which it has not been successful, and/or obtaining additional financing from its shareholders or other sources, as may be required.

Management is endeavoring to increase revenue-generating operations. While priority is on generating cash from operations through the sale of the Company’s products, management is also seeking to raise additional working capital through various financing sources, including the sale of the Company’s equity and/or debt securities, which may not be available on commercially reasonable terms to the Company, or which may not be available at all. If such financing is not available on satisfactory terms, the Company may not be able to continue operations or may be required to delay, scale back or eliminate some or all of its ongoing research and development efforts and other operations. The Company’s ability to access capital when needed is not assured and, if not achieved on a timely basis, will materially harm its business, financial condition and results of operations. In addition, any financing arrangement may have potentially adverse effects on us and/or our stockholders. Debt financing (if available and undertaken) will increase expenses, must be repaid regardless of operating results and may involve restrictions limiting our operating flexibility. If we issue equity securities to raise additional funds, the percentage ownership of our existing stockholders will be reduced, and the new equity securities may have rights, preferences or privileges senior to those of the current holders of our common stock. Given the uncertainties associated with the Company’s ability to access capital and its business growth strategy, management has concluded that substantial doubt exists regarding the Company’s ability to continue as a going concern for the next twelve months from the date the condensed consolidated financial statements are issued.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern. Such assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Use of estimates and assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates.

Reverse acquisition under common control

Effective January 21, 2022, the Company acquired 100% of the ordinary shares of Inno Metal Studs Corp. (“IMSC”), a Texas corporation incorporated on October 31, 2019. Pursuant to the terms of the Share Purchase Agreement with IMSC’s sole owner, Mr. Dekui Liu, who was also the sole owner and CEO of the Company, the Company issued 15,170,000 shares of its common stock to Mr. Dekui Liu in exchange for his 100% ownership in IMSC. Upon completion of the transaction, IMSC became a 100% owned subsidiary of the Company. As such, Under ASC 805-40 and ASC 805-50, the Transaction is a reverse acquisition between entities under common control, in which INNO HOLDINGS INC. is the accounting acquiree and IMSC is the accounting acquirer. The assets, liabilities and operations of the two entities are combined at their historical carrying amounts, with all historical periods adjusted as if the entities had always been combined. The consolidated financial statements represent the continuation of the financial statements of IMSC except for its capital structure.

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of September 30, 2022 and 2021 and for the Years Ended September 30, 2022 and 2021

Note 2 — Basis of Presentation and Summary of significant accounting policies (cont.)

Cash and cash equivalents

Cash and cash equivalents consist of amounts held as cash on hand and bank deposits.

From time to time, the Company may maintain bank balances in interest bearing accounts in excess of the $250,000, which is currently the maximum amount insured by the Federal Deposit Insurance Corporation for interest bearing accounts (there is currently no insurance limit for deposits in noninterest bearing accounts). The Company has not experienced any losses with respect to cash. Management believes the Company is not exposed to any significant credit risk with respect to its cash.

Accounts receivable

During the ordinary course of business, the Company extends unsecured credit to its customers. Accounts receivable are stated at the amount the Company expects to collect from customers. Management reviews its accounts receivable balances each reporting period to determine if an allowance for credit loss is required.

In October 2020, the Company adopted ASU 2016-13, Topics 326 — Credit Loss, Measurement of Credit Losses on Financial Instruments, which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology, for its accounting standard for its trade accounts receivable.

The Company continuously monitors the recoverability of accounts receivable. If there are any indicators that a customer may not make payment, the Company may consider making provision for non-collectability for that particular customer. At the same time, the Company may cease further sales or services to such customer. The following are some of the factors that the Company develops allowance for credit losses:

•        the customer fails to comply with its payment schedule;

•        the customer is in serious financial difficulty;

•        a significant dispute with the customer has occurred regarding job progress or other matters;

•        the customer breaches any of its contractual obligations;

•        the customer appears to be financially distressed due to economic or legal factors;

•        the business between the customer and the Company is not active; and

•        other objective evidence indicates non-collectability of the accounts receivable.

The adoption of the credit loss accounting standard has no material impact on the Company’s consolidated financial statements. Accounts receivable are recognized and carried at carrying amount less an allowance for credit losses, if any. The Company maintains an allowance for credit losses resulting from the inability of its customers to make required payments based on contractual terms. The Company reviews the collectability of its receivables on a regular and ongoing basis. The Company has also included in calculation of allowance for credit losses the potential impact of the COVID-19 pandemic on our customers’ businesses and their ability to pay their accounts receivable. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. The Company also considers external factors to the specific customer, including current conditions and forecasts of economic conditions, including the potential impact of the COVID-19 pandemic. In the event we recover amounts previously written off, we will reduce the specific allowance for credit losses.

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of September 30, 2022 and 2021 and for the Years Ended September 30, 2022 and 2021

Note 2 — Basis of Presentation and Summary of significant accounting policies (cont.)

Fair values of financial instruments

ASC 825, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of fair value information about financial instruments. ASC 820, “Fair Value Measurements” defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and all other current assets and liabilities approximate fair values due to their short-term nature.

For other financial instruments to be reported at fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines the fair value of its financial instruments based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

Level 1 —	Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;
Level 2 —

Inputs are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level 3 —	Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data.

As of September 30, 2022 and 2021, the Company did not have any other financial instruments reported at fair value.

Revenue recognition

The Company has adopted Accounting Standards Codification (“ASC”) 606 since its inception and recognizes revenue from product and service sales revenues, net of promotional discounts and return allowances, if any, when the following revenue recognition criteria are met: a contract has been identified, separate performance obligations are identified, the transaction price is determined, the transaction price is allocated to separate performance obligations and revenue is recognized upon satisfying each performance obligation. The Company transfers the risk of loss or damage upon delivery, therefore, revenue from product sales is recognized when it is delivered to the customer. For services, all sales are recognized upon completion based on terms stated in the sales agreements.

The Company evaluates the criteria of ASC 606 - Revenue Recognition Principal Agent Considerations in determining whether it is appropriate to record the gross amount of product sales and related costs or the net amount earned as commissions. Generally, when the Company is primarily responsible for fulfilling the promise to provide a specified good or service, the Company is subject to inventory risk before the good or service has been transferred to a customer and the Company has discretion in establishing the price, revenue is recorded at gross.

Payments received prior to the delivery of goods to customers are recorded as customer deposits.

Sales discounts are recorded in the period in which the related sale is recognized. Sales return allowances are estimated based on historical amounts and are recorded upon recognizing the related sales. Shipping and handling costs are recorded as selling expenses.

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of September 30, 2022 and 2021 and for the Years Ended September 30, 2022 and 2021

Note 2 — Basis of Presentation and Summary of significant accounting policies (cont.)

Costs and expenses

Costs and expenses are operating expenses, which consist of costs of material and labor, selling, general and administrative expenses, and depreciation, are expensed as incurred.

Inventory

Inventory consists of material and finished goods ready for sale and is stated at the lower of cost or net realizable value. The Company values its inventory using the FIFO costing method. The Company’s policy is to include as a part of cost of goods sold any freight incurred to ship the product from its vendors to warehouses. Outbound freight costs related to shipping costs to customers are considered periodic costs and are reflected in selling expenses. The Company regularly reviews inventory and considers forecasts of future demand, market conditions and product obsolescence.

If the estimated realizable value of the inventory is less than cost, the Company makes provisions in order to reduce its carrying value to its estimated net realizable value. The Company also reviews inventory for slow moving inventory and obsolescence and records allowance for obsolescence.

Property and equipment

Property and equipment is stated at the historical cost, less accumulated depreciation. Depreciation on property and equipment is provided using the straight-line method over the estimated useful lives of the assets as follows:

Machinery and equipment	7 years
Office equipment	5 years
Motor vehicles	5 years
Leasehold improvements	5 to 15 years

Expenditures for renewals and betterments are capitalized while repairs and maintenance costs are normally charged to the statement of operations in the year in which they are incurred. In situations where it can be clearly demonstrated that the expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of the asset, the expenditure is capitalized as an additional cost of the asset.

Upon sale or disposal of an asset, the historical cost and related accumulated depreciation or amortization of such asset were removed from their respective accounts and any gain or loss is recorded in the statements of income.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition and other economic factors. Based on this assessment, no impairment expenses for property and equipment were recorded during the years ended September 30, 2022 and 2021.

Leases

On its inception date, the Company adopted ASC 842 — Leases (“ASC 842”), which requires lessees to record right-of-use (“ROU”) assets and related lease obligations on the balance sheet, as well as disclose key information regarding leasing arrangements.

ROU assets represent our right to use an underlying asset for the lease terms and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of September 30, 2022 and 2021 and for the Years Ended September 30, 2022 and 2021

Note 2 — Basis of Presentation and Summary of significant accounting policies (cont.)

do not provide an implicit rate, the Company generally uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Stock-based Compensation

The Company applies ASC No. 718, “Compensation-Stock Compensation,” which requires that share-based payment transactions with employees and nonemployees upon adoption of ASU 2018-07, be measured based on the grant date fair value of the equity instrument and recognized as compensation expense over the requisite service period, with a corresponding addition to equity. Under this method, compensation cost related to employee share options or similar equity instruments is measured at the grant date based on the fair value of the award and is recognized over the period during which an employee is required to provide service in exchange for the award, which generally is the vesting period. In addition to the requisite service period, the Company also evaluates the performance condition and market condition under ASC 718-10-20. For an award which contains both a performance and a market condition, and where both conditions must be satisfied for the award to vest, the market condition is incorporated into the fair value of the award, and that fair value is recognized over the employee’s requisite service period or nonemployee’s vesting period if it is probable the performance condition will be met. If the performance condition is ultimately not met, compensation cost related to the award should not be recognized (or should be reversed) because the vesting condition in the award has not been satisfied.

The Company will recognize forfeitures of such equity-based compensation as they occur.

Income taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their perspective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are recorded, when necessary, to reduce deferred tax assets to the amount expected to be realized.

As a result of the implementation of certain provisions of ASC 740, Income Taxes (“ASC 740”), which clarifies the accounting and disclosure for uncertainty in tax position, as defined, ASC 740 seeks to reduce the diversity in practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Company has adopted the provisions of ASC 740 since inception and has analyzed filing positions in each of the federal and state jurisdictions where the Company is required to file income tax returns, as well as open tax years in such jurisdictions. The Company has identified the U.S. federal jurisdiction, and the states of Texas and California, as its “major” tax jurisdictions. However, the Company has certain tax attribute carryforwards which will remain subject to review and adjustment by the relevant tax authorities until the statute of limitations closes with respect to the year in which such attributes are utilized.

The Company believes that its income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. The Company’s policy for recording interest and penalties associated with income-based tax audits is to record such items as a component of income taxes.

Commitments and contingencies

In the ordinary course of business, the Company is subject to certain contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of September 30, 2022 and 2021 and for the Years Ended September 30, 2022 and 2021

Note 2 — Basis of Presentation and Summary of significant accounting policies (cont.)

tax matters. The Company recognizes its liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and specific facts and circumstances of each matter.

Earnings per share

Basic earnings per share are computed by dividing net income attributable to holders of common stock by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share reflect the potential dilution that could occur if securities to issue common stock were exercised.

Recently issued accounting pronouncements

In June 2022, FASB issued ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions. The amendments in this ASU clarify the guidance in ASC 820 on the fair value measurement of an equity security that is subject to a contractual sale restriction and require specific disclosures related to such an equity security. This standard is effective for fiscal years beginning after December 15, 2024. The Company does not expect the adoption of this standard to have a material impact on the consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. This ASU clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606) as if the entity had originated the contracts. The guidance is effective for fiscal years beginning after December 15, 2023, with early application permitted. The Company does not expect the adoption of this standard to have a material impact on the consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01, “Investments — Equity Securities (Topic 321), Investments — Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815) - Clarifying the Interactions between Topic 321, Topic 323, and Topic 815.” This ASU among other things clarifies that a company should consider observable transactions that require a company to either apply or discontinue the equity method of accounting under Topic 323, Investments — Equity Method and Joint Ventures, for the purposes of applying the measurement alternative in accordance with Topic 321 immediately before applying or upon discontinuing the equity method. The new ASU clarifies that, when determining the accounting for certain forward contracts and purchased options a company should not consider, whether upon settlement or exercise, if the underlying securities would be accounted for under the equity method or fair value option. ASU 2020-01 is effective For public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021. An entity should apply ASU 2020-01 prospectively at the beginning of the interim period that includes the adoption date. The adoption of ASU 2020-01 is not expected to have a material impact on the Company’s Consolidated Financial Statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) — Simplifying the Accounting for Income Taxes. The update is intended to simplify the current rules regarding the accounting for income taxes and addresses several technical topics including accounting for franchise taxes, allocating income taxes between a loss in continuing operations and in other categories such as discontinued operations, reporting income taxes for legal entities that are not subject to income taxes, and interim accounting for enacted changes in tax laws. The new standard is effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022; however, early adoption is permitted. The Company does not expect the adoption of this standard have a material impact on the consolidated financial statements.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial position, statements of operations and cash flows.

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of September 30, 2022 and 2021 and for the Years Ended September 30, 2022 and 2021

Note 2 — Basis of Presentation and Summary of significant accounting policies (cont.)

Subsequent events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through February 7, 2023, which is the date that the consolidated financial statements are available to be issued. Material subsequent events that required recognition or additional disclosure in the consolidated financial statements are presented.

Note 3 — Reverse Acquisition under Common Control

On January 21, 2022, the sole owner of the Company and IMSC, Mr. Dekui Liu, entered into an agreement to sell 100% of his ownership in IMSC in exchange for 15,170,000 shares of the Company’s common stock (the “Transaction”). Below are the charts illustrating the structure before and after the Transaction:

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of September 30, 2022 and 2021 and for the Years Ended September 30, 2022 and 2021

Note 3 — Reverse Acquisition under Common Control (cont.)

Under ASC 805, Business Combination, A common-control transaction is typically a transfer of net assets or an exchange of equity interests between entities under the control of the same parent. While a common-control transaction is similar to a business combination for the entity that receives the net assets or equity interests, such a transaction does not meet the definition of a business combination because there is no change in control over the net assets. Therefore, the accounting and reporting for a transaction between entities under common control is outside the scope of the business combinations guidance in ASC 805-10, ASC 805-20, and ASC 805-30 and is addressed in the “Transactions Between Entities Under Common Control” subsections of ASC 805-50.

Further, a reverse acquisition occurs when there is a business combination in which the entity issuing securities is designated as the acquiree for accounting purposes. This arrangement usually takes place so that a privately-held company can be acquired by a smaller shell company that is publicly-held, resulting in a combined entity that is publicly-held. As of the date of the Transaction, INNO HOLDINGS INC. did not have any operations or assets, which in substance was a shell company, and IMSC was an operating company with net assets of approximately $1.2 million.

Accordingly, Under ASC 805-40 and ASC 805-50, the Transaction is a reverse acquisition between entities under common control, in which INNO HOLDINGS INC. is the accounting acquiree and IMSC is the accounting acquirer. The assets, liabilities and operations of the two entities are combined at their historical carrying amounts, with all historical periods adjusted as if the entities had always been combined. The consolidated financial statements represent the continuation of the financial statements of IMSC except for its capital structure.

Note 4 — Accounts receivable

Accounts receivable for the Company consisted of the following as of the dates indicated below:

	September 30, 2022	September 30, 2021
Accounts receivable	$1,807,290	$537,100
Accounts receivable – related party	100,000	—
Less: allowance for credit losses	—	—
Total accounts receivable	$1,907,290	$537,100

There was no credit loss for the years ended September 30, 2022 and 2021.

Note 5 — Inventories

As of September 30, 2022 and 2021, inventories consisted of the following:

	September 30, 2022	September 30, 2021
Raw material	$296,042	$41,822
Production inventory	33,862	243,288

Total	$329,904	$285,110

As of September 30, 2022 and 2021, there was no allowance for obsolescence recorded.

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of September 30, 2022 and 2021 and for the Years Ended September 30, 2022 and 2021

Note 6 — Prepayments and other current assets

As of September 30, 2022 and 2021, prepayments and other current assets consisted of the following:

	September 30, 2022	September 30, 2021
Advance to suppliers	$102,027	$—
Other prepayments	74,564	20,438

Total	$176,591	$20,438

Note 7 — Property and equipment, net

As of September 30, 2022 and 2021, property and equipment consisted of the following:

	September 30, 2022	September 30, 2021
Machinery and equipment	$270,000	$—
Office equipment	5,488	—
Motor vehicles	64,082	60,551
Leasehold improvements	383,050	—
Total	722,620	60,551
Less: accumulated depreciation	(28,498)	(10,500)
Property and equipment, net	$694,122	$50,051

For the years ended September 30, 2022 and 2021, depreciation expenses amounted to $33,138 and $6,000, respectively.

Note 8 — Loans payable

Short-term loans

PPP loans payable

On April 26, 2020, the Company entered into an agreement with Allegiance Bank (the “Lender”) for a total amount of $80,000, pursuant to a loan agreement issued by the Company to the Lender (the “PPP Loan 1”).

On February 16, 2021, the Company entered into another agreement with the Lender for a total amount of $150,000, pursuant to a loan agreement issued by the Company to the Lender (the “PPP Loan 2”).

The PPP Loans were made pursuant to the Payroll Protection Program established as part of the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The PPP Loans bear interest at the rate of 1.00% per annum and may be repaid at any time without penalty. The PPP Loans contain customary events of default relating to, among other things, payment defaults, breach of representations and warranties, or provisions of the loan agreement. The occurrence of an event of default may result in a claim for the immediate repayment of all amounts outstanding under the PPP Loans.

The Company accounts for the PPP loans under Topic 470 as follows: (a) Initially record the cash inflow from the PPP Loans as a financial liability and accrued interest in accordance with the interest method under ASC Subtopic 835-30; (b) Not impute additional interest at a market rate; (c) Continue to record the proceeds from the loan as a liability until either (1) the loan is partly or wholly forgiven and the debtor has been legally released by the Lender or (2) the debtor pays off the loan; (d) Reduce the liability by the amount forgiven and record a gain on extinguishment once the loan is partly or wholly forgiven and legal release is received.

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of September 30, 2022 and 2021 and for the Years Ended September 30, 2022 and 2021

Note 8 — Loans payable (cont.)

On July 30, 2021, the total $230,000 PPP Loans due to Allegiance Bank was fully forgiven. As of September 30, 2022 and 2021, the Company had an outstanding balance of $0 and $0, respectively, under the PPP Loans.

Revolving line of credit

On September 16, 2022, the Company entered into an agreement with Origin Bank for a revolving line of credit (the “Line of Credit”) of up to $1,000,000 with interest at the floating Prime Rate plus one percent (1.0%) per annum, which is to be adjusted daily to the rate in effect. Interest shall be due and payable monthly as it accrues. The accrued unpaid interest and the principal is due and payable in twelve (12) months from September 16, 2022. The Line of Credit is secured by a Security Agreement and Financing Statement that covers certain properties of the Company and guaranteed by Mr. Dekui Liu, the majority shareholder and CEO of the Company. For the year ended September 30, 2022, the Company recorded interest expense of $0. As of September 30, 2022, the total outstanding balance of the Note was $710,000, which was presented on the consolidated balance sheet as a short-term loan.

Long-term loan

Promissory note payable

On October 28, 2021, the Company issued to BancorpSouth Bank a five-year unsecured 4.75% promissory note, payable in equal monthly installments of $4,661 commencing November 28, 2021 (the “Note”). The principal amount of the Note was $248,500. The Note is secured by a Security Agreement and Financing Statement that covers certain properties of the Company and guaranteed by Mr. Dekui Liu, the majority shareholder and CEO of the Company. For the year ended September 30, 2022, the Company recorded interest expense of $10,114. As of September 30, 2022, the total outstanding balance of the Note was $207,268, which was presented on the consolidated balance sheet as a current portion of $47,259 and a non-current portion of $160,009.

Note 9 — Related party transactions

During the years ended September 30, 2022 and 2021, the Company borrowed short term loans without interest from its majority shareholder and CEO, Mr. Dekui Liu, for operation and cashflow needs from time to time. As of September 30, 2022 and 2021, the outstanding balance due to Mr. Liu was $12,233 and $80,706, respectively.

During the year ended September 30, 2022, the Company engaged Yunited Assets LLC (“Yunited”), a limited liability company owned by Mr. Cheng Yu, the Chief Scientist and minority owner of the Company’s subsidiary, Inno Research Institute, for consultation services on a project-by-project basis. During the year ended September 30, 2022, the Company recorded $19,950 of consulting fees in the general and administrative expenses. As of September 30, 2022 and 2021, there were no unpaid balances due to Yunited.

In March 2022, the Company entered into an agreement with Wise Hill Inc. (“Wise Hill”), a Florida corporation wholly owned by a minority shareholder of the Company. Pursuant to the agreement, the Company sold prefab home products of $250,000 to Wise Hill. For the year ended September 30, 2022, the Company recorded revenue-related party of $250,000. As of September 30, 2022, the outstanding balance of accounts receivable — related party was $100,000.

During the year ended September 30, 2022, the Company purchased prefab home and other material and supplies from Baicheng Trading LLC, in which the father of Mr. Dekui Liu, the Company’s majority shareholder and CEO, is a director. As of September 30, 2022, the outstanding balance of accounts payable from a related party was $485,595.

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of September 30, 2022 and 2021 and for the Years Ended September 30, 2022 and 2021

Note 10 — Income taxes

On December 22, 2017, the President of the United States signed into law H.R.1, formerly known as the Tax Cuts and Jobs Act (the “Tax Legislation”). The Tax Legislation significantly revised the U.S. tax code by (i) lowering the U.S. federal statutory income tax rate from 35% to 21%, (ii) implementing a territorial tax system, (iii) imposing a one-time transition tax on deemed repatriated earnings of foreign subsidiaries, (iv) requiring a current inclusion of global intangible low taxed income of certain earnings of controlled foreign corporations in U.S. federal taxable income, (v) creating the base erosion anti-abuse tax regime, (vi) implementing bonus depreciation that will allow for full expensing of qualified property, and (vii) limiting deductibility of interest and executive compensation expense, among other changes. The Company has computed its tax expenses using the new statutory rate effective on January 1, 2018 of 21%.

Other provisions of the new legislation include, but are not limited to, limiting deductibility of interest and executive compensation expense. These additional items have been considered in the income tax provision for the years ended September 30, 2022 and 2021.

Texas imposes a franchise tax that applies to most business entities that are formed or qualified to do business, or which are otherwise doing business, in Texas. Under the Texas franchise tax, a 0.75% tax is imposed for the years ended September 30, 2022 and 2021 on the Company’s taxable margin that is apportioned to Texas. Taxable margin is generally defined as revenues less certain costs.

The income tax provision for the years ended September 30, 2022 and 2021 consisted of the following:

	September 30,
	2022	2021
Current:
Federal	$—	$22,104
State	9,915	4,477
Total current income tax provision	9,915	26,581

Deferred:
Federal	(235,219)	(88,022)
State	—	—
Increase/(decrease) in valuation allowance	235,219	88,022
Total deferred taxes	—	—

Total provision for income taxes	$9,915	$26,581

The deferred tax asset as of September 30, 2022 and 2021 consisted of the following:

	September 30,
	2022	2021
Stock-based compensation	$63,000	$—
Net operating loss	94,531	—
Depreciation	65,691	86,107
Unearned revenue	9,462	—
Others	2,535	1,915
Total deferred tax assets	235,219	88,022
Less: valuation allowance	(235,219)	(88,022)
	$—	$—

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of September 30, 2022 and 2021 and for the Years Ended September 30, 2022 and 2021

Note 10 — Income taxes (cont.)

The Company is subject to U.S. federal income tax as well as state income tax in certain jurisdictions. The tax years 2019 to 2022 remain open to examination by the major taxing jurisdictions to which the Company is subject. The following is a reconciliation of income tax expenses at the effective rate to income tax at the calculated statutory rates:

	September 30, 2022	September 30, 2021
Statutory tax rate
Federal	21.00%	21.00%
State (net of federal benefit)	(0.89)%	0.75%
Net effect of state income tax deduction and other permanent differences	(21.00)%	(55.22)%
Effective tax rate	(0.89)%	(33.47)%

As of September 30, 2022 and 2021, the outstanding income tax payable was $0 and $13,809, respectively.

Note 11 — Losses per share

The following table sets forth the computation of basic and diluted losses per share for the years presented:

	For the year ended September 30,
	2022	2021
Numerator:
Net loss attributable to INNO HOLDINGS INC.	$(1,008,662)	$(105,996)
Denominator:
Weighted-average shares used in computing basic and diluted losses per share*	17,230,822	16,170,000
Losses per share of ordinary shares: – basic and diluted	$(0.06)	$(0.01)

____________

*        On January 21, 2022, the sole owner of the Company and Inno Metal Studs Corp. (“IMSC”), Mr. Dekui Liu, entered into an agreement to sell 100% of his ownership in IMSC for 15,170,000 shares of the Company’s common stock (the “Transaction”). Under ASC 805-40 and ASC 805-50, the Transaction was considered as a reverse acquisition between entities under common control. Accordingly, the outstanding shares of common stock upon completion of the Transaction was presented retroactively as outstanding for all reporting periods.

*        On November 30, 2022, the Company implemented a 2-for-1 forward split of the issued and outstanding shares of Common Stock of the Company. Further on July 24, 2023, the Company effected a reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding shares of the common stock at a split ratio of 1-for-2 such that every holder of common stock of the Company shall receive one share of common stock for every two shares of common stock held and to reduce the number of authorized shares of common stock from 200,000,000 to 100,000,000. The computation of basic and diluted Losses Per Share were retroactively adjusted for all periods presented.

Note 12 — Equity

The Company was incorporated in Texas on September 8, 2021. The total authorized shares of capital stock were 200,000,000 shares without par value.

On November 30, 2022, the Company effected a forward stock split (the “Stock Split”) of the Company’s issued and outstanding shares of the common stock at a split ratio of 2-for-1. Further on July 24, 2023, the Company effected a reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding shares of the common stock at a split ratio of 1-for-2 such that every holder of common stock of the Company shall receive one share of common stock for every two shares of common stock held and to reduce the number of authorized shares of common stock from 200,000,000 to 100,000,000. Shortly after the Reverse Stock Split, , the Board of Directors of the Company approved issuance of additional shares to preserve the original purchase price per share of the shares sold in the period from February 1 to June 30, 2023. All share numbers of the Company’s Common Stock are stated on a post-split basis.

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of September 30, 2022 and 2021 and for the Years Ended September 30, 2022 and 2021

Note 12 — Equity (cont.)

At the inception date, September 8, 2021, the Company issued 1,000,000 shares of common stock to its founder, Mr. Dekui Liu.

On February 2, 2022, the Company issued 15,170,000 shares of its common stock to Mr. Dekui Liu in exchange for his 100% ownership in IMSC. See Note 3 above for details.

On January 31, 2022, the Company issued 1,500,000 of its series A convertible preferred stock to three accredited investors for $1,500,000 in cash. As of September 30, 2022, the 1,500,000 shares of series A convertible preferred stock had been converted to 1,500,000 shares of common stock after giving effect to the stock splits.

On January 31 and September 30, 2022, the Company issued a total of 300,000 shares of common stock to an investor for services. These shares were valued at $1.0 per share, which was the per share price for the most recent sale of the Company’s capital stock to accredited investors. For the year ended September 30, 2022, the Company recorded $300,000 as stock compensation expense.

As of September 30, 2022 and 2021, after giving effect to the stock splits of the outstanding shares of Common Stock, there were 17,970,000 and 16,170,000 shares of Common Stock issued and outstanding, respectively. The total authorized number of shares of capital stock was 100,000,000 shares without par value.

Note 13 — Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

As of September 30, 2022 and 2021, $50,626 and $96,861, respectively, were deposited with various major financial institutions in the United States. Accounts at each institution in the United States are insured by the Federal Deposit Insurance Corporation (FDIC) for up to $250,000. The Company did not have amount in excess of the FDIC insurance limit, as of September 30, 2022 and 2021.

Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposing the Company to credit risk. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances.

Customer and vendor concentration risk

For the years ended September 30, 2022 and 2021, one customer accounted for 15% and three customers accounted for 91% (55%, 20%, and 16%) of the Company’s total revenues, respectively. As of September 30, 2022 and 2021, accounts receivable from five customers accounted for 80% and one customer accounted for 100% of the Company’s total accounts receivable, respectively.

For the years ended September 30, 2022 and 2021, three suppliers accounted for 75% and two suppliers accounted for 70% of the Company’s total purchases, respectively. As of September 30, 2022 and 2021, accounts payable to three suppliers accounted for 94% and two suppliers accounted for 84% of the Company’s total accounts payable, respectively.

Note 14 — Commitments and contingencies

Lease commitments

The Company has adopted ASC 842 since its inception date.

The Company has entered into a lease agreement for office and production space in Texas with a lease period from December 1, 2019 until December 31, 2024 at a rate of $4,129 to $5,089 per month.

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of September 30, 2022 and 2021 and for the Years Ended September 30, 2022 and 2021

Note 14 — Commitments and contingencies (cont.)

The Company has also entered into a lease agreement for office and production space in California with a lease period from May 1, 2022 until April 30, 2027 at a rate of $6,617 to $7,740 per month.

In addition, the Company will be responsible for its pro rata share of certain costs, including utility costs, insurance and common area costs, as further detailed in the lease agreements.

Total commitment for the full term of these leases is $605,426. $453,883 and $170,718 of operating lease right-of-use assets and $460,395 and $176,146 of operating lease liabilities were reflected on the September 30, 2022 and 2021 financial statements, respectively.

Years Ended September 30, 2022 and 2021:

Lease cost	9/30/2022	9/30/2021
Operating lease cost (included in G&A in the Company’s statement of operations)	$95,230	$59,393
Other information
Cash paid for amounts included in the measurement of lease liabilities	$94,146	$61,063
Remaining term in years	2.25 – 4.58	3.25
Average discount rate – operating leases	8%	8%

The supplemental balance sheet information related to leases for the year is as follows:

Operating leases	9/30/2022	9/30/2021
Right of use asset – non-current	$453,883	$170,718
Lease Liability – current	110,993	49,586
Lease Liability – non-current	349,402	126,560
Total operating lease liabilities	$460,395	$176,146

Maturities of the Company’s lease liabilities are as follows:

Operating Lease
For year ending September 30:
2023	$141,784
2024	145,013
2025	102,574
2026	90,800
2027	54,183
Less: Imputed interest/present value discount	(73,959)
Present value of lease liabilities	$460,395

Contingencies

The Company is not currently a party to any material legal proceedings, investigations or claims. As the Company may, from time to time, be involved in legal matters arising in the ordinary course of its business, there can be no assurance that such matters will not arise in the future or that any such matters in which the Company is involved, or which may arise in the ordinary course of the Company’s business, will not at some point proceed to litigation or that such litigation will not have a material adverse effect on the business, financial condition or results of operations of the Company.

INNO HOLDINGS INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
As of September 30, 2022 and 2021 and for the Years Ended September 30, 2022 and 2021

Note 15 — Subsequent events

On November 30, 2022, the Company effected a forward stock split (the “Stock Split”) of the Company’s issued and outstanding shares of the common stock at a split ratio of 2-for-1. All share numbers of the Company’s Common Stock are stated on a post-split basis.

On December 3, 2022, the Company entered into an agreement with Donedeal LLC ( “Donedeal” ), an accredited investor to sell 142,857 shares of its common stock at a per share price of $3.5 for a total of $500,000 in cash.

In February 2023, The Company issued 27,028 shares of its common stock at a price of $3.7 per share to an accredited investor for $100,000 in cash.

In March 2023, The Company issued 78,947 shares of its common stock at a price of $3.8 per share to an accredited investor for $300,000 in cash.

In April and May 2023, Mr. Dekui Liu, the Company’s chief executive officer, sold 118,421 shares of the Company’s common stock he owned to three investors at $3.8 per share for $450,000 in cash. Mr. Liu then lent the $450,000 to the Company as a short-term loan, which is due on demand without interest.

On June 20, 2023, the Company issued 32,895 shares of its common stock to two accredited investors at $3.8 per share for a total value of $125,000 for services.

On July 24, 2023, the Company effected a reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding shares of the common stock at a split ratio of 1-for-2 such that every holder of common stock of the Company shall receive one share of common stock for every two shares of common stock held and to reduce the number of authorized shares of common stock from 200,000,000 to 100,000,000. Shortly after the Reverse Stock Split, the Board of Directors of the Company approved issuance of additional shares to preserve the original purchase price per share of the shares sold in the period from December 1, 2022 to June 30, 2023. All references to number of shares, and to per share information in the consolidated financial statements have been retroactively adjusted.

2,500,000 Shares

INNO HOLDINGS INC.

_______________________

PROSPECTUS

_______________________

October 20, 2023

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA filing.

Amount
Securities and Exchange Commission registration fee	$11,020
FINRA filing fee	$3,950
NASDAQ listing fee	$5,000
Accountants’ fees and expenses	$300,773
Legal fees and expenses	$405,000
Printing and engraving expenses	$40,000
Miscellaneous	$30,257
Total expenses	$796,000

____________

*        To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

The Texas Business Organizations Code, or the TBOC, permits a corporation to indemnify a director who was, is or is threatened to be a named defendant or respondent in a proceeding as a result of the performance of his duties if such person acted in good faith and, in the case of conduct in the person’s official capacity as a director, in a manner he reasonably believed to be in the best interests of the corporation and, in all other cases, that the person reasonably believed his conduct was not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, the TBOC further permits a corporation to eliminate in its certificate of formation all monetary liability of the corporation’s directors to the corporation or its shareholders for conduct in performance of such director’s duties. Our amended and restated certificate of formation provides that a director of the Company will not be liable to the Company or its shareholders for monetary damages for any act or omission by the director in the performance of his duties, except that, pursuant to the TBOC, there will be no limitation of liability to the extent the director has been found liable under applicable law for (i) breach of the director’s duty of loyalty owed to the Company or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or (iv) an act or omission for which the liability of the director is expressly provided for by an applicable statute.

Section 8.101 and 8.103 of the TBOC provide that a corporation may indemnify a person who was, is or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director only if a determination is made that such indemnification is permissible under the TBOC: (i) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (iii) by special legal counsel selected by the Board of Directors or a committee of the Board of Directors as set forth in (i) or (ii); (iv) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent; or (v) by a unanimous vote of the shareholders.

Section 8.104 of the TBOC provides that a corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under Section 8.101 and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 also provides that reasonable expenses incurred by a former director, or a present or former employee, agent or officer of a corporation, who was, is or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.

Section 8.105 of the TBOC provides that, subject to restrictions in its certificate of formation and to the extent consistent with other law, a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee or agent of the corporation as provided by: (i) the corporation’s governing documents; (ii) an action by the corporation’s governing authority; (iii) resolution by the shareholders; (iv) contract; or (v) common law. As consistent with Section 8.105, persons who are not directors may seek indemnification and advancement of expenses from the Company to the same extent that directors may seek indemnification and advancement of expenses from the Company.

Further, our amended and restated certificate of formation and amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

At the inception date, September 8, 2021, the Company issued 1,000,000 shares of common stock to its founder, Mr. Dekui Liu.

On January 31, 2022, the Company issued 1,500,000 of its series A convertible preferred stock to three accredited investors for $1,500,000 in cash. As of September 30, 2022, the 1,500,000 shares of series A convertible preferred stock had been converted to 1,500,000 shares of common stock after giving effect to the stock split.

On January 31 and September 30, 2022, the Company issued a total of 300,000 shares of common stock to an investor for services. These shares were valued at $1.0 per share, which was the per share price for the most recent sale of the Company’s capital stock to accredited investors.

On February 2, 2022, the Company issued 15,170,000 shares of its common stock to Mr. Dekui Liu in exchange for his 100% ownership in Inno Metal Studs Corp.

On December 3, 2022, we entered into a Pre-IPO Stock I Purchase Agreement with Donedeal LLC (the “Purchaser”) whereby the Purchaser purchased 142,857 shares of common stock at a purchase price of $500,000.

On February 24, 2023, The Company issued 27,028 shares of its common stock to an accredited investor at $3.7 per share for $100,000 in cash.

On March 20, 2023, The Company issued 78,947 shares of its common stock to an accredited investor at $3.80 per share for $300,000 in cash.

On April 27, 2023, Mr. Dekui Liu, the Company’s chief executive officer, sold 26,316 shares of the Company’s common stock he owned to an investor at $3.80 per share for $100,000 in cash. Mr. Liu then lent the $100,000 to the Company as a short-term loan, which is due on demand without interest.

In May 2023, Mr. Dekui Liu, the Company’s chief executive officer, sold 92,105 shares of the Company’s common stock he owned to two investors at $3.8 per share for $350,000 in cash. Mr. Liu then lent the $350,000 to the Company as a short-term loan, which is due on demand without interest.

On June 20, 2023, the Company issued 13,158 shares of its common stock for a total value of $50,000 for services to be rendered during next twelve months by the immediate relative of the Company’s Chief Financial Officer. On June 20, 2023, the Company issued 19,737 shares of its common stock for a total value of $75,000 for services to be rendered during next twelve months by one nonemployee contractor. These shares were valued at $3.8 per share.

Item 16. Exhibits and Financial Statement Schedules.

(a)     Exhibits:    Reference is made to the Exhibit Index following the signature pages hereto, which Exhibit Index is hereby incorporated into this Item.

EXHIBIT INDEX

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1*	Certificate of Formation of the Registrant
3.2*	First Amendment to Certificate of Formation of the Registrant
3.3*	Second Amendment to Certificate of Formation of the Registrant
3.4*	Bylaws of the Registrant
3.5*	Amended and Restated Certificate of Formation of the Registrant
3.6*	Amended and Restated Bylaws of the Registrant
4.1*	Form of Common Stock Certificate
5.1**	Opinion of Winston & Strawn LLP
10.1*	Form of Indemnification Agreement
10.2**++	Development and Supply Agreement, by and between Vision Fund LP and Inno Metal Studs Corp, dated March 24, 2023.
10.3*	Inno Holdings Inc. 2023 Omnibus Incentive Plan
10.4*	Offer Letter, by and between Inno Holdings, Inc. and Tianwei Li, dated July 14, 2023.
10.5*++	Addendum to Development and Supply Agreement, by and among Vision Opportunity Fund LP, New Vision 101 LLC and Inno Metal Studs Corp, dated August 9, 2023.
14.1*	Code of Business Conduct and Ethics
21.1*	List of Subsidiaries of the Registrant
23.1**	Consent of TAAD LLP
23.2**	Consent of Winston & Strawn LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page)
99.1*	Form of Audit Committee Charter
99.2*	Form of Compensation Committee Charter
99.3*	Consent of Xiaogang Zhang
99.4*	Consent of Cheng Sung
99.5*	Consent of Richard B. Haws, PE
107*	Fee Table

____________

*        Previously filed.

**      Filed or furnished herewith.

++      Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(b)(10). The omitted information is not material and would likely cause competitive harm to the Company if publicly disclosed. The Company agrees to furnish an unredacted copy to the SEC upon its request.

#        Certain schedules and exhibits have been omitted in compliance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of any omitted schedule or exhibit to the SEC upon its request.

(b)    Financial Statement Schedules:    All schedules are omitted because the required information is inapplicable or the information is presented in the financial statements and the related notes.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)     That for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)     For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas on October 20, 2023.

INNO HOLDINGS, INC.
By:	/s/ Dekui Liu
Dekui Liu
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Dekui Liu	Chief Executive Officer, Director and Chairman	October 20, 2023
Dekui Liu	(Principal Executive Officer)
*	Chief Financial Officer	October 20, 2023
Tianwei Li	(Principal Financial and Accounting Officer)
*	Director	October 20, 2023
Ying Liu
*	Director	October 20, 2023
Shaoren Liu
*By:	/s/ Dekui Liu
Name:	Dekui Liu
Title:	Attorney-in-fact